UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NUVEEN INVESTMENTS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
Class A common stock, $0.01 par value per share, of Nuveen Investments, Inc. (“Nuveen Investments common stock”)
	2)	Aggregate number of securities to which transaction applies:

•   79,907,543 shares of Nuveen Investments common stock outstanding as of July 27, 2007 (including 1,231,725 restricted shares which will become fully vested on or prior to the effective time of the merger)

• 14,946,467 shares of Nuveen Investments common stock underlying options to purchase Nuveen Investments common stock outstanding as of July 27, 2007, with a weighted average exercise price of $28.59.
• 470,358.59 shares of Nuveen Investments common stock underlying restricted stock units outstanding as of July 27, 2007
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of (i) 79,907,543 shares of Nuveen Investments common stock (including 1,231,725 restricted shares) multiplied by (ii) the merger consideration of $65.00 per share, plus (B) the product of (i) the 14,946,467 shares of Nuveen Investments common stock issuable upon exercise of all options to purchase Nuveen Investments common stock multiplied by (ii) the excess of the merger consideration of $65.00 per share over $28.59, which is the weighted average exercise price of such options, plus (C) $30,573,308 expected to be paid upon the cancellation of restricted stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum reflected in the preceding sentence.

	4)	Proposed maximum aggregate value of transaction:
$5,768,764,467
	5)	Total fee paid:
$177,101
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

NUVEEN INVESTMENTS, INC.

333 West Wacker Drive

Chicago, Illinois 60606

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[•], 2007

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Nuveen Investments, Inc. (“Nuveen Investments”) to be held on [•], 2007, at [•], Central Daylight Savings Time, at [•].

On June 19, 2007, we entered into a merger agreement providing for the acquisition of Nuveen Investments by Windy City Investments, Inc., a corporation formed by a group of equity investors led by Madison Dearborn Partners, LLC. At the special meeting, we will ask you to consider and vote upon (1) a proposal to adopt the merger agreement by and among our company, Windy City Investments, Inc. and a wholly owned subsidiary of Windy City Investments, thereby approving the merger of this subsidiary with and into us and (2) a proposal to approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If the merger is completed, Nuveen Investments will become a wholly owned subsidiary of Windy City Investments and you will be entitled to receive $65.00 in cash, without interest, for each share of Nuveen Investments common stock you own.

An affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to adopt the merger agreement, thereby approving the merger. Our board of directors, after considering various factors, including the recommendation of a special committee of disinterested directors formed to evaluate and make recommendations to the board of directors regarding the merger and the merger agreement, unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of our stockholders, and approved the merger agreement and the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger. You can also obtain other information about Nuveen Investments from documents that we have filed with the Securities and Exchange Commission. The proxy statement also describes the actions and determinations of the special committee of our board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the entire proxy statement carefully.

Your vote is important to us regardless of the number of shares you own. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card or submitting your proxy by telephone or over the Internet. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement, thereby approving the merger, and “FOR” any proposal to adjourn the special meeting to a later date. If you do not vote or instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact MacKenzie Partners, Inc., our proxy solicitor, toll free at (800) 322-2885.

On behalf of the board of directors, we thank you for your support of Nuveen Investments and appreciate your consideration of this matter.

Timothy R. Schwertfeger	John P. Amboian
Chairman of the Board of Directors	Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement dated [•], 2007 and the enclosed proxy card are first being mailed to stockholders on or about [•], 2007.

NUVEEN INVESTMENTS, INC.

333 West Wacker Drive

Chicago, Illinois 60606

Notice of Special Meeting of Stockholders

To Be Held On [•], 2007

To the Stockholders of Nuveen Investments, Inc.:

Notice is hereby given that a special meeting of the stockholders of Nuveen Investments, Inc., a Delaware corporation (“Nuveen Investments”), will be held at [•] on [•], 2007 at [•], Central Daylight Savings Time, for the following purposes:

1.                To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 19, 2007, among Nuveen Investments, Windy City Investments, Inc. (“Parent”) and Windy City Acquisition Corp. (“Merger Sub”), which provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Nuveen Investments, with Nuveen Investments continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Nuveen Investments (other than shares owned by Nuveen Investments, Parent or Merger Sub and dissenting shares under Delaware law) into the right to receive $65.00 in cash, without interest.

2.                To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

3.                To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Only stockholders of record at the close of business on [•], 2007 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We are pleased to invite you to the special meeting. Whether or not you plan to attend the special meeting, please vote your shares by proxy as soon as possible. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as voting against the adoption of the merger agreement and will have no effect on the proposal to approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies.

Your vote is important to us regardless of the number of shares you own.   An affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to adopt the merger agreement, thereby approving the merger. You can vote your shares prior to the special meeting (1) by mailing the enclosed proxy card, in accordance with the instructions on the proxy card, (2) by calling the toll free number that appears on the enclosed proxy card and following the instructions given, (3) by following the Internet voting instructions provided on the enclosed proxy card or (4) if you hold your shares in “street name,” which means your shares of common stock are held of record on the record date by a broker, bank or other nominee, by providing the record holder of your shares of common stock with instructions on how to vote your shares of common stock in accordance with the voting directions provided by your broker, bank or other nominee. Executed proxy cards with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Stockholders of Nuveen Investments who do note vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock if the merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the adoption of merger agreement and comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement under the section entitled “Appraisal Rights” beginning on page 68.

PLEASE DO NOT SEND YOUR NUVEEN INVESTMENTS COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

By Order of the Board of Directors,

John L. MacCarthy
Secretary

Chicago, Illinois

[•], 2007

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares of Nuveen Investments common stock can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If your shares of Nuveen Investments common stock are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your shares of Nuveen Investments common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of common stock can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners, Inc., our proxy solicitor, at:

105 Madison Avenue, New York, New York 10016

Call Toll Free: (800) 322-2885 or  (212) 929-5500 (call collect)

i

Appendix A:	Agreement and Plan of Merger, dated as of June 19, 2007, by and among Nuveen Investments, Inc., Windy City Investments, Inc. and Windy City Acquisition Corp.	A-1
Appendix B:	Opinion of Goldman, Sachs & Co., dated June 19, 2007	B-1
Appendix C:	Opinion of Sandler O’Neill & Partners, L.P., dated June 19, 2007	C-1
Appendix D:	Section 262 of the General Corporation Law of the State of Delaware	D-1

ii

PROXY STATEMENT

This proxy statement contains information related to our special meeting of stockholders to be held at [•], on [•], 2007 at [•] Central Daylight Savings Time, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of Nuveen Investments, Inc. as part of the solicitation of proxies by Nuveen Investments’ board of directors for use at the special meeting.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. You are urged to read this proxy statement carefully, including the appendices and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary term sheet. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 95 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “Nuveen Investments” and the “company” refer to Nuveen Investments, Inc. and, where appropriate, its subsidiaries. We refer to Windy City Investments, Inc. as “Parent,” Windy City Acquisition Corp. as “Merger Sub,” Windy City Investments Holdings, LLC, as “Holdings,” and Madison Dearborn Partners, LLC as “Madison Dearborn.”

The Proposed Transaction (Page 73)

The proposed transaction is the acquisition of Nuveen Investments by Parent pursuant to the Agreement and Plan of Merger, dated as of June 19, 2007, among Nuveen Investments, Parent and Merger Sub. We refer to that Agreement and Plan of Merger as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Nuveen Investments, with Nuveen Investments being the surviving corporation and a wholly owned subsidiary of Parent. We refer to that merger as the “merger.” The parties currently expect to complete the merger in the fourth quarter of 2007 subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 81 of this proxy statement.

We Will Hold a Special Meeting of Our Stockholders to Consider Adoption of the Merger Agreement and the Meeting Adjournment Proposal (Page 20)

Date, Time and Place (Page 20).   The special meeting will be held at [•] on [•], 2007 at [•], Central Daylight Savings Time, or CDT.

Purpose (Page 20).   At the special meeting, you will be asked to consider and vote upon proposals to (1) adopt the merger agreement, thereby approving the merger (this proposal being referred to in this proxy statement as the “merger agreement proposal”); (2) approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (this proposal being referred to in this proxy statement as the “meeting adjournment proposal”); and (3) transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting (Page 20).   Only stockholders who hold shares of our common stock at the close of business on [•], 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [•] shares of our common stock outstanding.

Quorum (Page 20).   The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

Vote Required (Page 21).   Adoption of the merger agreement requires the affirmative vote of the holders of [•] shares of our common stock, being a majority of the shares of our common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of our common stock voted on such proposal.

Share Ownership of Our Directors and Executive Officers (Page 92).   As of [•], 2007, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the merger agreement proposal and “FOR” the meeting adjournment proposal.

Voting and Proxies (Page 21).   Any Nuveen Investments stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail or by telephone or over the Internet, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares will not be voted and that will have the same effect as voting against adoption of the merger agreement.

If the Merger is Completed, Our Stockholders Will Receive $65.00 in Cash for Each Share of Nuveen Investments Common Stock They Own (Page 73)

If the merger is completed, each issued and outstanding share of our common stock (other than shares owned by us, Parent or Merger Sub and dissenting shares under Delaware law) will be converted into the right to receive $65.00 in cash without interest, which we refer to as the “merger consideration,” and, without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the shares of common stock will thereafter represent only the right to receive the per share merger consideration. Upon completion of the merger, we will remove our common stock from listing on The New York Stock Exchange and price quotations in the public market will no longer be available for our common stock. The total merger consideration expected to be paid to our stockholders in the merger in respect of shares of our common stock is approximately $5.2 billion. Once the merger is completed, Parent will deposit sufficient funds to pay the aggregate per share merger consideration with [•] (or an affiliate thereof), the paying agent in the merger. Once a stockholder has provided the paying agent with his or her stock certificates and the other items specified by the paying agent, the paying agent will promptly pay the stockholder the per share merger consideration.

How Outstanding Options, Restricted Stock and Restricted Stock Units Will Be Treated (Page 73)

Pursuant to the merger agreement, the following will occur:

•       Except as otherwise may be agreed to by Parent and any holder of outstanding restricted shares of our common stock after the date of this proxy statement, each unvested restricted share of our common stock outstanding immediately prior to the merger will become vested and free of restrictions, and each restricted share of our common stock will be cancelled and converted into the right to receive from the surviving corporation $65.00 in cash, without interest and less any applicable withholding taxes.

•       Each option to acquire shares of our common stock outstanding immediately prior to the merger will become vested with respect to the number of shares of our common stock covered by such option, and each option will be cancelled in exchange for the right to receive from the surviving corporation a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount by which $65.00 exceeds the exercise price for each share of our common stock underlying the option, without interest and less any applicable withholding taxes.

•       Each restricted stock unit (and each deferred share of restricted stock) outstanding immediately prior to the merger will be cancelled and converted into the right to receive from the surviving corporation a cash payment equal to the number of shares of our common stock subject to such restricted stock unit (and deferred restricted stock) multiplied by $65.00, plus any dividend equivalents accrued with respect to such restricted stock unit (and deferred restricted stock) but not yet distributed as of the effective time (other than any such dividend equivalents that are held in the form of restricted stock units (and deferred restricted stock) as of the effective time), without interest and less any applicable withholding taxes.

The options to acquire shares of our common stock and restricted shares of our common stock granted under our 1996 Equity Incentive Award Plan will become fully vested, and outstanding restricted stock units (and deferred restricted stock) granted under our 1996 Equity Incentive Award Plan that vested before January 1, 2005 will be settled through the issuance of common stock, upon the adoption of the merger agreement by our stockholders. The options to acquire shares of our common stock, restricted shares of our common stock and restricted stock units granted under our 2005 Equity Incentive Plan, and restricted stock units (and deferred restricted stock) granted under our 1996 Equity Incentive Award Plan that were unvested as of January 1, 2005 will become fully vested or settled in cash, as applicable, upon the completion of the merger.

The total amount expected to be paid to current and former Nuveen Investments employees and directors in respect of restricted stock, options and restricted stock units is approximately $[•] million. While, as of the date of this proxy statement, no arrangements have been agreed upon, and it is not certain whether any such arrangements will be agreed upon, certain members of our management may contribute a portion of their restricted stock to Parent in exchange for equity in Parent or the surviving corporation after the merger.

Determination and Recommendation of the Special Committee (Page 33)

Because of the potential for conflicts of interest in evaluating the merger and any alternative transactions, a special committee of our board of directors, consisting of Duane R. Kullberg, Willard L. Boyd, Connie K. Duckworth and Roderick A. Palmore (which we refer to as the “special committee”), none of whom is either affiliated with Parent or Merger Sub or with any members of our management, was formed for the purpose of, among other things, evaluating, and making a recommendation to our full board of directors with respect to, the merger agreement and the transactions contemplated thereby, including the merger. The special committee, with the assistance of independent legal and financial advisors, also directed the negotiation of the terms of the transaction. The special committee determined that the merger is advisable, fair to and in the best interests of Nuveen Investments and the holders of our common stock, and recommended to our full board of directors that the board of directors approve the merger and the merger agreement.

Determination, Approval and Recommendation of Our Board of Directors (Page 37)

Our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Nuveen Investments and the holders of our common stock and has approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger.

Our Reasons for the Merger (Page 33)

In the course of reaching its decision that the merger is advisable, fair to and in the best interests of Nuveen Investments and the holders of our common stock, the special committee and our board of directors each considered a number of factors described on pages 33 through 38, including, among others, the following:

•       the offered merger consideration of $65.00 per share in cash represented a premium of approximately 20% over the closing price of our common stock on June 19, 2007, the trading day immediately preceding the announcement of the execution of the merger agreement, a premium of approximately 26% over the average closing price of our common stock for the ninety-day period ended on June 19, 2007 and a premium of approximately 16% over the all-time, intra-day high price of our common stock;

•       the opinions of Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” and Sandler O’Neill & Partners, L.P., which we refer to as “Sandler O’Neill,” which are attached as Appendices B and C, respectively, to this proxy statement, that the $65.00 per share cash merger consideration to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•       the analyses supporting the fairness opinions of Goldman Sachs and Sandler O’Neill, which were based in part on the financial projections of our management, which led us to believe that a stock price with a net present value greater than Madison Dearborn’s offer of $65.00 per share was unlikely to be achieved within the next several years if we remained independent; and

•       our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in the asset management industry and the outlook for the asset management industry, including (1) uncertainties associated with our ability to continue to grow our closed-end fund business; (2) evolving competitive pressures in our retail separately managed accounts (SMA) business; (3) capacity constraints on certain of our value and international strategies that may limit our ability to grow assets under management; (4) the continuing need to invest back in our business resulting in lower margins than we have experienced historically; and (5) existing limitations on our overall scale and platform in the mutual fund business, which may impair our ability to compete and generate substantial growth in our mutual funds.

You should read “Reasons for the Merger—Recommendation of the Special Committee and Board of Directors” beginning on page 33 of this proxy statement for a more complete discussion of the factors that the special committee and our board of directors considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Opinion of Goldman, Sachs & Co. (Page 38)

Goldman Sachs rendered its opinion to the special committee and our board of directors that, as of June 19, 2007, based upon and subject to the factors and assumptions set forth in its opinion, the $65.00 per share of our common stock in cash to be received by the holders of shares of our common stock (other than shares held by our affiliates who have an understanding, arrangement or other agreement with Parent or its affiliates) pursuant to the merger agreement was fair from a financial point of view to holders of our common stock.

The full text of the written opinion of Goldman Sachs, dated June 19, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully and in its entirety. The opinion of Goldman Sachs was provided for the information and assistance of the special committee and our board of directors in connection with their consideration of the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote at the special meeting with respect to the merger agreement proposal.

Pursuant to a letter agreement between Goldman Sachs and the special committee on May 15, 2007, we have agreed to pay Goldman Sachs a transaction fee of approximately $29 million in connection with the transaction, $28 million of which is contingent upon the consummation of the transactions contemplated by the merger agreement. Half of the remaining $1 million was payable to Goldman Sachs within five business days of execution of the letter agreement and the other half was payable on July 1, 2007.

Opinion of Sandler O’Neill & Partners, L.P. (Page 45)

The special committee and our board of directors also received a written opinion from Sandler O’Neill that, as of June 19, 2007, and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration of $65.00 per share of our common stock in cash provided for in the merger agreement was fair from a financial point of view to holders of our common stock. The full text of the written opinion of Sandler O’Neill, dated June 19, 2007, is attached to this proxy statement as Appendix C. Sandler O’Neill has been paid a fee of $1 million in connection with the proposed transaction. Sandler O’Neill’s compensation was not contingent upon the closing of the transaction. The opinion of Sandler O’Neill was provided for the information and assistance of the special committee and our board of directors in connection with their consideration of the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote at the special meeting with respect to the merger agreement proposal. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

Financing (Page 54)

We currently estimate that the total amount of funds necessary to complete the merger and the related transactions to be approximately $[•] billion, which includes approximately $5.8 billion to be paid to our stockholders and holders of other equity-based interests in Nuveen Investments, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions to Parent and debt financing, which we refer to collectively in this proxy statement as the “financing,” as well as our available cash.

Holdings has given a commitment to Parent, and the Equity Sponsors (as defined in “Adoption of the Merger Agreement—Financing”) have given commitments to Holdings, to provide up to an aggregate of approximately $2.7 billion in equity financing.

In addition, Parent and Merger Sub have obtained commitments from the Debt Providers (as defined in “Adoption of the Merger Agreement—Financing”) to provide up to an aggregate of $2.69 billion in senior secured credit facilities and $660 million in a senior unsecured bridge facility (to be borrowed as of the closing to the extent that the surviving corporation does not complete the contemplated public or private offering of debt securities at or prior to such time).

The closing of the merger is not conditioned on the receipt of the debt or equity financing. Parent and Merger Sub, however, are not required to consummate the merger until after the marketing period has elapsed, as described under the section entitled “Terms of the Merger Agreement—Marketing Period” beginning on page 81 of this proxy statement. The marketing period is a 25-day period that begins once all of the closing conditions have been met, during which time Parent and Merger Sub may market and place the permanent debt financing contemplated by the debt financing commitments for purposes of financing the merger.

Our Directors and Executive Officers Have Interests in the Transaction that are Different From, or in Addition to, Interests of Our Stockholders Generally (Page 58)

In considering the recommendations of the special committee and our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that stockholders vote “FOR” the adoption of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

For example:

•       as of the record date, our executive officers and directors held [•] shares of common stock, options to purchase an aggregate of [•] shares of common stock and restricted stock units representing [•] shares of common stock;

•       stock options held by certain of our executive officers and members of our board of directors, whether vested or unvested, will be cancelled and entitle such holders (as is the case with all other holders of stock options) to receive the excess, if any, of $65.00 per share over the option exercise price for each share of our common stock subject to the stock option, less any applicable withholding taxes and without interest;

•       certain of our executive officers may be entitled to severance benefits if, following the merger, any such executive’s employment is terminated by the company other than for cause or is terminated by the executive with good reason;

•       our current and former directors and officers will continue to be indemnified following completion of the merger and will have the benefit of liability insurance for six years following completion of the merger;

•       although no agreements have been entered into as of the date of this proxy statement, Parent informed us of its intention to cause the surviving corporation to enter into agreements with members of our existing management team (which agreements will not become effective until after the merger is completed), and we believe that these persons are likely to enter into such agreements, although such matters are subject to further negotiation and discussion and no terms or conditions have been finalized;

•       although no agreements have been entered into as of the date of this proxy statement, Parent has informed us that it may offer members of management the opportunity to invest in equity of Parent (and/or a parent/subsidiary thereof) on terms that are no more favorable than other investors in Parent; and

•       if the merger is consummated, any shareholder derivative claims that are currently pending or that could be brought against the directors and officers of Nuveen Investments by current stockholders would likely be extinguished.

Solicitation of Transactions (Page 83)

The merger agreement contains a “go-shop” provision pursuant to which we were entitled to solicit, discuss and negotiate takeover proposals (as such term is defined in the merger agreement) for 30 days following the execution of the merger agreement. The 30-day go-shop period ended on July 19, 2007. We did not receive any takeover proposals during the go-shop period. For the period following the go-shop period, the merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving us and our subsidiaries. Notwithstanding the restrictions following the go-shop period, under certain circumstances and subject to certain conditions, including payment by us of a termination fee, our board of directors may respond to written takeover proposals and terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as such term is defined in the merger agreement).

How the Merger Agreement May Be Terminated (Page 86)

We and Parent may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which we or Parent may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 86 of this proxy statement. We may terminate the merger agreement if we receive a takeover proposal that our board of directors determines in good faith constitutes a superior proposal and that failure to terminate would be inconsistent with its fiduciary duties so long as the receipt of that takeover proposal is not a result of our breach of the limitations on solicitation of takeover proposals in the merger agreement. In connection with such a termination, we will be required to pay Parent a termination fee of $200 million. We may also be obligated to pay a $200 million fee under certain other circumstances described under “Terms of the Merger Agreement—Reimbursement of Expenses; Termination Fees” beginning on page 87 of this proxy statement. Additionally, we have agreed to reimburse Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses, up to a limit of $20 million, if either we, Parent or Merger Sub terminates the merger agreement because of the failure to receive the requisite stockholder vote for adoption of the merger agreement at the special meeting (or any adjournment thereof) called for such purpose. If the merger is not completed due to a failure to obtain the debt financing necessary to pay the aggregate merger consideration and otherwise consummate the transactions contemplated by the merger agreement, we may terminate the merger agreement and Parent will be required to pay us a termination fee of $200 million.

Conditions to the Merger (Page 81)

A number of different conditions must be satisfied before the merger can be completed. We cannot give any assurance that all of the conditions to the merger will be satisfied or waived or that the merger will occur.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•        adoption of the merger agreement by our stockholders;

•                      the absence of any order having been issued by any governmental entity that would, or any proceeding having been commenced by any governmental entity seeking to, prevent, restrain or enjoin the consummation of the merger; and

•                      the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” and clearance under other applicable antitrust laws.

Conditions to Our Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•                      Parent’s and Merger Sub’s representations and warranties being true and correct as of the closing date as if made at and as of such time, except to the extent the facts or matters causing the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be expected to materially adversely affect Parent’s or Merger Sub’s ability to consummate the merger by March 19, 2008; and

•                      Parent and Merger Sub having performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement.

Conditions to Parent’s and Merger Sub’s Obligations

Parent’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•                      our representation and warranty with respect to the absence of a material adverse effect on us being true and correct as of the date of the merger agreement and the closing date as if made at and as of such time;

•                      our representations and warranties with respect to organization, capital structure, corporate authority, enforceability, takeover statutes, brokers and indebtedness being true and correct in all material respects (without giving effect to any qualification as to materiality or material adverse effect) as of the date of the merger agreement and the closing date as if made at and as of such time;

•                      our other representations and warranties made by us in the merger agreement being true and correct as of the date of the merger agreement and the closing date as if made at and as of such time, except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us;

•                      our having performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement; and

•                      the revenue run rate of the company and our subsidiaries as of the closing date being at least 80% of the revenue run rate of the company and our subsidiaries as of the base date (as defined in the merger agreement). In order to satisfy this condition, we will need to obtain consents to the merger from our non-public fund clients, our public fund clients and the shareholders of our public fund clients. If any of our clients or, in the case of our public fund clients, their shareholders, do not consent to the merger on or prior to the closing date, our revenue run rate as of the closing date will exclude the revenues we generate from such clients for purposes of determining whether this condition is satisfied.

The “revenue run rate” of the company and our subsidiaries means the aggregate annualized investment advisory and sub-advisory fees computed primarily by reference to assets under management that are payable to us or our affiliates (including our subsidiaries) in respect of all client accounts as to which we provide investment advisory or subadvisory services, and is determined by multiplying the adjusted assets under management of the company and our subsidiaries for each such account by the applicable annual fee rate for such account. The “adjusted assets under management” of the company and our subsidiaries means the amount of assets under management as of May 31, 2007 (or, in the case of specified funds, the last date prior to the date of the merger agreement for which the amount of assets under management was calculated), which we refer to as the “base date,” adjusted:

•                      to reflect net cash flows (additions and withdrawals and, with respect to public funds, exclusive of dividends or distributions or reinvestment of dividends or distributions), new accounts and terminated accounts or accounts for which we or any of our subsidiaries have received a notification of termination that has not been withdrawn, from and after the base date through the last business day of the most recently completed month (or, in the case of specified funds, the last business day of either the next to last most recently completed month or the most recently completed fiscal quarter) prior to that date;

•                      to exclude any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations from and after the base date; and

•                      to exclude any client accounts that require a public fund consent or a non-public fund consent and with respect to which we or our applicable subsidiary shall not have obtained a public fund consent or non-public fund consent, as the case may be.

Financing

There is no financing condition to Parent’s and Merger Sub’s obligations to complete the merger. However, the parties are not required to complete the merger until the completion of a period of twenty-five (25) calendar days, during which certain financing contemplated by the debt financing commitments may be marketed, which we refer to in this proxy statement as the “marketing period.” There are certain requirements for the marketing period to commence.

Limited Guarantees by the Guarantors (Page 88)

In connection with the merger agreement, the Guarantors (as defined in “Adoption of the Merger Agreement—Financing”) have irrevocably and unconditionally guaranteed a portion of the payment obligations of Parent and Merger Sub under certain provisions of the merger agreement, including the $200 million termination fee that Parent or Merger Sub may be required to pay us under the merger agreement under certain circumstances. The maximum aggregate amount for which the Guarantors may be liable under the guarantees is $400 million.

U.S. Tax Considerations for Our Stockholders (Page 66)

Generally, the merger consideration paid to our stockholders will be taxable to our stockholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. We advise you to consult your own personal tax advisors concerning the applicable tax consequences of the merger.

Regulatory Matters (Page 65)

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act, which requires that we and Parent furnish certain information and materials relating to the merger to the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division,” and the Federal Trade Commission, which we refer to as the “FTC”. Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. We and Parent filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on July 3, 2007. On July 17, 2007, we received notice from the FTC of early termination of the HSR waiting period.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained or waiting periods to expire, in order to complete the merger.

Stock Prices and Dividends (Page 91)

Our common stock is listed on The New York Stock Exchange, which we refer to as the “NYSE,” under the trading symbol “JNC”. The closing sale price of our common stock on the NYSE on June 19, 2007, which was the last trading day before we announced the merger, was $54.16. On [•], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[•].

Under the terms of the merger agreement, we may continue to declare or pay quarterly dividends to our common stockholders not in excess of $0.24 per share during the third and fourth quarters of 2007 and the first quarter of 2008 (with record dates no earlier than September 4, 2007, December 3, 2007 and March 3, 2008, respectively) without the prior written consent of Parent.

Our Stockholders Will Have Appraisal Rights (Page 68)

Under Delaware law, stockholders who do not wish to accept the cash consideration payable for their shares of our common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal by the Delaware Court of Chancery of the fair value of their shares of our common stock. This value could be more than, less than or equal to the

$65.00 per share merger consideration. This right of holders of our common stock to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand an appraisal, among other things:

•                      you must not vote in favor of the proposal to adopt the merger agreement;

•                      you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•                      you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert your appraisal rights. If you or your nominee fail to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right to appraisal. See “Adoption of the Merger Agreement—Appraisal Rights” beginning on page 68 of this proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive only the judicially determined fair value of their shares if one or more stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

Appendix D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll free at (800) 322-2885 or (212) 929-5500 (call collect).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:   Why am I receiving these materials?

A:    You are receiving this proxy statement and the accompanying proxy card because you owned shares of our common stock at the close of business on [•], 2007, the record date for the special meeting of stockholders. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q:   When and where is the special meeting?

A:    The special meeting will take place at [•] on [•], 2007 at [•], CDT.

Q:   What matters will be voted on at the special meeting?

A:    We will ask you to consider and vote upon (1) a proposal to adopt the merger agreement by and among our company, Windy City Investments, Inc. and a wholly owned subsidiary of Windy City Investments, thereby approving the merger of this subsidiary with and into us and (2) a proposal to approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:   What is the proposed transaction?

A:    Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into Nuveen Investments, with Nuveen Investments being the surviving corporation and a wholly owned subsidiary of Parent. After the merger is completed, our common stock will cease to be traded on The New York Stock Exchange.

Q:   What will I receive if the merger is completed?

A:    You will have the right to receive $65.00 in cash, without interest, for each share of our common stock you own, unless you are a dissenting stockholder and you validly exercise your appraisal rights under Delaware law. In either case, as a result of the merger, your shares will be cancelled and you will not own shares in the surviving corporation.

Q:   What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A:    If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

Q:   What vote is required to adopt the merger agreement, thereby approving the merger?

A:    Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. As of the record date, there were [•] shares outstanding, of which our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [•] shares, representing [•]% of the outstanding shares. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement.

Q:   What vote is required for Nuveen stockholders to approve an adjournment of the special meeting?

A:    The meeting adjournment proposal will be approved if the votes cast in favor of the proposal by shares of our common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.

Q:   How does the Nuveen Investments board of directors recommend that I vote?

A:    Our board of directors, after careful consideration of a variety of factors, including the unanimous recommendation of the special committee, recommends that our stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, and “FOR” the meeting adjournment proposal. You should read “Reasons for the Merger—Recommendation of the Special Committee and Board of Directors” beginning on page 33 of this proxy statement for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:   How do I vote my shares of Nuveen Investments common stock?

A:    Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of our common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker, bank or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of our common stock if you hold your Nuveen Investments common stock as a stockholder of record in certificate form or if you hold your Nuveen Investments common stock in your name directly with our transfer agent, The Bank of New York, which includes shares acquired and held through our equity incentive plans. If you are a registered holder of our common stock, you may vote in any of the following ways:

•       in person at the special meeting—complete, date and sign the enclosed proxy card and bring it to the special meeting;

•       by mail—complete, date and sign the enclosed proxy card and return it to Broadridge Financial Solutions, Inc. in the enclosed postage paid return envelope as soon as possible; or

•       by telephone or over the Internet—follow the instructions included with the enclosed proxy card.

If you are a non-registered holder of shares of our common stock (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by your broker, bank or other nominee in the enclosed proxy card or voting form. You may vote in person at the special meeting if you obtain written authorization in your name from your broker, bank or other nominee and bring evidence of your stock ownership from your broker, bank or other nominee. Please contact your broker, bank or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares of common stock, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Q:   What happens if I return my proxy card but I do not indicate how to vote?

A:    If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the adoption of the merger agreement, thereby approving the merger, and “FOR” the approval of the meeting adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:   What happens if I abstain from voting on a proposal?

A:    If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and it will have no effect on the meeting adjournment proposal.

Q:   What happens if I do not return a proxy card or otherwise do not vote?

A:    If you fail to return a proxy card or otherwise vote in person or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or other nominee, your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:   If my broker, bank or other nominee holds my shares in street name, will my broker, bank or other nominee vote my shares for me?

A:    Your broker, bank or other nominee will not be able to vote your shares of our common stock unless you have properly instructed your broker, bank or other nominee on how to vote. If you do not provide your broker, bank or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement and the meeting adjournment proposal.

Q:   May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:    Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of our common stock, you can do this in any of the following ways:

•       by sending a written notice of revocation to Broadridge Financial Solutions, Inc. at the address specified below stating that you would like to revoke your proxy;

•       by completing and delivering a later-dated proxy card by mail to Broadridge Financial Solutions, Inc. at the address specified below;

•       by providing subsequent telephone or Internet voting instructions; or

•       by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to Nuveen Investments, Inc. in care of Broadridge Financial Solutions, Inc. at P.O. Box 9111, Farmingdale, New York 11735.

If your shares are held in street name, you must contact your broker, bank or other nominee and follow the directions provided to you in order to change your vote.

Q:   What does it mean if I receive more than one set of materials?

A:    This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:   How do I vote my Nuveen Investments 401(k) Plan shares?

A:    If you participate in the Nuveen common stock fund under the Nuveen Investments, LLC Employees’ 401(k)/Profit-Sharing Plan, which we refer to as the “401(k) Plan,” you may give voting instructions to the trustee of the 401(k) Plan by completing and returning the 401(k) Plan instruction card accompanying this proxy statement. Your instructions will tell the trustee how to vote the number of shares of our common stock representing your proportionate interest in the Nuveen common stock fund which you are entitled to vote under the 401(k) Plan and any such instruction will be kept confidential. The trustee will vote your shares in accordance with your duly executed 401(k) Plan instruction card received by [•], 2007. If you do not give the trustee of the 401(k) Plan voting instructions, the 401(k) Plan trustee will vote your shares of common stock in the same proportion as the shares for which the 401(k) Plan trustee receives voting instructions from other 401(k) Plan participants, unless doing so would not be consistent with certain federal employee benefit laws.

You may also revoke previously given voting instructions by [•], 2007 by filing with the trustee of the 401(k) Plan either a written notice of revocation or a properly completed and signed 401(k) Plan instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q:   When do you expect the merger to be completed?

A:    The parties to the merger agreement are working toward completing the merger as promptly as possible. The parties currently expect to complete the merger in the fourth quarter of 2007, although there can be no assurance that the parties will be able to do so. Completion of the merger is subject to a number of conditions specified in the merger agreement. In addition, the merger cannot be completed until the marketing period has expired. The marketing period is a 25-day period that begins after all of the closing conditions have been met, during which time Parent may seek alternative sources of debt financing for the merger.

Q:   If the merger is completed, how will I receive the cash for my shares?

A:    If the merger is completed, if you are a stockholder of record, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held in book-entry form on the records of Nuveen Investments or its transfer agent, promptly after the effective time of the merger the paying agent will mail you a check in the amount of $65.00 per share for each share so held without any further action on your part. If your shares of our common stock are held for you in street name by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your street name shares and receive cash for such shares.

Q:   Is the merger taxable to me?

A:    Generally, yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income tax laws. In general, for U.S. federal income tax purposes, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash per share received by the stockholder in the merger and the stockholder’s adjusted tax basis in the share of our common stock converted into cash in the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences” on page 66 for a more complete discussion of the United States federal income tax consequences of the merger to you. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisors on the tax consequences of the merger to you.

Q:   What happens if the merger is not completed?

A:    If the merger agreement is not adopted by the stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on The New York Stock Exchange. We may be required to pay a termination fee or reimburse certain out-of-pocket expenses as described under “Terms of the Merger Agreement—Reimbursement of Expenses; Termination Fees” beginning on page 87 of this proxy statement.

Q:   Should I send in my stock certificates now?

A:    No. Please do not send your stock certificates now. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:   Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:    Yes. As a holder of shares of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the section entitled “Adoption of the Merger Agreement—Appraisal Rights” beginning on page 68 of this proxy statement.

Q:   Who can help answer my questions?

A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc., our proxy solicitation firm, toll free at (800) 322-2885 or (212) 929-5500 (call collect), or write to the following address: 105 Madison Avenue, New York, New York 10016.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about our future results of operations, expectations, plans and prospects, including statements regarding the completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on our current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

The forward-looking statements are not guarantees of future performance, and our actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission, which we refer to as the “SEC.” In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause our actual results to differ materially from those discussed in the forward-looking statements:

•       failure to obtain stockholder approval of the merger or the failure to satisfy other closing conditions, including the satisfaction of the revenue run-rate requirement and the receipt of regulatory approvals, with respect to the merger;

•       failure of Parent to obtain the necessary financing arrangements to pay the aggregate merger consideration;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       failure of the merger to close for any other reason;

•       failure to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•       the amount of the costs, fees, expenses and charges relating to the merger and the actual terms of the financings that will need to be obtained for the merger;

•       risk that announcement of the proposed merger may negatively affect our relationship with our clients, investment teams and employees;

•       the impact of substantial indebtedness that will need to be incurred to finance the consummation of the merger;

•       changes in the economic environment and other factors that could affect our revenues and profitability;

•       substantial competition that could affect our market share; and

•       exposure to litigation risks, including the impact or outcome of existing or potential litigation relating to the merger.

Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements. If there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required under applicable law, update such information through a supplement to this proxy statement.

All information contained in this proxy statement concerning Parent, Merger Sub and their affiliates has been supplied by Parent and has not been independently verified by us.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 917-7700

Nuveen Investments, Inc., a Delaware corporation, is a leading provider of diversified investment services to institutional and high-net-worth investors. The company’s principal businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the institutional, affluent and high-net-worth market segments. Nuveen Investments distributes its investment products and services, which include individually managed accounts, closed-end exchange-traded funds and open-end mutual funds, to the affluent and high-net-worth market segments through third party intermediary firms including broker-dealers, commercial banks, private banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. Nuveen Investments also provides institutional managed accounts and partnerships to several institutional market segments.

Nuveen Investments and its subsidiaries offer high-quality investment capabilities through six branded investment teams: NWQ, specializing in value-style equities; Nuveen Investments, focusing on fixed-income investments; Santa Barbara, specializing in growth equities; Tradewinds, specializing in global equities; Rittenhouse, dedicated to “blue-chip” growth equities; and Symphony, with expertise in alternative investments as well as equity and credit strategies. In addition, on April 30, 2007, the company acquired Hyde Park Investment Strategies, which specializes in enhanced equity index strategies.

Nuveen Investments’ common stock is currently listed on The New York Stock Exchange under the symbol “JNC”. Detailed descriptions about Nuveen Investments’ business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 95 of this proxy statement.

Windy City Investments, Inc.
c/o Madison Dearborn Partners, LLC
Three First National Plaza, Suite 3800
Chicago, Illinois 60602
Telephone: (312) 895-1000

Windy City Investments, Inc., which we refer to as Parent, is a Delaware corporation that was formed solely for the purpose of acquiring Nuveen Investments and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger consideration and as otherwise contemplated by the merger agreement. Parent is controlled by a consortium of private equity funds led by Madison Dearborn Partners, LLC.

Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois with more than $14.0 billion of equity capital under management. Madison Dearborn makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. Since its inception in 1992, Madison Dearborn has invested in more than 100 companies across a broad spectrum of industries, including basic industries, communications, consumer, financial services and health care.

Windy City Acquisition Corp.
c/o Madison Dearborn Partners, LLC
Three First National Plaza, Suite 3800
Chicago, Illinois 60602
Telephone: (312) 895-1000

Windy City Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Parent formed for the purpose of effecting the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Sub has de minimis assets.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on [•], 2007, at [•], CDT, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [•]. We intend to mail this proxy statement and the accompanying proxy card on or about [•], 2007 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•       adopt the merger agreement, which provides for the merger of Merger Sub with and into Nuveen Investments, with Nuveen Investments continuing as the surviving corporation, and the conversion of each outstanding share of Nuveen Investments common stock (other than shares owned by Nuveen Investments, Parent or Merger Sub and dissenting shares under Delaware law) into the right to receive $65.00 in cash, without interest;

•       approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•       transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Holders of record of our common stock at the close of business on [•], 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, [•] shares of our common stock were outstanding and entitled to vote. A list of stockholders will be available for review at our executive offices located at 333 West Wacker Drive, Chicago, Illinois 60606 during ordinary business hours from [•], 2007 through and including the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. Each holder of record of our common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held as of the record date. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption of the merger agreement. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes.”

Quorum

Holders of shares of our common stock entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date will constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of our common stock held in treasury by us are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of the holders of [•] shares of our common stock, being a majority of the shares of our common stock outstanding on the record date, is required to adopt the merger agreement, thereby approving the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote on the proposal.

As of [•], 2007, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement, thereby approving the merger, and “FOR” the meeting adjournment proposal.

Failure to vote your shares and broker non-votes will have the same effect as a vote “AGAINST” adoption of the merger agreement. Abstentions and broker non-votes will have no effect on the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of our common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or over the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of our common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker, bank or other nominee may also permit proxy submission by telephone or over the Internet. Please contact your broker, bank or other nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker, bank or other nominee, you may revoke your proxy before it is voted by:

•       sending a written notice of revocation to Broadridge Financial Solutions, Inc. at the address specified below stating that you would like to revoke your proxy;

•       completing and delivering a later dated proxy card by mail to Broadridge Financial Solutions, Inc.  at the address specified below;

•       providing subsequent telephone or Internet voting instructions; or

•       attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke a proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed, later-dated proxy card, as the case may be, to Nuveen Investments, Inc. in care of Broadridge Financial Solutions, Inc. at P.O. Box 9111, Farmingdale, New York 11735.

If you have given voting instructions to a broker, bank or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, bank or other nominee. If your broker, bank or other nominee allows you to submit a proxy by telephone or over the Internet, you may be able to change your vote by submitting a proxy again by telephone or over the Internet.

If you participate in the Nuveen common stock fund under the 401(k) Plan, you may give voting instructions to the trustee of the 401(k) Plan by completing and returning the 401(k) Plan instruction card accompanying this proxy statement. Your instructions will tell the trustee how to vote the number of shares of our common stock representing your proportionate interest in the Nuveen common stock fund which you are entitled to vote under the 401(k) Plan and any such instruction will be kept confidential. The trustee will vote your shares in accordance with your duly executed 401(k) Plan instruction card received by [•], 2007. If you do not give the trustee of the 401(k) Plan voting instructions, the 401(k) Plan trustee will vote your shares of common stock in the same proportion as the shares for which the 401(k) Plan trustee receives voting instructions from other 401(k) Plan participants, unless doing so would not be consistent with certain federal employee benefit laws.

You may also revoke previously given voting instructions by [•], 2007 by filing with the trustee of the 401(k) Plan either a written notice of revocation or a properly completed and signed 401(k) Plan instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Nuveen Investments stock certificates for the payment of the merger consideration.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. We have engaged the services of MacKenzie Partners, Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by us, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. We have agreed to pay MacKenzie Partners, Inc. a fee of $[•] plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you call or write our transfer agent, The Bank of New York, at the following address or telephone number: Stockholder Relations, Church Street Station, P.O. Box 11258, New York, New York 10286-1258 or (800) 524-4458. If you want to receive separate copies of our proxy statements or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact The Bank of New York at the above address and telephone number.

Adjournments and Postponements

Although an adjournment of the special meeting is not expected to be required, if the meeting adjournment proposal is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement. If a quorum exists, then the chairman or a vote by a majority of the shares casting votes, excluding abstentions, at the special meeting may adjourn the meeting. Alternatively, if no quorum exists, then the chairman or a majority of the shares represented at the special meeting may adjourn the meeting.

Any adjournment may be made without notice, other than by an announcement made at the special meeting, unless the adjournment is for more than thirty days or a new record date is fixed for the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least ten days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purposes of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the proposal to adopt the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use. If the special meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Nuveen Investments. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.

PROPOSAL 1:  ADOPTION OF THE MERGER AGREEMENT

Background of the Merger

Nuveen Investments was a wholly owned subsidiary of The St. Paul Travelers Companies, Inc. until 1992 when approximately 25% of our common stock was sold in a public offering. In early 2005, St. Paul Travelers decided to examine strategic alternatives with respect to divesting its approximately 79% equity interest in us. As part of their process, St. Paul Travelers considered indications of interest from various parties, including Madison Dearborn. At that time, Madison Dearborn entered into a confidentiality agreement with us, conducted due diligence, engaged in discussions with our management, and ultimately proposed a variety of transaction structures to monetize St. Paul Travelers’ interest or otherwise purchase us at a value of up to $37.00 per share. In each of Madison Dearborn’s proposed transaction structures, our status as a controlled or privately-held company would have been maintained. St. Paul Travelers, however, determined to divest all of its shares of our common stock through a public offering process from April through August 2005 instead of pursuing a transaction with Madison Dearborn or any other party.

Subsequent to the divestiture by St. Paul Travelers, we have been approached from time to time by various other third parties interested in discussing possible strategic transactions, including the following: (a) in the fall of 2006, representatives of a large private equity firm (not affiliated with Madison Dearborn) contacted and met with us to express interest in exploring a variety of different strategic transactions, including development of co-branded products and, in subsequent discussions, a leveraged buy-out of our company, (b) in late 2006 and early 2007, representatives of a large life insurance and pension company contacted us several times to discuss a potentially substantial long-term equity investment in us and (c) in early 2007, representatives of an asset management company with a significant institutional presence approached us to discuss potential partnership opportunities between our two companies. None of these preliminary discussions progressed into meaningful consideration of, or resulted in an offer to pursue, a strategic transaction.

In addition, following the 2005 discussions with Madison Dearborn, Madison Dearborn representatives and our senior management remained in contact with each other and periodically discussed our business and the asset management industry in general.

At Madison Dearborn’s request, on December 1, 2006, senior representatives of Madison Dearborn met with our Chairman and our President. At this meeting, Madison Dearborn presented its views on accelerating our business’ growth and structuring transactions in the asset management industry. Madison Dearborn described an illustrative strategic transaction based upon a hypothetical acquisition of our company for $55.00 per share. Madison Dearborn also described, in general terms and without addressing any specific arrangements or proposals, management incentive structures that it had developed in connection with potential investments in the asset management and other service industries. Our management did not provide any specific reaction to Madison Dearborn’s presentation or the illustrative transaction.

Subsequent to the December 1, 2006 meeting, representatives of Madison Dearborn followed up with us on an intermittent basis, commenting favorably on our company and our recent performance, and sharing Madison Dearborn’s perspectives on the asset management industry and the capital markets.

In March 2007, Madison Dearborn requested another meeting. After informing our lead independent director of this request, our senior management met with Madison Dearborn on March 22, 2007. At this meeting, Madison Dearborn expressed its continuing interest in our company and desire to make an investment in the asset management industry. Our management did not provide any specific reaction to Madison Dearborn’s expression of interest in our company.

On March 29, 2007, Madison Dearborn sent a letter to our board of directors, proposing that a company to be formed by Madison Dearborn purchase 100% of the outstanding shares of our common stock at a purchase price of between $58.00 and $59.00 per share (the “Initial Offer”). The letter described Madison Dearborn’s longstanding interest in us, discussed the opportunities that Madison Dearborn saw for us as a private company and described the partnership approach that Madison Dearborn would implement to incentivize our key employees if the proposed transaction were to occur. That same day, we informed our lead director, who informed our other non-management directors, of the letter.

On April 2, 2007, our board of directors met and discussed the Initial Offer and determined that we should gather additional information with respect to the Initial Offer to assist our board of directors in evaluating the business case for us to engage in a strategic transaction, including the Initial Offer. Our board of directors authorized management to meet with representatives of Madison Dearborn for this purpose and, subject to execution of an acceptable confidentiality agreement, to provide confidential information to Madison Dearborn. Our board of directors did not authorize management to engage in negotiations with Madison Dearborn concerning a possible transaction, and decided to withhold further consideration of the merits of the Initial Offer pending receipt of additional information.

On April 4, 2007, our senior management met with senior representatives of Madison Dearborn at Madison Dearborn’s offices. At the meeting, we advised Madison Dearborn that our board of directors had authorized management to gather additional information for the purpose of evaluating the business case for the company to engage in a strategic transaction, but that management had not been authorized by our board of directors to negotiate such a transaction. At the conclusion of this meeting, the parties agreed to meet again on April 6, 2007 so that we could provide information to Madison Dearborn following execution of a confidentiality agreement. On April 5, 2007, we and Madison Dearborn entered into a confidentiality agreement.

On April 6, 2007, our senior management met with senior representatives of Madison Dearborn at Madison Dearborn’s offices. At this meeting, we sought information about the assumptions underlying the Initial Offer and provided information in response to Madison Dearborn’s information requests. At the meeting, Madison Dearborn presented us with an overview of Madison Dearborn and its approach to private equity investments, and also outlined its interest in the asset management industry and our company. In addition, without discussing specific compensation or equity arrangements, Madison Dearborn outlined its general approach to key employee compensation and equity incentives and expressed a belief that its approach would enable us to retain key employees.

On April 10, 2007, our senior management again met with representatives of Madison Dearborn. The primary purpose of the meeting was to continue the discussions from the April 6th meeting, to obtain further information about the assumptions underlying the Initial Offer and to respond to additional information requests. We did not provide our forecasts or projections of our financial results at this time.

On April 20, 2007, Madison Dearborn provided us with a request for additional information. We determined not to respond to this request, or have further substantive conversations with Madison Dearborn, until our management had an opportunity to report back to, and receive further direction from, our board of directors. From April 20th until May 22nd, Madison Dearborn periodically sought to engage us in substantive discussions concerning the Initial Offer; however, we declined to engage in substantive discussions during this period of time.

On April 24, 2007, a special meeting of our board of directors was convened. At the beginning of this meeting, the non-management disinterested members of our board of directors (the “Disinterested Directors”) met in executive session. Our outside legal counsel briefed the Disinterested Directors on their fiduciary duties. After the executive session, members of our senior management were invited to join the meeting. Management then briefed our board on their meetings with Madison Dearborn since the last board meeting. Management then advised our board that they believed the Initial Offer presented an interesting business opportunity and represented a meaningful, but not compelling, premium to the then current price of our common stock, and further stated that they would support engaging in further discussions with Madison Dearborn to consider Madison Dearborn’s best proposal and to determine its attractiveness. The Disinterested Directors then met in executive session to discuss management’s assessment of the Initial Offer and next steps.

On May 3, 2007, a special meeting of the Disinterested Directors was convened to further discuss the Initial Offer. At this meeting, the Disinterested Directors discussed and considered the appropriate manner in which to evaluate the Initial Offer, and concluded that they should engage in a more thorough evaluation of the Initial Offer. However, no decision was made to engage in a sale or any other strategic alternative that might result from the evaluation process. Instead, the Disinterested Directors concluded that the Initial Offer should be evaluated in light of both our current strategic plan and outlook and other possible strategic alternatives available to us to determine if the Initial Offer might provide superior value for our stockholders. The Disinterested Directors also discussed the formation of a special committee to evaluate the Initial Offer. Finally, the Disinterested Directors concluded that they should retain independent legal and financial advisors to assist in the evaluation process. Prior to the meeting, a representative of Goldman Sachs had been contacted regarding Goldman Sachs’ potential engagement and had been invited to join the special meeting. A representative of Katten Muchin Rosenman LLP (“Katten Muchin Rosenman”) was also contacted prior to the meeting to discuss the Initial Offer and Katten Muchin Rosenman’s possible retention as legal advisor to the Disinterested Directors. After consideration of their qualifications and independence, the Disinterested Directors decided to retain Katten Muchin Rosenman as their legal advisor and Goldman Sachs as their financial advisor.

A representative of Goldman Sachs then joined the meeting and discussed the manner in which Goldman Sachs would prepare a financial and strategic analysis of our company and the asset management industry to assist the Disinterested Directors in their evaluation of the Initial Offer and other strategic alternatives. Members of our senior management then joined the meeting and were instructed by the Disinterested Directors to provide Goldman Sachs with the information it requested to enable Goldman Sachs to provide a financial and strategic analysis of our company.

On May 8, 2007, a special meeting of the Disinterested Directors was held at our offices. At the meeting, representatives of Katten Muchin Rosenman led a discussion among the Disinterested Directors regarding their fiduciary duties in connection with the evaluation of the Initial Offer and any other viable alternatives, as well as the role of management and outside advisors in the evaluation process. The Disinterested Directors concluded that they would continue to direct and monitor the evaluation process and that they and their advisors would conduct any negotiations with Madison Dearborn with input from management. Representatives of Katten Muchin Rosenman also discussed with the Disinterested Directors the benefits of forming a special committee comprised of disinterested directors to conduct the evaluation process. The Disinterested Directors then determined that it would be appropriate to recommend to our board of directors that a special committee be appointed, comprised of all of the Disinterested Directors (which we refer to in this proxy statement as the “special committee”), with authority to manage and direct an evaluation process on behalf of our stockholders.

On May 11, 2007, a meeting of the Disinterested Directors was convened for the purpose of having Goldman Sachs provide the Disinterested Directors with a status report of Goldman Sachs’ due diligence review and ongoing financial and strategic analysis of our company. Representatives of Katten Muchin Rosenman and Goldman Sachs attended the meeting. At the meeting, the Disinterested Directors requested that Goldman Sachs provide them at the next meeting with Goldman Sachs’ observations on (1) the outlook for the asset management industry generally and our position within the industry and (2) the Initial Offer and other possible strategic alternatives available to us. It was further agreed that our senior management should be asked to consider and provide feedback on Goldman Sachs’ analysis.

On May 15, 2007, a meeting of the Disinterested Directors was convened at the offices of Katten Muchin Rosenman, followed by a meeting of our board of directors. Representatives of Katten Muchin Rosenman and Goldman Sachs attended the meetings. At the meeting of the Disinterested Directors, the

Disinterested Directors reviewed and considered proposed resolutions that, among other things, provided for the formation of the special committee with the authority to review and evaluate the Initial Offer and any other viable alternative strategic transactions; to negotiate the price and terms of any potential strategic transaction and to evaluate other strategic alternatives; to discontinue the evaluation of strategic alternatives at any time; and to recommend action to our board of directors with respect to potential strategic transactions, including the authority to recommend the rejection of any and all potential strategic transactions.

At this May 15, 2007 meeting of the Disinterested Directors, Goldman Sachs delivered a presentation on the asset management industry, including a review of historical trends, challenges and current market dynamics associated with certain segments in which our company operates, and reviewed recent significant strategic transactions in the industry. Goldman Sachs then reviewed with the special committee our specific position within the asset management industry and discussed some of the benefits and challenges with our “multi-boutique” business model. While noting our favorable market position in the closed-end mutual fund and retail separately managed accounts segments, among other things, Goldman Sachs also identified possible challenges in our ability to expand into new asset classes or marketplaces without further acquisitions and potential costs involved in sustaining effective incentive structures. Goldman Sachs also provided the special committee with an overview of how our common stock had performed historically and reviewed our operating performance relative to our competitors. After discussion of these items, Goldman Sachs reviewed on a comparative basis estimated strategic transaction values in private acquisitions compared to public trading prices. Goldman Sachs also discussed with the Disinterested Directors the execution risks inherent in mergers and acquisitions in the asset management business given the importance of key personnel and third-party relationships and the risks of potential business loss.

Subject to certain qualifications and assumptions, Goldman Sachs advised the Disinterested Directors that, based upon the analyses it had conducted, the Initial Offer was in the range of potential values implied by its financial analyses of selected other strategic alternatives available to us, including continuing to operate according to our management’s current strategic plan. In addition, based upon the analyses it had conducted, as well as its experience and knowledge of the industry, Goldman Sachs indicated that an offer in the range of $64.00 to $65.00 per share would represent a transaction value that was at the highest end of the range of potential values implied by its financial analyses of selected other potential strategic alternatives available to us.

The Disinterested Directors and Goldman Sachs then discussed whether, if Madison Dearborn was prepared to offer a price in that range and our board of directors determined that a sale of our company was in the best interest of our stockholders, a post-signing market check would be adequate to confirm that such a price would be attractive relative to other potential strategic alternatives. The Disinterested Directors and Goldman Sachs further discussed whether the attractiveness of a price in the range of $64.00 to $65.00 per share, given the valuation multiples and significant premium to stockholders, was sufficiently high such that the benefit that might be gained by conducting a pre-signing market check would not outweigh the potentially adverse consequences to our operations that might arise as a result of undertaking such a process. Among other things, the Disinterested Directors considered the uncertainty that could result from a pre-signing market check, which could cause financial advisors and consultants to suspend recommending our products and services to their clients, affect the stability of our relationships with members of our investment teams and impair our ability to retain key employees should any of these individuals become aware of a market check. The Disinterested Directors also discussed whether a pre-signing market check process could adversely affect our relationship with the board of directors of our registered investment companies (the “Fund Board”), and the potential erosion to our assets under management that might result from all of the foregoing factors. After further discussion regarding Goldman Sachs’ initial presentation, the Disinterested Directors invited management to join the meeting.

Once the management members of our board of directors and other senior management joined the meeting, a special meeting of our board of directors was convened. After discussion and consideration of the scope of authority to be granted to the special committee and certain other key terms of the special committee’s authorization, our board of directors unanimously approved the resolutions authorizing the formation of the special committee. Following this action, the board meeting was adjourned.

The Disinterested Directors then reconvened as the special committee. The special committee appointed our lead director as the chair of the special committee and ratified and approved the retention of Katten Muchin Rosenman and Goldman Sachs as the advisors to the committee. With members of senior management remaining present for the special committee meeting, Goldman Sachs reviewed its analyses of the asset management industry, its financial analyses and management’s current strategic plan and our prospects. Goldman Sachs also reviewed various possible strategic alternatives with the special committee, including a recapitalization transaction, a transformational acquisition or merger and a sale of our company. The special committee considered whether each of the non-sale transaction alternatives would likely result in a higher premium to our stockholders than if the special committee were to negotiate a sale transaction at the higher range of per share prices discussed earlier in the meeting. After a discussion of Goldman Sachs’ report and feedback from our management, the special committee determined that, prior to responding to the Initial Offer, it would be appropriate to obtain management’s assessment of potential strategic transactions with financial sponsors generally, and with certain industry participants and other strategic parties.

Following the meeting, the special committee, in consultation with Katten Muchin Rosenman, advised our senior management of the initiation of the special committee evaluation process, and informed them that the special committee, with the assistance of its advisors, would direct all due diligence processes and strategic discussions and negotiations that may occur with third parties in connection with the process. The special committee also instructed our management to continue to refrain from any discussions with Madison Dearborn or any other potentially interested party regarding the specific terms and conditions of any potential employment arrangements or potential equity investments by management in connection with a possible strategic transaction, without the prior consent of the special committee.

On May 16, 2007, a meeting of the special committee was convened, with representatives of Katten Muchin Rosenman and Goldman Sachs in attendance. During the meeting, the special committee engaged in further discussion regarding Goldman Sachs’ strategic and financial analysis of our company and its analysis of the Initial Offer. Based upon the foregoing, the special committee determined that the Initial Offer was insufficient. The special committee discussed with its advisors the range of per share prices at which it might consider pursuing a sale to Madison Dearborn while concurrently undertaking a market check to assess interest in the company at that price level, as well as the higher range of per share prices discussed during the May 15th meeting at which the company might agree to a brief period of exclusive due diligence and negotiation with Madison Dearborn subject to a post-signing market check during a “go-shop” period.

On May 17, 2007, our senior management provided the special committee with  additional information on the prospects of, and challenges associated with, pursuing a strategic transaction with financial sponsors generally, certain industry participants and other strategic candidates that management and Goldman Sachs had identified. Among other things, this information identified a number of benefits, limitations and risks associated with each of these alternatives, including potential synergies, conflicting business objectives, cultural differences and the potential for loss of key employees. Pursuant to the special committee’s request, management also provided the special committee with a review of communications with third parties, including Madison Dearborn, that had expressed an interest in pursuing a strategic transaction with us.

From May 17, 2007 through May 21, 2007, members of the special committee, Goldman Sachs and Katten Muchin Rosenman engaged in a number of telephonic discussions regarding the information presented by Goldman Sachs and our management during and after the May 15th meeting. After considering this information and all of the factors described above, the special committee reaffirmed its prior decision that the Initial Offer was insufficient and determined to advise Madison Dearborn of that decision. The special committee further decided to advise Madison Dearborn that the special committee would be willing to consider a transaction at a price over $62.00 per share and would be willing to grant a brief period of exclusivity at a price of at least $65.00 per share.

On May 21, 2007, at the direction of the special committee, we signed a revised confidentiality agreement with Madison Dearborn that provided us with further protection with respect to Madison Dearborn’s transmission of confidential information about our company to potential financing sources. Among other things, the revised confidentiality agreement required Madison Dearborn to obtain our prior consent before sharing information with any potential financing source. Furthermore, any such financing source would be required to sign a confidentiality agreement with Madison Dearborn in a form approved by the special committee’s advisors and would be required to agree not to enter into any exclusivity arrangement with Madison Dearborn or any other interested party with respect to us.

On May 22, 2007, at the direction of the special committee, the chairman of the special committee and a representative of Goldman Sachs informed Madison Dearborn that the special committee did not believe that Madison Dearborn’s proposed purchase price of between $58.00 and $59.00 per share was sufficient consideration for our stockholders. However, they informed Madison Dearborn that the special committee might be willing to consider an offer in the range of $62.00 to $65.00 per share subject to a concurrent market check, but if Madison Dearborn wished to negotiate a transaction on an exclusive basis for a limited period of time, Madison Dearborn would have to increase its proposed purchase price to at least $65.00 per share.

On May 24, 2007, Madison Dearborn delivered a revised indication of interest to the special committee that included a proposed purchase price of $65.00 per share (the “Second Offer”). The Second Offer was contingent upon Madison Dearborn’s right to engage in exclusive negotiations with the special committee for a period of 30 days, and included a timetable for completion of due diligence and negotiation of a definitive merger agreement. That same day, Madison Dearborn advised a representative of Goldman Sachs that Madison Dearborn had arranged for the required debt and equity financing to complete a transaction at the proposed purchase price of $65.00 per share.

In the evening of May 24, 2007, a meeting of the special committee was convened to consider the Second Offer, with representatives of Katten Muchin Rosenman and Goldman Sachs in attendance. During the meeting, the special committee and its advisors discussed the terms of the Second Offer, including the proposed purchase price being contingent upon a limited period of exclusive negotiations. Goldman Sachs stated that the proposed purchase price of $65.00 per share represented valuation multiples in excess of those typically paid in acquisitions of asset management businesses over the last several years, and that Madison Dearborn’s proposed price per share represented a significant premium for our stockholders. The special committee and Goldman Sachs discussed whether an auction process would likely yield a price in excess of $65.00 per share from another bidder, whether an auction could adversely affect our business and the risk that an auction would not be successful. Consideration was also given to whether an auction process was likely to jeopardize the ability of the special committee to secure a $65.00 per share price from Madison Dearborn. After further discussion, the special committee, with input from its advisors, determined that it would be appropriate to agree to a shorter, twenty-day period of exclusive due diligence review and negotiations with Madison Dearborn, subject to Madison Dearborn maintaining its proposed purchase price of $65.00 per share. The special committee then discussed with Goldman Sachs and Katten Muchin Rosenman the appropriate manner in which to convey this position to Madison Dearborn, and subject to acceptance, coordinate the due diligence and negotiation process with Madison Dearborn.

On May 29, 2007, Madison Dearborn and the special committee agreed to a twenty-day  exclusivity period, subject to Madison Dearborn maintaining a proposed purchase price of $65.00 per share, and executed a letter agreement to that effect.

On May 29, 2007, representatives of Madison Dearborn met with members of our senior management and representatives of Goldman Sachs and Katten Muchin Rosenman at the offices of Katten Muchin Rosenman to conduct further due diligence discussions and coordinate the schedule of management presentations, due diligence meetings and the provision of information over the course of the exclusivity period.

On May 31, 2007, a management presentation and due diligence session was held, which included members of our senior management, representatives of Madison Dearborn and its potential equity and debt financing sources that had entered into confidentiality agreements with us. Prior to this meeting, we provided to Madison Dearborn the projections described in “—Financial Projections” below. Representatives of Goldman Sachs and Katten Muchin Rosenman also were in attendance.

On June 1, 2007, a meeting of the special committee was convened with representatives of Katten Muchin Rosenman and Goldman Sachs in attendance. During the meeting, the special committee requested and received an update from Katten Muchin Rosenman and Goldman Sachs concerning the ongoing due diligence process and the proposed terms of the initial draft of the merger agreement. The special committee also reviewed with its advisors the remaining schedule of due diligence meetings and discussions, and engaged in a thorough discussion concerning the appropriate manner in which the Fund Board should be advised of the potential strategic transaction with Madison Dearborn. Because key employee retention is a significant issue for all asset management firms, including our company, on June 1, 2007, with the approval of the special committee, representatives of Madison Dearborn met with members of our senior management and discussed in general terms Madison Dearborn’s contemplated equity incentive structure for key employees. Representatives of Goldman Sachs and Katten Muchin Rosenman were present for the meeting.

In the evening of June 1, 2007, Katten Muchin Rosenman delivered an initial draft of the merger agreement to Parent and its outside counsel.

From June 4 through June 8, 2007, numerous due diligence meetings and discussions were held with members of senior management, senior members of our product line, distribution and municipal investment teams, Madison Dearborn and certain of Madison Dearborn’s potential equity and debt financing sources. Representatives of Goldman Sachs were present for each of these meetings and discussions. During this time period, the chairman of the special committee also engaged in numerous other discussions with the special committee’s advisors, representatives of Madison Dearborn, senior management, and certain members of the Fund Board regarding the proposed transaction, and briefed the other members of the special committee on the substance of those communications. In addition, on June 6, 2007, Parent’s counsel provided comments on the draft merger agreement to our counsel and counsel for the special committee.

On June 8, 2007, a meeting of the special committee was convened with representatives of Katten Muchin Rosenman and Goldman Sachs in attendance. During the meeting, the special committee requested and received an update concerning the due diligence process, and the chairman of the special committee provided an update concerning his most recent discussion with certain members of the Fund Board concerning the potential transaction with Madison Dearborn, which discussion included a review of regulatory considerations relating to the transaction. After further discussion concerning the need for the Fund Board to have sufficient time and access to information to evaluate the potential transaction, the special committee determined that it would be appropriate to extend Madison Dearborn’s exclusivity period from June 17, 2007 to June 20, 2007.

Katten Muchin Rosenman then discussed with the special committee certain non-price related issues that Katten Muchin Rosenman, Goldman Sachs and our counsel had identified in the comments received from Madison Dearborn’s counsel on the draft merger agreement. Such issues related to closing conditions; our ability to solicit competing proposals during the go-shop period; the break-up fees payable by us and Parent and the circumstances in which such fees and/or Parent’s expenses would be payable; the Guarantors’ guarantees of the damages payable by Parent if it breached the merger agreement; the definition of a material adverse effect; and restrictions on our ability to continue to pay ordinary course dividends and take other actions prior to closing. The special committee then discussed with its advisors the approach to be taken in negotiating the issues raised in the comments on the draft merger agreement received from Parent’s counsel and the timetable for such negotiations.

On June 8, 2007, Madison Dearborn provided copies of the debt financing commitment letters issued to Parent in connection with the transaction.

During the week of June 10, 2007, representatives of Madison Dearborn, Goldman Sachs and our senior management participated in due diligence meetings with senior members of our equity investment teams in California. In addition, representatives of the special committee and its advisors, Madison Dearborn and the company continued to engage in discussions and negotiations with respect to the merger agreement and drafts of the other transaction documents. During this time period, the chairman of the special committee also continued discussions with senior management and the special committee’s legal and financial advisors concerning the negotiation of the draft merger agreement and the drafts of other transaction documents.

After discussion among the special committee members and representatives of Katten Muchin Rosenman, the special committee members concluded that it would be prudent to retain a second financial advisor to obtain a separate, independent opinion to assess the fairness, from a financial point of view, of the consideration to be received by our stockholders in the transaction. On June 16, 2007, the special committee members decided that it would be appropriate to engage Sandler O’Neill for that purpose. Sandler O’Neill’s engagement letter, which was formally presented and ratified at the next committee meeting, provided that Sandler O’Neill’s fee would not be contingent upon the consummation of a transaction with Madison Dearborn. Upon its engagement, Sandler O’Neill immediately began conducting a due diligence review and financial analysis of our company and an evaluation of the terms of the proposed merger agreement.

From June 16, 2007 through June 19, 2007, the parties continued to negotiate the terms of the transaction documents, including the merger agreement. On June 17, 2007, as previously contemplated, the special committee agreed to extend Madison Dearborn’s exclusivity period until 11:59 p.m. on June 20, 2007.

In the afternoon of June 18, 2007, a meeting of the Fund Board was convened at our offices for the purpose of considering the proposed transaction with Madison Dearborn. Representatives of Madison Dearborn discussed the transaction with the Fund Board. Following that discussion, representatives of Goldman Sachs gave an overview of the terms of the merger, after which a further discussion ensued. Although the Fund Board indicated that it would need additional information before formally considering new advisory agreements to take effect upon completion of the merger and recommending that fund shareholders approve those advisory agreements, the Fund Board indicated that, based on the information that had been presented to the Fund Board at and prior to the June 18th meeting, it had no material concerns with the transaction that it anticipated would ultimately prevent the Fund Board from approving new advisory and sub-advisory agreements.

In the evening of June 18, 2007, a meeting of the special committee was convened with representatives of Katten Muchin Rosenman, Goldman Sachs and Sandler O’Neill in attendance. During the meeting, the special committee ratified the appointment of Sandler O’Neill to provide a second fairness opinion in connection with the transaction, and discussed with its advisors the status of the ongoing negotiations with Madison Dearborn. The special committee then considered the then current draft of the merger agreement, which had been substantially negotiated, was in nearly final form and had been circulated to the special committee for its review prior to the meeting. Representatives of Katten Muchin Rosenman reviewed the merger agreement with the special committee, including the status of the parties’ ongoing negotiations with respect to the few remaining open issues in the agreement. Representatives of Katten Muchin Rosenman also reviewed with the special committee a draft of the limited guaranty to be provided by Madison Dearborn and certain other equity investors in connection with the transaction and Madison Dearborn’s financing representations and covenants in the merger agreement. Representatives of Goldman Sachs then outlined for the special committee the post-execution transaction timeline, including how Goldman Sachs would conduct the solicitation process during the 30 day go-shop period. On June 19, 2007, the parties completed their negotiation of the few remaining open items in the draft merger agreement.

Also on June 19, 2007, meetings of the special committee and our full board of directors were convened at the offices of Katten Muchin Rosenman to consider the proposed transaction and related matters. The special committee meeting was attended by representatives of Katten Muchin Rosenman, Goldman Sachs, Sandler O’Neill and, for a portion of the meeting, Cravath, Swaine & Moore LLP, special counsel to the company. Representatives of Katten Muchin Rosenman reviewed the fiduciary duties of the special committee members in considering whether to recommend approval of the transaction to our board of directors and the process that had been undertaken by the special committee to ensure that they had fulfilled those duties. The special committee then received a briefing on the Fund Board meeting and an update concerning the final negotiations with Madison Dearborn. In respect of the merger agreement, the briefing highlighted certain provisions of the merger agreement, including the closing conditions; our ability to solicit competing proposals during the go-shop period; the break-up fees payable by us and Parent and the circumstances in which such fees and/or Parent’s expenses would be payable; the Equity Sponsors’ guarantees of the damages payable by Parent if it breached the merger agreement; the definition of a material adverse effect; and our ability to continue to pay ordinary course dividends. These provisions were then compared to the initial draft of the merger agreement submitted by Parent’s counsel. Representatives of Goldman Sachs and Sandler O’Neill then provided presentations to the special committee in which they reviewed and provided their respective financial analyses concerning our company and the Second Offer and the process and methodologies employed in connection with such analyses. At the conclusion of their presentations, each of Goldman Sachs and Sandler O’Neill rendered to the special committee its oral opinion, to be subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications described in its opinion, the consideration of $65.00 per share of common stock to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

After further discussions and consideration of the proposed terms of the merger agreement and the advice of its legal and financial advisors, the special committee unanimously resolved to recommend that our board of directors approve the merger agreement and recommend that our stockholders vote in favor of its adoption.

Following the special committee meeting, our board of directors meeting commenced, with representatives of our senior management, Cravath, Swaine & Moore, Katten Muchin Rosenman, Goldman Sachs, and Sandler O’Neill present. At the meeting, Cravath, Swaine & Moore reviewed the fiduciary duties of our directors in considering whether to approve the transaction and provided the directors with an overview of the principal terms of the merger agreement. At the request of the special committee, each of Goldman Sachs and Sandler O’Neill then provided a report of their financial analyses concerning our company and the Second Offer, and conveyed verbally to our board of directors its opinion previously provided to the special committee concerning the fairness, from a financial point of view, to our stockholders of the consideration of $65.00 per share of common stock to be received by our stockholders pursuant to the merger agreement. Each such oral opinion was subsequently confirmed by delivery of a written opinion following the meeting. The special committee then delivered to our board of directors its recommendation in favor of the merger agreement. After considering, among other things, the factors described below under “—Reasons for the Merger; Recommendations of the Special Committee and Board of Directors,” the financial analyses and fairness opinions of Goldman Sachs and Sandler O’Neill, and the recommendation of the special committee, our board of directors unanimously approved the merger agreement and the transactions contemplated thereby and recommended that our stockholders adopt the merger agreement.

After the board meeting, the merger agreement was executed along with the related financing commitments and guarantees. Prior to the opening of trading on the New York Stock Exchange on June 20, 2007, we issued a press release announcing the signing of the merger agreement and later that same day filed a Current Report on Form 8-K with the SEC disclosing the merger and attaching a copy of the definitive merger agreement as an exhibit.

Beginning on June 20, 2007, pursuant to the solicitation provisions set forth in the merger agreement, Goldman Sachs began contacting parties that it had identified to the special committee as potentially having an interest in making a competing proposal to acquire us. As part of the go-shop process, the special committee established a protocol by which it retained active oversight of the solicitation process and the activities of senior management and the special committee’s financial advisors in connection therewith. Contacts with potential purchasers were coordinated through the special committee’s financial advisors, with the assistance of management to the extent requested by the special committee and its financial advisors.

During the thirty-day go-shop period, Goldman Sachs contacted parties that it believed, based on size and business interests, would be capable of, and might be interested in, consummating an acquisition of our company. During this period, Goldman Sachs contacted or was contacted by 29 parties, which included financial and strategic potential buyers. Among these 29 parties were each of the parties that, since 2005, had expressed an interest in exploring a strategic transaction with us. Of these parties, three expressed a willingness to receive and evaluate information about our company, and one party signed a confidentiality agreement and received certain non-public materials regarding us. None of the parties Goldman Sachs contacted submitted a proposal to acquire us prior to the end of the go-shop period. Accordingly, following the end of the go-shop period, we notified Parent that we had not received any “takeover proposals” (as defined in the merger agreement) and therefore there were no “excluded parties” for the purposes of the solicitation and termination provisions of the merger agreement.

Reasons for the Merger; Recommendations of the Special Committee and Board of Directors

Special Committee

The special committee, with the advice and assistance of its independent legal and financial advisors, Katten Muchin Rosenman and Goldman Sachs, respectively, evaluated and, along with the company’s legal advisors, negotiated the merger agreement. The special committee unanimously determined that the proposed merger was advisable to, and in the best interest of, Nuveen Investments and our stockholders, that it was advisable to, and in the best interest of, Nuveen Investments and our stockholders to enter into the merger agreement and to consummate the transactions contemplated thereby and recommended to our board of directors that it approve and declare advisable such transactions and agreements and that our board recommend to our stockholders the adoption of the merger agreement.

In the course of its deliberations, the special committee considered, among other things, the following substantive factors and potential benefits of the merger, which the special committee believed supported a decision to enter into the merger agreement and recommend the merger:

•       the offered merger consideration of $65.00 per share in cash represented a premium of approximately 20% over the closing price of our common stock on June 19, 2007, the trading day immediately preceding the announcement of the execution of the merger agreement, a premium of approximately 26% over the average closing price of our common stock for the ninety-day period end June 19, 2007, and a premium of approximately 16% over the all-time, intra-day high price of our common stock;

•       the opinions of Goldman Sachs and Sandler O’Neill that the $65.00 per share cash merger consideration to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•       the belief that, based in part on our historical and current financial performance, projections of our future financial performance prepared by our management, and Goldman Sachs’ and Sandler O’Neill’s analyses and fairness opinions, the merger consideration of $65.00 per share, in cash, would result in substantially greater current value to our stockholders than pursuing management’s current business plan or any other strategic alternatives considered;

•       the analyses supporting the fairness opinions of Goldman Sachs and Sandler O’Neill, which were based in part on the financial projections of our management, which led us to believe that a stock price with a net present value greater than Madison Dearborn’s offer of $65.00 per share was unlikely to be achieved within the next several years if we remained independent;

•       the ability of our stockholders to recognize significant cash value through the proceeds of the merger versus the continued risk of holding our common stock while we operate as a public company, taking into account the uncertainty of achieving management’s projections and the unpredictability of our operating results going forward;

•       as a public company, the market price of our common stock would be susceptible to adverse effects of earnings fluctuations that may result from changes in our operations, prospects and results, and changes in the asset management industry generally;

•       our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in the asset management industry, and the outlook for the asset management industry, including (1) uncertainties associated with our ability to continue to grow our closed-end fund business; (2) evolving competitive pressures in our retail separately managed accounts (SMA) business; (3) capacity constraints on certain of our value and international strategies that may limit our ability to grow assets under management; (4) the continuing need to invest back in our business resulting in lower margins than we have experienced historically; and (5) existing limitations on our overall scale and platform in the mutual fund business, which may impair our ability to compete and generate substantial growth in our mutual funds;

•       through the process directed by the special committee, there were extensive arm’s-length negotiations with Madison Dearborn, which, among other things, resulted in an increase in the offered merger consideration from a range of $58.00 to $59.00 per share to $65.00 per share;

•       the timing of the merger and the risk that if we did not accept Madison Dearborn’s offer at the time it was made, we might not have had another opportunity to do so, particularly if the markets for private and public debt and private equity fluctuated in a manner that made it more difficult to finance an acquisition of this magnitude;

•       based upon the analyses of Goldman Sachs concerning our business and prospects and the current conditions in the asset management industry generally, the belief that there are very few, if any, other potential buyers of our company that would have the ability or willingness to exceed Madison Dearborn’s proposed merger consideration;

•       the financing commitment letters reflect a strong commitment on the part of Madison Dearborn’s financial sponsors with few conditions that would permit them to terminate their commitments;

•       the likelihood that the proposed merger would be completed in light of the financial capabilities and reputation of Madison Dearborn and its financial sponsors;

•       the special committee’s knowledge of the current state of our business, operations, assets, financial condition, results of operations and prospects; and

•       the terms and conditions set forth in the merger agreement, including:

•        our ability to confirm many of these conclusions and beliefs through our right to actively solicit superior proposals for the go-shop period of 30 days following the execution of the merger agreement, as well as the fact that Madison Dearborn would not have a contractual right under the merger agreement to match any superior proposals received during the go-shop period;

•        our right to provide information to and participate in negotiations with third parties who have submitted written indications of interest or unsolicited acquisition proposals that meet the requirements set forth in the merger agreement after the conclusion of the go-shop period, and our right to terminate the merger agreement to accept a superior proposal from any such third party;

•        the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

•        the amount of the termination fee payable by us and the circumstances under which it is payable, including the fact that the $100 million termination fee (representing approximately 1.5% of the transaction value) payable if we accepted a superior proposal within a reasonable period of time from a party that submitted an indication of interest during the go-shop period was substantially lower than the $200 million fee (representing approximately 3% of the transaction value) otherwise payable, and the belief that the termination fee is reasonable and should not unduly discourage a third party from offering a proposal that is more favorable than Madison Dearborn’s proposal;

•        our right to seek damages of up to $400 million (less any termination fee previously paid) in the event of a breach by Parent or Merger Sub of their representations and warranties or obligations under the merger agreement;

•        in the event the closing does not occur due to Parent’s failure to obtain the requisite financing for the transaction, our remedy of a $200 million termination fee;

•        our right to continue to declare and pay a quarterly dividend of up to $0.24 per share during the third and fourth quarters of 2007 and the first quarter of 2008 (with record dates no earlier than September 4, 2007, December 3, 2007 and March 3, 2008, respectively), assuming the transaction does not close prior to the record date for such dividend; and

•        the several limited guarantees provided by Madison Dearborn and certain other equity investors and the respective representations, warranties and covenants of the parties.

Factors supporting the special committee’s recommendation and determination as to the procedural fairness of the merger upon the terms and subject to the conditions set forth in the merger agreement include, among others, the following:

•       the special committee is comprised solely of disinterested directors, and the special committee was authorized to direct, and did direct, with the assistance of independent legal and financial advisors, the negotiation of the terms of the merger agreement on behalf of our stockholders;

•       the special committee was an active participant in the negotiation process with Madison Dearborn, which involved formal and informal briefings with Katten Muchin Rosenman and Goldman Sachs concerning the status of the negotiations and material open issues with respect to the merger agreement, and the special committee asking questions of and providing guidance to Katten Muchin Rosenman and Goldman Sachs concerning the negotiations and the resolution of such open issues;

•       the merger agreement requires the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

•       after the conclusion of the go-shop period and subject to certain conditions, including the payment of a termination fee under certain circumstances, the merger agreement allows our board of directors or the special committee to exercise its fiduciary duties to consider potential alternative transactions, including if it believes that an unsolicited acquisition proposal it receives after the conclusion of the go-shop period would reasonably be expected to result in a superior proposal;

•       at the direction of the special committee, our senior management has not engaged in discussions or negotiations with Madison Dearborn concerning specific employment, compensation or equity agreements or arrangements, and Madison Dearborn agreed not to engage in any such discussions or negotiations during the go-shop period and thereafter to advise us of any such arrangements;

•       based upon the advice of financial and legal advisors, the special committee’s determination that the termination fee and expense reimbursement amounts under the merger agreement are reasonable compared to other similar public company merger transactions, and the special committee’s determination that such terms should not unreasonably deter another potential purchaser from considering a transaction with us at a price higher than the $65.00 per share merger consideration; and

•       stockholders who do not vote in favor of the merger proposal and who follow the other procedures of Section 262 of the DGCL will have the right to require an appraisal of their shares of our common stock, in which case they would have the fair value of their shares determined by the Delaware Court and would have the right to receive payment based on that valuation.

The special committee also considered a number of risks and other potentially negative factors concerning the merger, including, among others, the following:

•       our stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that they will cease to participate in the company’s future earnings or growth, or to benefit from any increases in the value of the company’s common stock;

•       our stockholders, upon completion of the merger, will receive in exchange for their shares of our common stock (upon surrendering them) the merger consideration (subject to our stockholders’ right to pursue appraisal rights), and will not have the right thereafter to liquidate their shares of our common stock at a time and for a price of their choosing;

•       the potential disruption to our business that could result from the announcement and pendency of the merger, including the potential loss of key clients and employees;

•       the fact that certain members of our board of directors and senior management team have interests in the merger that are in addition to their interests as stockholders, which had the potential to influence their views and actions in connection with the merger proposal (see “—Interests of Our Directors and Executive Officers in the Merger”);

•       if the merger is not consummated for certain reasons, including the failure of our stockholders to vote for the adoption of the merger agreement, we may be required to reimburse Parent for its out-of-pocket fees and expenses incurred in connection with the transaction (up to a cap);

•       if the merger is not consummated for certain reasons, we may be required to pay a termination fee to Parent;

•       if the merger is not consummated for any reason, we may lose key client relationships and employees and our business, financial condition and prospects may be materially adversely affected;

•       if the merger is not consummated for any reason, our senior management and board of directors will have (1) expended extensive efforts in negotiating the merger agreement and attempting to complete the transaction, (2) experienced significant distraction from their work during the pendency of the transaction, and (3) incurred substantial transaction costs that could have a negative impact on our operating results;

•       the fact that options to acquire shares of our common stock and restricted shares of our common stock granted under our 1996 Equity Incentive Award Plan will become fully vested upon the adoption of the merger agreement by our stockholders even if the merger is subsequently not consummated for any reason will mean that these awards will no longer provide the same level of retention incentives following adoption of the merger agreement by our stockholders;

•       Parent and Merger Sub are newly formed entities with no substantial assets, and (1) our recourse in the event of a breach by them of the merger agreement will be limited to monetary damages of no more than $400 million if either Parent or Merger Sub breaches any of their representations and warranties or obligations under the merger agreement, and (2) in the event the closing does not occur due to Parent’s failure to obtain the requisite financing for the transaction, our sole remedy will be the $200 million termination fee;

•       the merger is conditioned upon the consent of the stockholders of our public funds, as well as receipt of certain regulatory and other consents, which are beyond our control;

•       between the signing of the merger agreement and the consummation of the merger, we will not be able to take certain actions without the consent of Parent;

•       the merger agreement provides for a 25-day marketing period after all conditions to the merger are satisfied to enable Parent and Merger Sub to complete their financing, during which period we bear certain risks;

•       we did not undertake a full public auction prior to entering into the merger agreement, and some interested parties may not want to devote the time and resources to explore a transaction under the limitations imposed during the go-shop period; and

•       for U.S. income tax purposes, the merger will be a taxable transaction for our stockholders whose shares will be converted into the right to receive cash in the merger.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee considered the merger agreement and the merger based upon the totality of the information presented to and considered by it.

After considering these and other factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweigh the potential negative factors and approved and recommended the merger agreement and the merger to our board of directors based upon the totality of the information presented to and considered by it.

Board of Directors

Our board of directors established the special committee and empowered it to review, evaluate, negotiate and, if appropriate, make a recommendation to our board of directors with respect to the proposals received from Madison Dearborn and any other potential acquiror. Our board of directors, acting upon the recommendation of the special committee unanimously determined that the merger agreement and the transactions contemplated thereby were advisable to and in the best interest of the company and our stockholders, approved the merger agreement and the transactions contemplated thereby and is recommending to our stockholders that they vote for the adoption of the merger agreement.

In connection with its determination, our board of directors considered:

•       the determination and recommendation of the special committee and adopted such determination and recommendation in reaching its determination;

•       the factors considered by the special committee, including the positive factors and potential benefits of the merger and the risks and other potentially negative factors concerning the merger, as described above;

•       the terms of the merger agreement resulted from negotiations between the special committee and Madison Dearborn, including the increase in the offered merger consideration from a range of $58.00 to $59.00 per share to $65.00 per share;

•       the financial analyses presented by Goldman Sachs and Sandler O’Neill to the special committee, as well as our board of directors at the request of the special committee, and the opinions of Goldman Sachs and Sandler O’Neill rendered to the special committee and our board of directors, to the effect that, as of the date of such opinions and based upon and subject to the factors, assumptions, limitations and other considerations described in their written opinions, the merger consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to such holders; and

•       its belief that the merger was more favorable to stockholders than the potential value from remaining public or that might result from other alternatives potentially available to us, in each case given the potential rewards, risks and uncertainties associated with those alternatives.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors considered the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to the special committee and our board of directors, that, as of June 19, 2007, and based upon and subject to the factors and assumptions set forth therein, the $65.00 per share in cash to be received by the holders of our common stock (other than shares held by our affiliates who have an understanding, arrangement or other agreement with Parent or its affiliates (the “Excluded Shares”)) pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders of common stock.

The full text of the written opinion of Goldman Sachs, dated June 19, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee and our board of directors in connection with their consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Nuveen Investments common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       annual reports to stockholders and Annual Reports on Form 10-K of Nuveen Investments for the five fiscal years ended December 31, 2006;

•       certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Nuveen Investments;

•       certain other communications from Nuveen Investments to its stockholders; and

•       certain internal financial analyses and forecasts for Nuveen Investments prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding the past and current business operations, financial condition and future prospects of Nuveen Investments. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for Nuveen Investments with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the asset management industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed, with our consent, that the internal financial analyses and the forecasts for Nuveen Investments prepared by our management had been reasonably prepared on a basis reflecting the best currently available estimates and judgment of our management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Nuveen Investments or any of our subsidiaries or of the investment vehicles managed by us, nor was any evaluation or appraisal of the assets or liabilities of Nuveen Investments or any of our subsidiaries or of the investment vehicles managed by us furnished to Goldman Sachs. Goldman Sachs is not expressing any opinions to the impact of the transactions contemplated by the merger agreement on the solvency or viability of Nuveen Investments or Parent or the ability of Nuveen Investments or Parent to pay its obligations when they come due.

The Goldman Sachs opinion does not address our underlying business decision to engage in the transaction contemplated by the merger agreement or the relative merits of the merger as compared to any strategic alternative that may be available to us. Goldman Sachs was not requested to solicit, and did not solicit, in each case prior to the date of the merger agreement, interest from other parties with respect to an acquisition of or other business combination with Nuveen Investments or any other alternative transaction, but was authorized, and requested in accordance with the merger agreement to solicit such indications of interest for a prescribed period following the execution of the merger agreement, subject to the terms, conditions and procedures set forth therein. The Goldman Sachs opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Goldman Sachs’ advisory services and its opinion are provided for the information and assistance of our board of directors and the special committee in connection with their consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter.

The following is a summary of the material financial analyses presented by Goldman Sachs to the special committee and our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or the weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 18, 2007, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.   Goldman Sachs reviewed the historical trading prices of our common stock for the period beginning on June 18, 2002 and ending on June 18, 2007, the last public trading date prior to our public announcement of the transactions contemplated by the merger agreement. In addition, Goldman Sachs analyzed the merger consideration of $65.00 per share to be received by holders of our common stock pursuant to the merger agreement in relation to the closing prices of our common stock on March 29, 2007, the day that Parent delivered its initial offer of $58.00 - $59.00 per share to us, June 18, 2007, the latest available closing market price, the average market price over the 30-day and 12-month periods ending on June 18, 2007 and the all time high market price. The results of these calculations are summarized below:

Premium of Merger Consideration of $65.00 per Share to Historical Share Price
All Time High	16.6%
Last Close (06/18/07)	19.8%
Last Close (03/29/07)	38.2%
30-Day Average	20.0%
12-Month Average	31.0%

Trading Statistics for Selected Public Asset Managers Analysis.   Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Nuveen Investments to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the asset management industry:

•   Franklin Resources, Inc.

•        Alliance Bernstein Holding L.P.

•        BlackRock, Inc.

•        T. Rowe Price Group, Inc.

•        Legg Mason, Inc.

•        AMVESCAP PLC

•        Eaton Vance Corp.

•        Janus Capital Group, Inc.

•        Affiliated Managers Group, Inc.

•        Federated Investors, Inc.

•        Calamos Asset Management, Inc.

•        Waddell & Reed Financial, Inc.

•        Cohen & Steers, Inc.

Although none of the selected companies is directly comparable to Nuveen Investments, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations.

Goldman Sachs calculated and compared various financial information, ratios and public market multiples based on the latest publicly available financial data and closing stock price for Nuveen Investments as of June 18, 2007, as well as information obtained from SEC filings and research estimates from the Institutional Brokerage Estimate System (“IBES”). The multiples and ratios for each of the selected companies were based on the closing stock prices as of June 18, 2007, as well as information obtained from SEC filings, data from SNL Financial and research estimates from IBES.

Goldman Sachs calculated the selected companies’ ratios of current stock price / estimated calendar years 2007 and 2008 earnings per share and compared those calculations to our results based on our current market price and the proposed transaction price. The following table presents the results of this analysis:

Nuveen Investments
Ratio	Range	Median	Current Price	Transaction Price
Price / 2007E Earnings per Share	15.8x - 30.1x	19.4x	20.5x	24.5x
Price / 2008E Earnings per Share	14.1x - 23.8x	16.8x	17.4x	20.9x

*                    Price/Earnings ratios based on median IBES earnings estimates for calendar year. Market data as of June 18, 2007.

Goldman Sachs also calculated and compared the ratio of levered market cap, calculated as equity value plus net debt, to each of most recent assets under management (“AUM”), last quarter annualized (“LQA”) revenue and last quarter annualized earnings before interest, taxes, depreciation and amortization (“EBITDA”). The following table presents the results of this analysis:

Nuveen Investments
Ratio	Range	Median	Current Price	Transaction Price
Levered Market Cap / AUM	1.4% - 6.8%	3.2%	3.2%	3.8%
Levered Market Cap / LQA Revenue	3.0x - 7.1x	4.8x	6.6x	7.9x
Levered Market Cap / LQA EBITDA	10.6x - 19.2x	13.7x	13.8x	16.5x

*                    All figures based on data from publicly available filings and SNL Financial. Market data as of June 18, 2007.

Analysis of Selected Precedent Mergers and Acquisition Transactions.   Goldman Sachs analyzed certain publicly available information for eleven acquisitions in the asset management business in the U.S. that were announced and consummated during the period from May, 2000 to February, 2007. These transactions (listed by acquirer/target and month and year announced) included:

•       Putnam Investments/Great-West (February 2007)

•       WM Advisors/Principal (July 2006)

•       ML Asset Management/BlackRock (February 2006)

•       Citigroup/Legg Mason (June 2006)

•       State Street Research/BlackRock (August 2004)

•       Neuberger Berman/Lehman Brothers (July 2003)

•       Bernstein/Alliance (June 2000)

•       United Asset Management/Old Mutual (June 2000)

•       Nvest/CDC (June 2000)

•       Pioneer/UniCredito (May 2000)

•       Trimark/AMVESCAP (May 2000)

Although none of the companies participating in the selected transactions are directly comparable to Nuveen Investments, the companies participating in the selected transactions were publicly traded companies with operations that, for purposes of this analysis, may be considered similar in certain respects to certain of our operations. The comparison was made using public filings, public investor presentations and press releases.

For each of the precedent transactions, Goldman Sachs calculated and compared, among other things, the ratio of the estimated transaction value to the: (1) target company’s last twelve months EBITDA (“LTM EBITDA”); (2) target company’s last twelve months revenue (“LTM Revenue”); and (3) percentage of the target company’s AUM.

The following table sets forth the results of this analysis:

Ratio	Range	Mean	Median	Nuveen Investments/Parent Transaction
Transaction Value / LTM EBITDA	7.3x - 18.5x	11.8x	12.3x	18.0x(1)
Transaction Value / LTM Revenue	1.9x - 5.7x	3.7x	3.7x	8.4x
Transaction Value / AUM	0.8% - 10.6%	3.2%	2.0%	3.8%

(1)          Nuveen Investments’ LTM EBITDA excludes Other Income / (Expense). Other Income / (Expense) includes gains and losses on investments and miscellaneous income, including gain or loss on the disposal of assets.

Illustrative Discounted Cash Flows Analysis.   Goldman Sachs performed an illustrative discounted cash flow analysis (“DCF”) to determine the implied present value of our common stock. Goldman Sachs used discount rates ranging from 11% to 13%, reflecting estimates of the weighted average cost of capital of Nuveen Investments and illustrative terminal EBITDA multiples ranging from 11x to 15x based on estimated 2011 EBITDA multiples for Nuveen Investments. For purposes of this analysis, Goldman Sachs used a range of discount rates derived by utilizing a weighted average cost of capital analysis based on certain financial metrics for Nuveen Investments and selected companies that exhibited similar business characteristics to Nuveen Investments. To conduct this analysis, Goldman Sachs used two sets of projections based on, respectively, (1) projections of our management (“Management Projections”) and (2) analyst median estimates (“Analyst Median Projections”).

The Management Projections for the period 2007-2010 were based on projections provided by our management. For purposes of such analysis, projections for 2011 were calculated by Goldman Sachs assuming revenue growth to be equal to projected revenue growth for 2010 (10.4%) and margins to remain at 2010 levels. In addition, Goldman Sachs assumed: (1) capital expenditures to be equal to depreciation and amortization; (2) net working capital to stay constant at 5% of revenues; and (3) a constant share count. Projections for cash LLC incentive payments made by Nuveen Investments in connection with acquisitions in the ordinary course of business were provided by our management. This analysis resulted in a range of implied present values of $45.15 to $65.84 per share of our common stock.

The Analyst Median Projections for the period 2007-2010 were based on analyst median estimates. Earnings per share (“EPS”) for the period 2009-2011 were grown at median IBES long-term EPS growth rate of 12%. For purposes of such analysis, Goldman Sachs assumed: (1) capital expenditures to be equal to depreciation and amortization; (2) net working capital to stay constant at 5% of revenues; and (3) a constant share count. Net income was calculated based on projections for EPS and the number of average diluted shares outstanding. Earnings before interest and taxes was calculated using an assumed tax rate of 39% and our management’s projected net interest expense. Projections for cash LLC incentive payments made by Nuveen Investments in connection with acquisitions in the ordinary course of business were provided by our management. This analysis resulted in a range of implied present value of $49.17 to $71.47 per share of our common stock.

This compares to the merger consideration for our common stock of $65.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement.

Illustrative Future Price at Current EPS Multiples Analysis.   Goldman Sachs performed an illustrative analysis of the implied present value of the future price of our common stock, which is designed to provide an indication of the present value of a theoretical value of our equity based on estimated future EPS and assumed price to earnings per share multiples. This analysis calculates our current 1-year forward and 2-year forward EPS multiples based on (1) our management’s EPS estimates and (2) analyst median EPS estimates, for 2007 and 2008, respectively. These 1-year forward and 2-year forward share price to EPS multiples, which are assumed to remain constant in future periods, are applied to the projected 1-year forward and 2-year forward EPS estimates to derive implied share prices for the next three years. The implied share prices for each of the next three years are equal to the cumulative dividends per share plus the average of (1) the share price implied by the 1-year forward multiple applied to the 1-year forward EPS estimate and (2) the share price implied by the 2-year forward multiple applied to the 2-year forward EPS estimate. For the purposes of this analysis, the annual dividend per share was assumed to be equal to $0.96, which is equal to our last quarterly dividend per share of $0.24 on an annualized basis. In addition, our management’s EPS estimate for 2011, and analyst EPS estimates for 2010 and 2011, assumed annual EPS growth equal to the IBES projected long-term growth rate of 12.0%. The results of these calculations are summarized below:

	Present Value of Implied Future Share Price (12% Discount Rate)*
	1 Year	2 Years	3 Years
Management Forecast	$55.00	$55.60	$56.33
Analyst Median Estimate	58.64	60.66	61.10

*                    Assumes discount rate is equal to Nuveen Investments’ approximate weighted average cost of capital.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above without considering the analyses as a whole could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Nuveen Investments or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the special committee and our board of directors as to the fairness, from a financial point of view, to the holders of the outstanding shares of our common stock (other than holders of Excluded Shares) of the $65.00 per share in cash to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Nuveen Investments, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms-length negotiations between us and Parent and was approved by our board of directors. Goldman Sachs provided advice to the special committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the special committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, the Goldman Sachs opinion to the special committee and our board of directors was one of many factors taken into consideration by the special committee and our board of directors in making their determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the special committee in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to Nuveen Investments from time to time, including having acted as a co-manager with respect to the secondary offering of our shares of common stock by The St. Paul Travelers Companies, Inc. in April 2005 and as a co-manager with respect to the offering by Nuveen Investments of its 5.00% 10-year Senior Notes and its 5.50% 15-year Senior Notes (aggregate principal amounts $250,000,000 and $300,000,000, respectively) in September 2005.

Goldman Sachs has also provided and is currently providing certain investment banking and other financial services to Madison Dearborn, an affiliate of Parent, and its affiliates and portfolio companies, including having acted as financial advisor to Boise Cascade LLC, a portfolio company of Madison Dearborn, in connection with its sale of approximately 2.2 million acres of timberlands to Forest Capital Partners LLC in February 2005; as lead manager with respect to the offering of 15,500,000 shares of common stock of Packaging Corporation of America, a portfolio company of Madison Dearborn, in December 2005; as co-manager with respect to the offering by Intelsat Limited, a portfolio company of Madison Dearborn, of its 9.25% Senior Notes due 2016, its LIBOR plus 600 basis points Floating Rate Notes due 2013 and its 11.25% Senior Notes due 2016 (aggregate principal amounts $750,000,000, $260,000,000 and $1,330,000,000, respectively) in June 2006; and as financial advisor to Madison River Capital LLC, a former portfolio company of Madison Dearborn, in connection with its sale to CenturyTel Inc. in May 2007.

Goldman Sachs has also provided and is currently providing certain investment banking and other financial services to Merrill Lynch & Company, Inc. (“Merrill Lynch”), an affiliate of Parent, and its affiliates and portfolio companies, including having acted as co-manager with respect to the offering by Spirit Group, a portfolio company of Merrill Lynch, of its 4.375% Euro denominated 10-year bonds (aggregate principal amount €750,000,000) in November 2004; as co-manager with respect to the offering by The Hertz Corporation (“Hertz”), a portfolio company of Merrill Lynch, of its 8.875% Senior Notes due 2014, its 10.50% Senior Subordinated Notes due 2016 and its 7.785% Senior Notes due 2014 (aggregate principal amounts of $1,800,000,000, $600,000,000 and €225,000,000, respectively) in November 2005; as co-manager and lender with respect to the term facilities and asset backed securitization facilities of Hertz in November 2005; as a lender in connection with a bridge loan extended to Hertz (aggregate principal amount of $1,000,000,000) in June 2006; as co-manager with respect to the offering by HCA Inc., a portfolio company of Merrill Lynch, of its 9.125% Senior Secured Second Lien Notes due 2014, its 9.25% Senior Secured Second Lien Notes due 2016 and its Senior Secured Second Lien Toggle Notes due 2016 (aggregate principal amounts of $1,000,000,000, $3,200,000,000 and $1,500,000,000, respectively) in November 2006; as co-manager with respect to the public offering of 88,235,000 shares of common stock of Hertz in November 2006; and as co-manager with respect to the public offering of 51,750,000 shares of common stock of Hertz in June 2007.

Goldman Sachs has also provided and is currently providing certain investment banking and other financial services to Wachovia Corporation (“Wachovia”), an affiliate of Parent, and its affiliates and portfolio companies, including having acted as co-lead manager with respect to the offering by Wachovia of its 5.80% Wachovia Income Trust Securities (aggregate principal amount $2,500,000,000) in February 2006 and as a financial advisor in connection with Wachovia’s acquisition of Westcorp and all of the outstanding shares of WFS Financial Inc. not owned by Westcorp in March 2006.

Goldman Sachs has also provided certain investment banking and other financial services to Deutsche Bank AG (“Deutsche Bank”), an affiliate of Parent, and its affiliates and portfolio companies from time to time.

Goldman Sachs may also provide investment banking and other financial services to Nuveen Investments, Parent, Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking and other financial services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Nuveen Investments, Parent, Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Nuveen Investments, Parent, Merrill Lynch, Wachovia, Deutsche Bank, and their respective affiliates, and portfolio companies of Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank, for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank and their respective affiliates and such affiliates of Goldman Sachs may have invested in and may invest in the future in limited partnership units of affiliates of Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank. Goldman Sachs also engages in the asset management business and competes with the business of Nuveen Investments.

The special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated May 15, 2007, the special committee engaged Goldman Sachs to act as its financial advisor in connection with our consideration of various financial alternatives available to us. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee equal to approximately $29 million, $28 million of which is contingent upon the consummation of the transactions contemplated by the merger agreement. Half of the remaining $1 million was payable to Goldman Sachs within five business days of execution of the letter agreement and the other half was payable on July 1, 2007. In addition, we have agreed to reimburse Goldman Sachs periodically for its legal and other expenses incurred in connection with the transaction contemplated by the merger agreement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Sandler O’Neill & Partners, L.P.

By letter dated June 16, 2007, the special committee and our board of directors retained Sandler O’Neill to deliver a fairness opinion in connection with the merger. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill delivered a fairness opinion to the special committee and our board of directors in connection with the proposed merger. At the June 19, 2007 meetings of the special committee and our board of directors during which each of them considered and approved the merger agreement and the merger, Sandler O’Neill delivered to the special committee and, at the request of the special committee, to our board of directors, its oral opinion. Subsequently, Sandler O’Neill confirmed in writing that, as of such date, the merger consideration was fair to our stockholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge stockholders to read the entire opinion carefully in connection with their consideration of the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the special committee and our board of directors and is directed only to the fairness of the merger consideration to our stockholders from a financial point of view. It does not address our underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of our common stock as to how such stockholder should vote at the special meeting with respect to the merger agreement, the merger or any other matter.

In connection with rendering its June 19, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)         the merger agreement;

(2)         certain publicly available financial statements and other historical financial information of the company that it deemed relevant;

(3)         internal financial projections for the company for the years ending December 31, 2007 through December 31, 2010, as provided by and reviewed with our senior management;

(4)         certain audited financial statements and other historical financial information of Parent as provided by Parent that it deemed relevant in determining Parent’s ability to undertake the merger;

(5)         the publicly reported historical price and trading activity for our common stock, including a comparison of certain financial and stock market information for Nuveen Investments and similar publicly available information for certain other companies the securities of which are publicly traded;

(6)         the financial terms of certain recent business combinations in the asset management industry, to the extent publicly available;

(7)         the current market environment generally and the asset management environment in particular; and

(8)         such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of our senior management our business, financial condition, results of operations and prospects.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided by the company, Parent or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O’Neill further relied on the assurances of our management and Parent that they were not aware of any facts or circumstances that would make any of the information provided by us inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the company, Parent or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed that there has been no material change in the company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that we will remain as a going concern for all periods relevant to its analyses. Finally, Sandler O’Neill expressed no opinion as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

In rendering its June 19, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Nuveen Investments and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Nuveen Investments and the companies to which it is being compared.

The internal financial projections of the company provided by our senior management used and relied upon by Sandler O’Neill in its analyses were reviewed with our senior management who confirmed to Sandler O’Neill that those financial projections reflected the best currently available estimates and judgments of such management of our future financial performance. With respect to the financial projections used in its analyses, Sandler O’Neill assumed that the financial performance reflected in those financial projections would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These financial projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such financial projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the company and Sandler O’Neill. The analyses performed by

Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the special committee and, at the request of the special committee, our board of directors, at the special committee’s and our board of director’s meetings on June 19, 2007. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of our common stock or the price at which our common stock may be sold at any time.

Summary of the Merger.   Sandler O’Neill reviewed the financial terms of the merger agreement. Using the $65.00 cash price for each share of our common stock and based upon per-share financial information for the company for the twelve months ended March 31, 2007 and share trading data as of June 15, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios
Deal Price per Share	$65.00
Aggregate Deal Value (mm)(1)	$5,767
Premium Stock Price on June 15, 2007	19.1%
Premium to 30 Day Trailing Average Stock Price	22.6%
Premium to Date of Initial Offer(2)	38.2%
Premium to Last Twelve Months Average Stock Price	29.4%
Premium to 52-Week High Stock Price	15.7%
Premium to All-Time High Stock Price	15.7%
Equity Value Multiples(3):
Price/Last Twelve Months Earnings Per Share	27.7x
Price/2007 Management Earnings Per Share	24.8x
Price/2007 Analyst Earnings Per Share	24.5x
Price/2008 Management Earnings Per Share	22.6x
Price/2008 Analyst Earnings Per Share	20.8x
Enterprise Value Multiples(4):
Assets under Management	3.79%
Last Twelve Months Revenue	8.6x
Last Twelve Months EBITDA	16.3x

(1)          Aggregate consideration calculated using 88.722 million fully diluted shares as of June 4, 2007. Fully diluted share count includes 79.786 million basic shares outstanding, 15.078 million options outstanding with a weighted average strike price of $28.5009, 0.450 million restricted shares outstanding and 0.020 million restricted stock units outstanding.

(2)          Based on the company’s stock price of $47.02 as of March 29, 2007, the day Parent delivered its initial offer of $58.00-$59.00 per share.

(3)          Analyst earnings per share based on median I/B/E/S estimates; Management Earnings Per Share based on average diluted shares of 83.370 million as of March 31, 2007.

(4)          Enterprise value includes equity of 5,767 million, debt of $595 million, minority interest of $41 million, less cash and cash equivalents of $107 million.

Financial data as of March 31, 2007; Market data as of June 15, 2007.

Source: Bloomberg, Company Filings and Reports, SNL Financial

For purposes of Sandler O’Neill’s analyses, our earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $5,767 million, based upon 79,786,233 basic shares of our common stock outstanding, 450,208 restricted shares, 19,874 restricted stock units and including the intrinsic value of options to purchase 15,077,667 shares of our common stock at a weighted average strike price of $28.5009.

Comparable Company Analysis.   Sandler O’Neill used publicly available information to compare selected financial and market trading information for Nuveen Investments with the following group of asset management companies selected by Sandler O’Neill:

Affiliated Managers Group	Fortress Investment Group
AllianceBernstein	Franklin Resources
Amvescap	GAMCO Investors
BlackRock(1)	Janus Capital Group
Calamos Asset Management	Legg Mason
Cohen & Steers	T. Rowe Price Group
Eaton Vance	Waddell & Reed Financial
Federated Investors	W.P. Stewart & Co.

(1)          Pro Forma EBITDA for acquisition of Merrill Lynch Investment Managers.

The analysis compared the publicly available financial and market trading information for Nuveen Investments and the peer group as of and for the twelve-month period ended March 31, 2007, with pricing data as of June 15, 2007. The data are summarized in the table below.

	Comparable Group Analysis
	Nuveen Investments Current Price(3)	Nuveen Investments Offer Price(3)	Peer Group Median
Price/52 Week High Closing Price (%)	97.1	116.6	94.1
Price/GAAP 2007 Earnings Per Share(1)	20.6	24.5	19.2
Price/GAAP 2008 Earnings Per Share(1)	17.5	20.8	17.0
2007 PEG Ratio(2)	1.6	1.9	1.5
Enterprise Value/Last Twelve Months EBITDA	13.2	16.3	13.4
Enterprise Value/Last Twelve Months Revenue	6.9	8.6	5.3
Enterprise Value/AUM (%)	3.1	3.8	3.9

(1)          2007 and 2008 EPS based on median I/B/E/S analyst estimates.

(2)          Represents Price/GAAP 2007 Earnings Per Share as a multiple of median I/B/E/S analyst long term growth rates.

(3)          Enterprise value includes equity of 5,767 million, debt of $595 million, minority interest of $41 million, less cash and cash equivalents of $107 million.

Financial data as of March 31, 2007; Market data as of June 15, 2007
Source: Bloomberg, Company Filings and Reports, SNL Financial

Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed 30 merger transactions announced from January 1, 2000 through June 15, 2007 involving asset management companies. Sandler O’Neill reviewed the following high, low, mean and median multiples related to those selected merger transactions: transaction price at announcement to 30 day prior market price, transaction value to last twelve months’ net income, transaction value to last twelve months revenue, transaction value to last twelve months EBITDA and transaction value to assets under management. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share for our common stock of $36.15 to $65.74 based upon the median multiples for the asset management companies.

Comparable Transaction Multiples

	Median Group Multiple		Median Implied Value
Last Twelve Months Revenue (1) (2)	5.1	x	$36.15
Last Twelve Months EBITDA (1) (2)	11.1	x	$42.26
Last Twelve Months EPS	24.0	x	$56.40
Premium to 30 Day Prior Market	24.0%		$65.74
MRQ AUM (1) (2)	2.3%		$36.24

(1)          For Median Imputed Value, equity value derived from enterprise value by adjusting for debt of $595 million, minority interest of $41 million, and adding cash and cash equivalents of $107 million outstanding.

(2)          For Median Imputed Value, imputed per share values based on Nuveen Investments’ fully diluted share count as of June 4, 2007, which includes 79.786 million basic shares outstanding, 15.078 million options outstanding with a weighted average strike price of $28.5009, 0.450 million restricted shares outstanding and 0.020 million restricted stock units outstanding.

Financial data as of March 31, 2007; Market data as of June 15, 2007
Source: Bloomberg, Company Filings and Reports, SNL Financial

Discounted Cash Flow of the Company and Terminal Value Analysis.   Sandler O’Neill performed an analysis that estimated the future streams of cash flow of the company through December 31, 2010 under various circumstances. The analysis assumed our projected cash flow streams assuming we performed in accordance with the financial projections for 2007 through 2010 as provided by our management. To approximate the terminal value of our common stock at December 31, 2010, Sandler O’Neill applied price to current year EBITDA multiples of 11.0x to 15.0x. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%. These discount rates were chosen by Sandler O’Neill to reflect different assumptions regarding the required rates of return of holders or prospective buyers of our common stock. Then, a range was applied to the budgeted EBITDA of 15% under budget to 15% over budget, using a terminal EBITDA multiple of 13.0x and a discount rate of 11.8% for each respective tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for our common stock of $44.16 to $67.69 when applying the terminal EBITDA multiples and discount rates to the matched budget, $39.46 to $74.37 when applying the terminal EBITDA multiples to the -15% to +15% budget range, and $43.09 to $68.84 when applying the discount rates to the -15% to +15% budget range.

Present Value Per Share—Based on Terminal EBITDA Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x
10.0%	$50.41	54.73	59.05	63.37	67.69
11.0	48.75	52.94	57.12	61.31	65.49
12.0	47.16	51.22	55.27	59.33	63.38
13.0	45.63	49.56	53.49	57.43	61.36
14.0	44.16	47.97	51.78	55.60	59.41

Note:

Imputed per share values based on Nuveen Investments’ fully diluted share count as of June 4, 2007, which includes 79.786 million basic shares outstanding, 15.078 million options outstanding with a weighted average strike price of $28.5009, 0.450 million restricted shares outstanding and 0.020 million restricted stock units outstanding.

Financial data as of March 31, 2007; Market data as of June 15, 2007
Source: Bloomberg, Company Reports and Management, SNL Financial

Present Value Per Share—Based on Terminal EBITDA Multiples

EBITDA Variance	11.0x	12.0x	13.0x	14.0x	15.0x
(15.0)%	$39.46	42.94	46.41	49.88	53.35
(10.0)	42.15	45.83	49.50	53.18	56.86
(5.0)	44.84	48.72	52.60	56.48	60.36
0.0	47.52	51.61	55.69	59.78	63.86
5.0	50.21	54.50	58.79	63.08	67.37
10.0	52.90	57.39	61.88	66.38	70.87
15.0	55.58	60.28	64.98	69.67	74.37

Note:

Imputed per share values based on Nuveen Investments’ fully diluted share count as of June 4, 2007, which includes 79.786 million basic shares outstanding, 15.078 million options outstanding with a weighted average strike price of $28.5009, 0.450 million restricted shares outstanding and 0.020 million restricted stock units outstanding.

Financial data as of March 31, 2007; Market data as of June 15, 2007
Source: Bloomberg, Company Reports and Management, SNL Financial

Present Value Per Share—Based on Discount Rate

EBITDA Variance	10.0%	11.0%	12.0%	13.0%	14.0%
(15.0)%	$49.26	47.62	46.05	44.54	43.09
(10.0)	52.52	50.79	49.13	47.52	45.99
(5.0)	55.79	53.96	52.20	50.51	48.88
0.0	59.05	57.12	55.27	53.49	51.78
5.0	62.31	60.29	58.35	56.48	54.68
10.0	65.58	63.46	61.42	59.46	57.58
15.0	68.84	66.62	64.50	62.45	60.48

Note:

Imputed per share values based on Nuveen Investments’ fully diluted share count as of June 4, 2007, which includes 79.786 million basic shares outstanding, 15.078 million options outstanding with a weighted average strike price of $28.5009, 0.450 million restricted shares outstanding and 0.020 million restricted stock units outstanding.

Financial data as of March 31, 2007; Market data as of June 15, 2007
Source: Bloomberg, Company Reports and Management, SNL Financial

We have agreed to pay Sandler O’Neill a fee of $1 million for the delivery of its opinion. This fee became due upon delivery of the opinion and is not contingent on the closing of the merger. We have also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Sandler O’Neill has not received any investment banking fees from us in the past.

In the ordinary course of our business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to us and our respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of the company and its respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Projections

Our management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial projections prepared by our management in the first quarter of 2007 were made available to Madison Dearborn and potential co-investors with Madison Dearborn, the special committee, our board of directors and each of Goldman Sachs and Sandler O’Neill in connection with a potential transaction. We have included below the material financial projections (on a consolidated basis) to provide our stockholders access to certain nonpublic information that was provided to these parties in connection with a potential transaction. The inclusion of this information should not be regarded as an indication that Madison Dearborn, the potential co-investors, the special committee, our board of directors, Goldman Sachs, Sandler O’Neill or any other recipient of this information considered, or now considers, these projections to be a reliable prediction of future results. The special committee and our board of directors considered the execution risks associated with the financial projections below in considering and evaluating the merger.

We did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, KPMG LLP, has neither examined nor compiled the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report on our historical consolidated financial statements incorporated by reference in this proxy statement does not extend to the projections and should not be read to do so.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 of this proxy statement. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of Nuveen Investments, our board of directors, the special committee, Goldman Sachs or Sandler O’Neill assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. You are cautioned not to rely on this information in making a decision whether to vote in favor of adoption of the merger agreement, thereby approving the merger.

	Fiscal Year End(1)
	2007E(2)	2008E(2)	2009E(2)	2010E(2)
Revenues	$811	$886	$975	$1,076
EBIT	$383	$417	$459	$516
Net Income	$218	$240	$266	$302
EPS	$2.62	$2.86	$3.17	$3.59

(1)          Financial projections for all fiscal years were provided to the special committee, our board of directors, Goldman Sachs, Sandler O’Neill, Madison Dearborn and potential co-investors with Madison Dearborn.

(2)          All numbers in the above chart are in millions, except per share data. In preparing the projections, our management assumed a market appreciation of assets under management of 5% and 0% for equities and fixed income, respectively, in 2007; and 5.5% and 1.5% for equities and fixed income, respectively, in 2008-2010. In addition, structuring or similar fees and support costs which we expect to incur in 2007-2010 in connection with our anticipated launches of closed-end funds and other structured products are not included in these projections.

Delisting and Deregistration of Our Common Stock

Nuveen Investments common stock is registered as a class of equity securities under the Exchange Act and is quoted on The New York Stock Exchange under the symbol “JNC”. As a result of the merger, we will become a privately-held company, with no public market for our common stock. After the merger, our common stock will cease to be traded on The New York Stock Exchange, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, we will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to our common stock.

Considerations Relating to the Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference, for additional risks relating to our business.

Failure to complete the merger could negatively impact the market price of our common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•       the market price of our common stock may decline substantially to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

•       costs relating to the merger agreement, such as legal, accounting and financial advisory fees, and in specified circumstances, termination and expense reimbursement fees, must be paid by us even if the merger is not completed and our ability to recover from Parent and under the  guarantees of the Guarantors will be limited and subject to certain conditions; and

•       the diversion of our management’s attention from the day-to-day business of Nuveen Investments and the potential disruption to our employees and our relationships with customers, clients, investment teams and distributors during the period before the completion of the merger may make it difficult for us to achieve our strategic plan if the merger does not occur.

If the merger is not approved by our stockholders at the special meeting, Nuveen Investments, Parent and Merger Sub will not be permitted under Delaware law to complete the merger and we and Parent will each have the right to terminate the merger agreement. Upon such termination and under specified circumstances, we may be required to reimburse Parent for certain of its expenses up to a maximum of $20 million and to pay to Parent a termination fee of $200 million (less the amount of reimbursed expenses). See “Terms of the Merger Agreement—Reimbursement of Expenses; Termination Fees” beginning on page 87 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the merger.

Uncertainties associated with the merger may cause us to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with us following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and employees during the period prior to completion of the merger.

Financing

We currently estimate the total amount of funds necessary to complete the merger and the related transactions to be approximately $[•] billion, which includes approximately $5.8 billion to be paid out to our stockholders and holders of other equity-based interests in Nuveen Investments and the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. Parent has obtained equity financing commitments from the Equity Sponsors (as defined below) and debt financing commitments from the Debt Providers (as defined below) for the transactions contemplated by the merger agreement. After giving effect to the contemplated draws under the debt commitments, we currently expect that the total amount of debt outstanding at the close of the merger to be approximately $3.7 billion (including our currently outstanding senior notes).

Equity Financing

In this proxy statement, we refer to:

•       Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners V Executive-A, L.P., collectively, as the “MDCP Parties,”

•       Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P. and Citigroup Capital Partners II Cayman Holdings, L.P., collectively, as the “Citigroup Equity Parties,”

•       Deutsche Bank Investment Partners, Inc., the MDCP Parties, MLGPE U.S. Strategies LLC and Wachovia Capital Partners 2007, LLC, collectively, as the “Guarantors,”

•       Wachovia Capital Partners 2007, LLC and Wachovia Investment Holdings, LLC, together, as the “Wachovia Equity Parties,” and

•       The Citigroup Equity Parties, Deutsche Bank Investment Partners, Inc., the MDCP Parties, MLGPE U.S. Strategies LLC and the Wachovia Equity Parties, collectively, as the “Equity Sponsors.”

Holdings has delivered an equity commitment to Parent in the amount of up to $2.7 billion. Holdings, in turn, has received equity commitments from investment funds and other investors affiliated with or managed by the Equity Sponsors, totaling approximately $2.7 billion. The Equity Sponsors have informed Nuveen Investments that they intend to syndicate a portion of their respective equity commitments to other investors. Such other investors may include affiliates of debt financing sources, limited partners of the Equity Sponsors and other co-investors, some of whom may be existing stockholders of Nuveen Investments. The terms and conditions of any additional equity syndication are subject to further negotiations and discussions among the Equity Sponsors and the potential equity investors.

The equity commitment letters provide that the equity funds will be contributed to fund the merger consideration in accordance with the merger agreement. Each of the equity commitments is subject to completion of the merger. The amount of these commitments to be funded under each respective equity commitment letter agreement on or prior to the closing may be reduced on a dollar for dollar basis (1) for purchases of equity securities of Holdings by their respective affiliates and our current officers and stockholders and (2) to the extent agreed by Madison Dearborn, for purchase of equity securities by Holdings by third parties funding directly or indirectly to Holdings.

Each equity commitment will expire upon the earliest to occur of (1) the effective time of the merger, (2) the valid termination of the merger agreement in accordance with its terms, (3) the termination of the equity commitment letters executed by the Guarantors and delivered to Merger Sub or (4) when we or any of our affiliates assert a claim (a) against any Guarantor under any of the guarantees (as defined in the merger agreement) or (b) otherwise directly or indirectly against any Guarantor or affiliate thereof in connection with the merger agreement or any of the transactions contemplated thereby.

Concurrently with the execution and delivery of the equity commitment letters, the Guarantors have executed and delivered to us limited guarantees related to the performance by Parent (and Merger Sub in the case of the MDCP Parties) of certain payment obligations under the merger agreement. For a description of the guarantees, see “Terms of the Merger Agreement—Limited Guarantees” beginning on page 88 of this proxy statement.

Debt Financing

In this proxy statement, we refer to:

•       Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., collectively, as “Deutsche Bank,”

•       Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, together, as “Merrill Lynch,”

•       Morgan Stanley Senior Funding, Inc. as “Morgan Stanley,”

•       Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC, collectively, as “Wachovia,” and

•       Deutsche Bank, Merrill Lynch, Morgan Stanley and Wachovia, collectively, as the “Debt Providers.”

Parent and Merger Sub have received a debt commitment letter, dated as of June 19, 2007, from the Debt Providers to provide the following, subject to the conditions set forth in the debt commitment letter:

•       initially to Merger Sub, and upon consummation of the merger, to the surviving corporation of the merger, which we refer to as the “Borrower,” up to $2.69 billion of senior secured credit facilities (not all of which is expected to be drawn at closing) for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Nuveen Investments and its subsidiaries, paying fees and expenses incurred in connection with the merger and for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries; and

•       to Borrower, up to $660 million of senior unsecured bridge loans for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Nuveen Investments and its subsidiaries and paying fees and expenses incurred in connection with the merger.

Pursuant to such debt commitment described above, the Debt Providers have delivered debt financing commitments in approximately the following amounts:

Debt Providers	Commitment Amount
Deutsche Bank.	$893,344,500
Merrill Lynch	893,344,500
Wachovia	893,344,500
Morgan Stanley.	670,000,000
TOTAL	$3,350,000,000

Deutsche Bank, Merrill Lynch and Wachovia were each allocated 26.6667% of the total commitments and Morgan Stanley was allocated 20% of the total commitments of the senior secured credit facility. Deutsche Bank, Merrill Lynch and Wachovia were each allocated 26.6667% of the total commitments and Morgan Stanley was allocated 20% of the total commitments of the senior unsecured bridge facility.

The merger agreement contemplates a period of 25 consecutive calendar days, which we refer to in this proxy statement as the “marketing period,” to consummate the transactions contemplated by the debt financing commitments. There are certain requirements in order for the marketing period to commence. See “Terms of the Merger Agreement—Marketing Period” beginning on page 81 of this proxy statement.

The debt commitment letter and the debt financing commitments thereunder will automatically terminate if the initial borrowing under the facilities does not occur on or before the earlier of (1) the consummation of the merger and (2) April 30, 2008. The debt financing commitments are subject to the satisfaction or waiver of certain conditions, including, without limitation, the following:

•       the absence of a material adverse effect (as defined in the merger agreement);

•       the execution and delivery of definitive credit documentation consistent with the debt commitment letter and the term sheets for the debt facilities and consistent with similar facilities involving affiliates of Madison Dearborn or, to the extent agreed to by Madison Dearborn, affiliates of other top-tier private equity sponsors;

•       the consummation of the merger substantially simultaneously with the initial borrowing under the debt financing facilities, without any material provision of the merger agreement having been waived, amended, supplemented or otherwise modified in a manner material and adverse to the lenders without the consent of the lead arrangers (which consent may not be unreasonably withheld or delayed);

•       the consummation of the equity contribution to Parent substantially simultaneously with the initial borrowing under the facilities;

•       the receipt by the lead arrangers of certain audited, unaudited and pro forma financial statements, including certain projections;

•       with respect to the senior bridge facility, the receipt by the Investment Bank (as defined in the fee letter to the debt commitment letter) of all financial statements for a high yield financing of the type customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act of 1933 in accordance with the senior bridge facility term sheet; and

•       the receipt by the lead arrangers of documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made if the debt financing described herein is not available as anticipated. The documentation governing the debt financing facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Senior Secured Term and Revolving Credit Facilities (the “Senior Secured Facility”)

General.   The Borrower under the Senior Secured Facility will initially be Merger Sub and, upon consummation of merger, the surviving corporation. The Senior Secured Facility will be comprised of a (1) $2.44 billion term loan facility with a term of seven years and (2) $250 million revolving credit facility with a term of six years.

Each of Deutsche Bank, Merrill Lynch, Wachovia and Morgan Stanley were appointed as lead arrangers and bookrunners for the Senior Secured Facility. Deutsche Bank has been appointed as administrative agent and collateral agent for the Senior Secured Facility. Wachovia has been appointed as syndication agent and Merrill Lynch and Morgan Stanley have been appointed as co-documentation agents for the Senior Secured Facility.

Interest Rate and Fees.   Loans under the Senior Secured Facility are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the Senior Secured Facility shall be subject to decreases based on a senior secured leverage ratio (which means the ratio of the Borrower’s total net senior secured debt to adjusted EBITDA) and shall be as agreed upon between the Borrower and the Debt Providers.

Guarantors.   All obligations under the Senior Secured Facility, and, at the option of the Borrower, any designated interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates and cash management obligations owed to a lender or any of its affiliates will be unconditionally guaranteed jointly and severally by Parent and each of the existing and future direct and indirect, wholly-owned material domestic subsidiaries of the Borrower (other than certain subsidiaries to be mutually agreed upon, including subsidiaries that are broker-dealers).

Security.   The obligations of the Borrower and the guarantors under the Senior Secured Facility, the guarantees, any designated interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates and cash management obligations that are guaranteed owed to a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, (1) on a first-lien basis, by all the capital stock of the Borrower and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries) directly held by the Borrower or any guarantor and (2) on a first-lien basis, by substantially all present and future assets of the Borrower and each guarantor. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Senior Secured Facility on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.

Other Terms.   The Senior Secured Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Senior Secured Facility will also include customary events of defaults including a change of control to be defined.

Senior Unsecured Bridge Facility (the “Bridge Facility”)

The Borrower is expected to issue up to $660 million aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes. The notes may or may not be registered under the Securities Act and may or may not be offered in the United States absent registration or an applicable exemption from registration requirements. If the offering of notes by the Borrower is not completed on or prior to the closing of the merger, the Debt Providers have committed to provide up to $660 million of a senior unsecured Bridge Facility. The Borrower would be the borrower under the Bridge Facility. The bridge facility will be guaranteed (on a senior subordinated basis) by the domestic subsidiaries of the surviving corporation that guarantee the Senior Secured Facility.

Merrill Lynch, Deutsche Bank, Morgan Stanley and Wachovia have been appointed lead arrangers and bookrunners and Merrill Lynch has been appointed as administrative agent.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that our directors and executive officers have interests in the transaction that are different from, or in addition to, your interests as a stockholder. Our board of directors and the special committee were aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger.

Treatment of Nuveen Investments Stock Options in the Merger

Options to acquire shares of our common stock granted under various Nuveen Investments stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled as of the effective time of the merger in consideration for the right to receive a cash payment equal to the excess of $65.00 over the exercise price per share of the option multiplied by the number of shares subject to the option, less any applicable withholding taxes. Each of our executive officers will benefit from this cash-out of all of his or her options in the same manner as all other holders of our outstanding options.

The table below sets forth, as of July 19, 2007, for each of our executive officers, (a) the number of shares subject to vested options to purchase our common stock held by such person, (b) the value of such vested options (without regard to deductions for withholding taxes), calculated by multiplying (1) the excess of $65.00 over the per share exercise price of the option by (2) the number of shares subject to the option, (c) the number of additional options held by such person that will vest immediately prior to the effective time of the merger in accordance with the terms of the merger agreement, (d) the value of such additional options (without regard to deductions for withholding taxes), calculated by multiplying (1) the excess of $65.00 over the per share exercise price of the option by (2) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for withholding taxes), calculated, for each such person, by adding the amount shown in column (b) and the amount shown in column (d). This table assumes that the number of options held by each person in the table on the date of the consummation of the merger will be identical to the number of options held by him or her on July 19, 2007. None of our non-employee directors hold any stock options.

Information Regarding Stock Options

	Vested Options		Options that Will Vest as a Result of the Merger*		Total Shares and Value
	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Shares	(f) Value
Executive Officer
Timothy R. Schwertfeger	2,272,869	$98,796,472.18	839,024	$19,825,089.43	3,111,893	$118,621,561.61
John P. Amboian	1,797,285	$77,111,365.60	708,957	$16,764,340.20	2,506,242	$93,875,705.80
Alan G. Berkshire	476,000	$18,851,335.00	168,540	$3,771,620.82	644,540	$22,622,955.82
William Adams IV	356,000	$13,369,460.00	107,371	$2,598,267.68	463,371	$15,967,727.68
Alan A. Brown	190,000	$7,237,800.00	78,028	$1,798,822.10	268,028	$9,036,622.10
Glenn R. Richter	—	—	57,114	$1,101,038.48	57,114	$1,101,038.48
John L. MacCarthy	—	—	57,013	$1,008,723.98	57,013	$1,008,723.98
Sherri A. Hlavacek	18,000	$647,280.00	19,481	$417,946.03	37,481	$1,065,226.03

*                    Includes unvested options that are outstanding under our 1996 Equity Incentive Plan, which will vest upon adoption of the merger agreement by our stockholders, and unvested options that are outstanding under our 2005 Equity Incentive Plan, which will vest upon the completion of the merger.

Treatment of Nuveen Investments Restricted Stock in the Merger

Except as otherwise agreed by Parent and the holder of outstanding restricted stock, upon completion of the merger, all outstanding shares of restricted stock (and deferred restricted stock) granted under Nuveen Investments’ equity incentive plans will become fully vested and will be converted into the right to receive a cash payment equal to $65.00 per share, less any applicable withholding taxes. Each of our executive officers will benefit from this accelerated vesting of his or her restricted stock in the same manner as all other holders of our outstanding restricted stock. In addition, while, as of the date of this proxy statement, no arrangements have been agreed upon, and it is not certain whether any such arrangements will be agreed upon, certain members of our management may convert into, or contribute a portion of the proceeds from the exchange of their restricted stock to Parent in exchange for, equity in Parent or the surviving corporation after the merger.

The table below sets forth, as of July 19, 2007, for each of our executive officers, (a) the number of shares of restricted stock held by such person that will vest (or deferred restricted stock that will be paid out) as a result of the merger, (b) the per share value of the restricted stock, (c) the aggregate deferred dividend equivalents that have accrued with respect to deferred restricted stock and (d) the total cash payment that will be made to the executive officer with respect to those shares of restricted stock in connection with the merger (without regard to deductions for withholding taxes). This table assumes that the number of shares of restricted stock held by each person in the table on the date of the consummation of the merger will be identical to the number of shares of restricted stock held by him or her on July 19, 2007. None of our non-employee directors hold any shares of restricted stock.

Information Regarding Restricted Stock

Executive Officer	(a) Shares*	(b) Value Per Share	(c) Aggregate Deferred Dividend Equivalents	(d) Total
Timothy R. Schwertfeger	428,312	$65.00	$1,565,381.18	$29,405,661.18
John P. Amboian	301,183	$65.00	—	$19,576,895.00
Alan G. Berkshire	38,570	$65.00	—	$2,507,050.00
William Adams IV	23,403	$65.00	—	$1,521,195.00
Alan A. Brown	47,540	$65.00	—	$3,090,100.00
Glenn R. Richter	24,151	$65.00	—	$1,569,815.00
John L. MacCarthy	13,756	$65.00	—	$894,140.00
Sherri A. Hlavacek	4,619	$65.00	—	$314,795.00

*                    Includes unvested restricted shares and deferred restricted stock that are outstanding under our 1996 Equity Incentive Plan, which will generally vest or be settled (as applicable) upon adoption of the merger agreement by our stockholders, and unvested restricted shares that are outstanding under our 2005 Equity Incentive Plan, which will generally vest upon the completion of the merger.

Treatment of Nuveen Investments Restricted Stock Units in the Merger

In connection with the merger, all outstanding restricted stock units granted under Nuveen Investments’ equity incentive plans will be cancelled and will be converted into the right to receive a cash payment equal to $65.00 multiplied by the maximum number of shares of our common stock subject to the restricted stock unit and plus any dividend equivalents accrued with respect to the restricted stock unit, less any applicable withholding taxes.

The table below sets forth, as of July 19, 2007, for each of our non-employee directors, (a) the number of restricted stock units held by such person that will vest as a result of the merger and (b) the total cash payment that will be made to the director with respect to those restricted stock units in connection with the merger (without regard to deductions for withholding taxes). This table assumes the number of restricted stock units held by each person in the table on the date of the consummation of the merger will be identical to the number of restricted stock units held by him or her on July 19, 2007. None of our executive officers hold any restricted stock units.

Information Regarding Restricted Stock Units

Directors	(a) RSUs	(b) Value
Willard L. Boyd	6,133.61	$398,684.42
Duane R. Kullberg	6,133.61	$398,684.42
Roderick A. Palmore	5,809.37	$377,608.85
Connie K. Duckworth	1,885.25	$122,541.38

Change in Control and Severance Agreements

We have entered into certain agreements with our executive officers that, in each case, provides for severance payments and other benefits to the executive officer if his or her employment is terminated by us or any successor entity. The completion of the merger would constitute a change in control of Nuveen Investments for purposes of these agreements.

Timothy R. Schwertfeger and John P. Amboian

Pursuant to the employment agreement with each of Messrs. Schwertfeger and Amboian, in the event that the executive’s employment is terminated (a) other than for Cause or (b) for Good Reason (each as defined below), the executive will receive: (1) a pro rated annual bonus for the year of termination based on his average bonus (both cash and equity portions) for the last three years (“Recent Average Bonus”), (2) a lump sum cash payment equal to three times the executive’s annual base salary plus his Recent Average Bonus, (3) continuation of welfare benefits for the earlier of three years or the date medical or welfare benefit coverage with another employer begins, in which case such coverage provided herein will become secondary to any new coverage, (4) three years of additional age and service credit under our retirement plan and (5) immediate vesting of all outstanding equity awards. Messrs. Schwertfeger and Amboian are also entitled to a full gross-up payment with respect to any excise tax incurred under Section 4999 of the Code. We do not expect that consummation of the merger, in and of itself, will require us to make any gross-up payments to Messrs. Schwertfeger and Amboian.

Each of the agreements define “Cause” as (1) the willful and continued failure of the executive to perform substantially his duties with Nuveen Investments, (2) willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Nuveen Investments, (3) conviction of a felony or a guilty or nolo contendere plea by the executive or (4) a material breach of the executive’s responsibility under the agreement to maintain confidential information.

Each of the agreements define “Good Reason” as (1) any action by Nuveen Investments which results in a material diminution of the executive’s position, authority, duties, or responsibilities, (2) any failure by Nuveen Investments to pay the executive the contractually determined compensation, (3) a requirement that the executive be based at an office or location other than Chicago, Illinois, (4) the failure by Nuveen Investments to require any successor to expressly assume and agree to perform the agreement, (5) a termination of the executive not permitted by the agreement including Nuveen Investments giving the executive a notice of termination of the employment period under the agreement so that the employment period is not automatically extended and (6) failure of the board of directors to nominate the executive for election to the board of directors or to appoint the executive, in Mr. Schwertfeger’s case, to each committee of the board of directors (other than the Audit, Compensation, and Nomination & Governance Committees), and, in Mr. Amboian’s case, to the Executive Committee of the board of directors, where legally permitted to do so. In addition, the executive’s resignation shall be deemed to be a termination for Good Reason (a) where such termination would constitute a “Qualifying Termination” (as defined below), (b) resignation for any reason during the 60-day period following the six-month anniversary of a “change of control” (as defined in our 1996 Equity Incentive Award Plan or any successor thereto), where the executive was not actively and substantively involved in the negotiation of the terms of the Change of Control transaction or event or (c) resignation at any time during the two-year period following a Change of Control in connection with or subsequent to which (1) his position, title, authority, duties or responsibilities are changed adversely, (2) any change is made, without his consent, to our business strategy or business operations which is inconsistent with our business strategy or business operations immediately prior to such Change of Control or (3) he is asked to report to any person (A) other than the board of directors (or, in Mr. Amboian’s case, our principal executive officer) of a publicly traded company that is Nuveen Investments or a successor to Nuveen Investments (if Nuveen Investments is publicly traded immediately prior to such Change of Control) or (B) the Chief Executive Officer of the ultimate parent company of the acquiring company (in the event Nuveen Investments is no longer publicly held and the agreements remain in effect immediately prior to such Change in Control). A “Qualifying Termination” means (1) a termination of employment by Nuveen Investments other than for Cause during the two-year period following a Change in Control, (2) a termination of employment by the executive for Good Reason during the two-year period following a Change in Control or (3) the termination of employment by the executive for any reason (or no reason at all) during the 30-day period commencing one year after the date of a Change in Control. Termination by reason of the Executive’s death or disability shall not be treated as a “Qualifying Termination.”

Each agreement further provides that the executive will not disclose confidential information and will not be permitted to solicit or hire any person employed by Nuveen Investments for twelve months after termination of employment.

On June 19, 2007, our board of directors appointed Mr. Amboian as our Chief Executive Officer effective July 1, 2007. Since July 1, 2007, Mr. Schwertfeger has served as non-executive Chairman of our board of directors. The appointment of Mr. Amboian as our Chief Executive Officer has given Mr. Schwertfeger a basis to terminate his employment agreement for “Good Reason” under his existing employment agreement. In light of the agreement reached between Mr. Schwertfeger and Parent discussed below, the company and Mr. Schwertfeger have postponed further discussions regarding terms and arrangements relating to the transition in roles and in connection with Mr. Schwertfeger’s rights and obligations under his employment agreement. Parent and Mr. Schwertfeger have informed us that they have reached an agreement in principle under which, among other things, Mr. Schwertfeger would waive his rights upon a good reason termination and Parent would permit Mr. Schwertfeger to purchase, on terms similar to Madison Dearborn, equity of Parent or the surviving corporation after the merger.  The final documentation of this agreement has not been completed.

Alan A. Brown

In the event Mr. Brown’s employment is terminated (a) other than for “cause” (as defined in Nuveen Investments’ equity incentive award plan in effect at the time of termination) or (b) for “good reason” (as defined below), Mr. Brown will receive (1) continuation of his annual base compensation then in effect for up to 18 months after the date of termination and (2) a pro rated annual bonus (based on the number of days he was employed in the year during which he was terminated) for the year of termination based on his prior year’s bonus. Mr. Brown is prohibited from soliciting Nuveen Investments’ clients or employees during the period in which he receives base compensation continuation payments. He can, however, relinquish his rights to future payments at any time and be released from this limitation. The severance rights provided in these employment terms are in lieu of any severance rights Mr. Brown would otherwise have under Nuveen Investments’ severance plan. The term “good reason,” as defined in these employment terms, means (1) Mr. Brown’s responsibilities are materially diminished without his consent or (2) Mr. Brown is required to report to any person other than the President of Nuveen Investments or another member of the Office of the Chairman without his consent. Good reason does not include any action not taken in bad faith that is remedied by us within 30 days after we receive detailed written notice of the action from Mr. Brown.

Glenn R. Richter and John L. MacCarthy

The employment terms of Messrs. Richter and MacCarthy are outlined in offer summaries entered into in May 2006 and March 2006, respectively. If we terminate either executive’s employment without cause prior to January 1, 2008, then the terminated executive will be entitled to receive upon termination a bonus that is a pro rata portion (based on the number of days he was employed in the year during which he is terminated) of $800,000. In addition, in that case, each terminated executive will also be entitled to receive a special severance payment equal to $500,000, which amount will be paid either through a semi-monthly salary continuation or through a lump-sum payment 45 days following the date of termination.

Severance Plan

In accordance with the severance plan for Nuveen Investments’ broker-dealer subsidiary, for which Ms. Hlavacek and Messrs. Adams and Berkshire are eligible, if an employee is terminated by the company other than due to unacceptable performance or misconduct, the employee is eligible to receive a month’s salary for each completed year such employee was employed, with a minimum of three months and up to a maximum of eighteen months, provided he or she is otherwise in compliance with the plan. Messrs. Schwertfeger, Amboian, Richter, Brown and MacCarthy and other employees with employment agreements or terms are not eligible to participate in this severance plan during the term of such agreements, but will be eligible to participate upon the termination of such agreements or terms.

Information Regarding Change in Control Severance Payments

The following table sets forth information regarding the estimated value of payments and other benefits that would be payable or provided by us to each of our executive officers pursuant to certain termination and/or change in control provisions described above on pages 60 through 63 if his or her employment were to be terminated immediately following the completion of the merger and assuming that the merger were to be completed on October 1, 2007, under circumstances entitling such executive officer to severance under such agreements. The value of outstanding stock options and restricted stock is described above on pages 59 through 60.

Executive Officers	Bonus Through Termination Date	Salary and/or Bonus Continuation	Health & Welfare Continuation	Incremental Non- Qualified Pension	Gross-up Payment	Total Payments
Timothy R. Schwertfeger	$6,488,414	$28,179,975	$62,557	$598,515	$19,578,777	$54,908,238
John P. Amboian	$5,515,153	$23,540,484	$58,957	$246,187	$17,404,781	$46,765,562
Alan G. Berkshire	—	$416,667	$12,588	—	—	$429,255
William Adams IV	—	$562,500	$25,176	—	—	$587,676
Alan A. Brown	$867,048	$600,000	$4,895	—	—	$1,471,943
Glenn R. Richter	$600,548	$500,000	$4,196	—	—	$1,104,744
John L. MacCarthy	$600,548	$500,000	$4,196	—	—	$1,104,744
Sherri A. Hlavacek	—	$190,000	$3,340	—	—	$193,340

Payment of Deferred Bonus Plan Accounts

Under our Deferred Bonus Plan, we permit our senior executives to defer all or a portion of their annual cash bonus and receive a return on the amounts so deferred measured by (1) the prime rate or (2) the performance of one or more of a specified list of investment products sponsored by us. Upon a change in control, all accounts under the Deferred Bonus Plan become payable in a lump sum. As of June 30, 2007, Messrs. Amboian, Berkshire and Adams had aggregate balances under the Deferred Bonus Plan of approximately $1,579,589, $694,369 and $1,395,844, respectively. No other executive officers have balances in the Deferred Bonus Plan. None of our non-employee directors participate in the Deferred Bonus Plan.

Payment of Retirement Benefits

Mr. Schwertfeger is eligible to receive early retirement benefits under our Retirement Plan and Excess Benefit Retirement Plan, which provide for reduced retirement benefits once a participant has completed 15 or more years of continuous service and has reached at least age 55. If Mr. Schwertfeger were to choose to retire effective October 1, 2007, the present value of his early retirement benefits under these plans would be $4,691,653, which includes the value of the non-qualified pension enhancement quantified in the table above. None of our other executive officers is currently (or would be as of October 1, 2007) eligible for early retirement under these plans.

Rabbi Trust Obligations

Pursuant to the trust agreement under our Excess Benefit Retirement Plan, upon a change in control, we are required to contribute funds to a trust in an amount sufficient to pay all benefits payable under the plan. The completion of the merger will result in a change in control for purposes of the trust agreement. The trust is currently unfunded. We anticipate being required to contribute an amount equal to approximately $5,292,233 to the trust to satisfy the funding obligation. This amount includes funds necessary to pay benefits to all participants in the Excess Benefit Retirement Plan, including our executive officers.

Pursuant to the trust agreement under the Nuveen Scholarship Plan, following a change in control, we will not be entitled to the return of any funds held in the trust established pursuant to the plan, except in the form of reimbursement of scholarship benefits. In addition, the trust cannot be terminated for a period of ten years following a change in control.  The completion of the merger will result in a change in control for purposes of the trust agreement. As of June 30, 2007, the trust held assets in an amount equal to $4,873,787.

Exculpation, Indemnification and Insurances

The merger agreement provides, among other things, that, for a period of six years after the effective time of the merger, Parent will cause the certificate of incorporation and bylaws or other organizational documents of the surviving corporation and each of its subsidiaries to contain provisions no less advantageous with respect to the elimination of liability of directors, indemnification of officers and directors and advancement of expenses than are set forth in the corresponding provisions of such organizational documents as in effect on the date of the merger agreement. The merger agreement also provides that the surviving corporation shall obtain and fully pay the premium for an extension of specific portions of our existing directors’ and officers’ insurance and fiduciary liability insurance for a period of six years after the effective time of the merger. See “Terms of the Merger Agreement—Indemnification and Insurance” on page 89 of this proxy statement.

Special Committee Compensation

Our board of directors has provided that each member of the special committee is to be paid by us a fee of $2,500 for each day that such member attends a full meeting of the special committee or otherwise devotes substantial time and attention to matters for which the special committee was formed. Compensation for members of the special committee was not and is not contingent on the committee approving or recommending the merger or any other strategic alternative, or the consummation of the merger or any other strategic alternative.

Benefits Arrangements with the Surviving Corporation

Parent has agreed that, following the completion of the merger, Parent will cause the surviving corporation and its subsidiaries to assume and honor each of the company’s employment, severance, retention, change of control and similar plans, agreements and arrangements (including any such plan, agreement or arrangement applicable to our executive officers, but excluding any commitment to grant equity compensation) in accordance with their terms as in effect immediately prior to the completion of the merger, subject to any amendment or termination that may be permitted by such agreement or arrangement.

Parent has agreed to cause the surviving corporation and each of its subsidiaries to maintain, for a period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, for each employee employed by Nuveen Investments or any of its subsidiaries at the effective time of the merger (including our executive officers), benefits under employee benefit plans and severance benefits that, in the aggregate, are no less favorable than those provided immediately prior to the effective time of the merger. Parent has agreed to recognize the service of such employees with Nuveen

Investments and its subsidiaries prior to the consummation of the merger for purposes of eligibility to participate, level of benefits, vesting and benefit accruals with respect to any benefit plan, program or arrangement maintained by Parent or the surviving corporation, with the exception of benefit accruals under certain defined benefit plans and to the extent such credit would result in a duplication of benefits. Parent has also agreed to waive all waiting time to participate in the benefit plans of the surviving corporation and limitations as to pre-existing conditions to the extent waived under any such plan maintained by Nuveen Investments immediately prior to the effective time of the merger and give effect, for the applicable plan year in which the closing of the merger occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by Nuveen Investments and its subsidiaries (to the extent credited under such plan) immediately prior to the effective time of the merger.

New Management Arrangements

As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, except with respect to Mr. Schwertfeger as described above, no member of our management has entered into any agreement, arrangement or understanding with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity plans of, Parent or the surviving corporation.

As people are the most important assets of an asset management firm, Parent has informed us that it currently intends to retain our current management team following the merger. Parent has also informed us that it intends to offer members of management the opportunity to invest in equity of Parent (and/or a parent/subsidiary thereof) on terms that are no more favorable than other investors in Parent. Further, Parent has informed us that it intends to establish an equity-based incentive program for the surviving corporation to give our key employees the opportunity to receive up to 15% of the future increase in Parent’s equity value. The specific terms of such equity-based incentive program have not yet been determined and no participation interests have yet been allocated to members of our management or other key employees. It is anticipated that this equity program will be subject to vesting over a number of years of continued employment and transfer restrictions.

Although it is likely that members of our current management team will enter into new arrangements with Parent or its affiliates regarding employment with, and the right to purchase or participate in the equity and/or profits of, Parent (and/or a subsidiary thereof), there can be no assurance that any parties will reach an agreement. These matters are subject to negotiation and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger and will not become effective until after the merger is completed.

Regulatory Matters

The HSR Act and the regulations promulgated thereunder require that we and Parent file notification and report forms with respect to the merger and related transactions with the Antitrust Division and the FTC. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division and the FTC on July 3, 2007. On July 17, 2007, we received notice from the FTC of early termination of the HSR waiting period.

At any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us or, after completion of the transaction, Parent.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is adopted by our stockholders, conditions may be placed on the merger that could cause us to abandon it.

Litigation Relating to the Merger

On June 20, 2007, a putative class action suit was filed in the Circuit Court of Cook County, Illinois, Chancery Division, by an alleged stockholder of Nuveen Investments, naming Nuveen Investments, members of the board of directors and Madison Dearborn as defendants in the complaint. The case is captioned Robert Summerfield v. Nuveen Investments, Inc., et al., Case No. 07CH 16315. This is a stockholder class action suit for alleged breaches of fiduciary duty or other violations of applicable law arising out of the pending merger. The petition alleges that the defendants have breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing, or have aided and abetted such breaches. The plaintiff asks the court to declare the suit a proper class action suit and to certify the plaintiff as class representative and plaintiff’s counsel as class counsel. The plaintiff seeks, among other things, to enjoin the proposed merger, to have the Circuit Court declare that the directors of Nuveen Investments have breached their fiduciary duties and to have attorneys’ fees awarded to plaintiff’s counsel.

On June 21, 2007, June 26, 2007 and June 27, 2007, similar putative class action suits were filed in the same court by alleged stockholders of Nuveen Investments. The cases are captioned Samuel K. Rosen v. Nuveen Investments, Inc., et. al., Case No. 07CH 16443, Levy Investments v. Nuveen Investments, Inc., et al., Case No. 07CH 16832 and John Sudderth v. Nuveen Investments, Inc., et al., Case No. 07CH 16939, and name as defendants Nuveen Investments, members of our board of directors and, in the case of Levy Investments, Madison Dearborn. On June 28, 2007, a similar putative class action suit was filed in the Court of Chancery of the State of Delaware in and for New Castle County. The case is captioned Brockton Contributory Retirement Sys. v. Nuveen Investments, Inc., Case No. 3060, and names as defendants Nuveen Investments, members of our board of directors, Madison Dearborn, Parent and Merger Sub. The complaints variously allege that the defendants breached their fiduciary duties of loyalty, due care, independence, good faith or fair dealing. All of the plaintiffs ask the court to declare the suit a proper class action suit and to certify the respective plaintiffs as class representative. Among other things, all complaints seek to enjoin the proposed merger. Additionally, two of the cases, Sudderth and Brockton Contributory Retirement System, seek imposition of a constructive trust, in favor of the class, upon any benefits improperly received by defendants as a result of the alleged misconduct.

We believe that the complaints are entirely without merit and intend to defend vigorously against these actions.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of Nuveen Investments common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service (the “IRS”) and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary is not binding on the IRS or a court and there are no assurances that the tax consequences described in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Nuveen Investments common stock. For example, this summary does not address the alternative minimum tax. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Nuveen Investments common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction or who are deemed to sell their common stock in a constructive sale transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who own 5% or more of Nuveen Investments common stock and holders who do not hold their shares of Nuveen Investments common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Nuveen Investments common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Nuveen Investments common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, merger consideration paid to our stockholders will be taxable to our stockholders for U.S. federal income tax purposes. A holder of Nuveen Investments common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Nuveen Investments common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Nuveen Investments common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Nuveen Investments common stock for more than one year prior to the effective time of the merger. If the holder has held the Nuveen Investments common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

Dissenting Stockholders

Our stockholders who validly exercise dissenters’ rights with respect to the merger, as discussed under “—Appraisal Rights” beginning on page 68 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Nuveen Investments common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Each such stockholder should consult its own tax advisor as to the tax consequences of the receipt of cash as a result of exercising dissenters’ rights.

Backup Withholding and Information Reporting

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Nuveen Investments common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifying that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Nuveen Investments common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Nuveen Investments common stock. Cash received in the merger will be subject to information reporting unless an exemption applies.

Appraisal Rights

Holders of record of our shares of common stock who do not vote in favor of the adoption of the merger agreement or consent thereto in writing and who properly demand appraisal of their shares will be entitled to seek appraisal of the “fair value” of their shares under Section 262 of the Delaware General Corporation Law, referred to in this proxy statement as “Section 262”.

In order to exercise appraisal rights and obtain “fair value” for your shares exclusive of any element of value arising from the expectation or accomplishment of the merger, you must demand an appraisal and perfect your appraisal rights in accordance with Section 262. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps set forth in Section 262 properly and in a timely manner to perfect appraisal rights. Failure to follow exactly the procedures specified under Section 262 will result in the loss of appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock entitled to vote as to which appraisal rights are asserted.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, when a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Appendix D. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting on [•], 2007, a written demand for the appraisal of the stockholder’s shares, and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock entitled to vote held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal pursuant to Section 262 should be made in writing and delivered to the following address prior to the vote on the adoption of the merger agreement: Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention: Secretary.

The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third-party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps set forth in Section 262, and summarized here, properly and in a timely fashion.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, Nuveen Investments has agreed to provide Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other related instruments served pursuant to the Delaware General Corporation Law received by us pursuant to Section 262. Parent will have the right to participate in and direct negotiations and proceedings with respect to demands for appraisal under Section 262. We will not make any payments with respect to, or settle or offer to settle, any demands for appraisal without the prior written consent of Parent.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the cash merger consideration that they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the cash merger consideration.

Parent has informed us that it does not anticipate offering to any stockholder exercising appraisal rights more than $65.00 per share to any holder of shares of common stock, and Parent has reserved the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $65.00 per share of common stock. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, such costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares

(except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $65.00 in cash per share, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.

Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder who may wish to pursue appraisal rights is urged to consult legal counsel promptly.

TERMS OF THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger and the merger agreement but does not purport to describe all of the terms of the merger agreement and may not contain all of the information about the merger and the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. We have included this description of the merger agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about us. You can find such factual information elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where Stockholders Can Find More Information” below.

The Merger

The merger agreement provides that on the third business day following the day on which the conditions to the merger are satisfied or waived and the marketing period described below under the section entitled “—Marketing Period” has elapsed, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the company, with the company continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. Following the satisfaction or waiver of the conditions to the merger and the expiration of the marketing period, we and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by Parent and us and specified in the certificate of merger) (which we refer to as the “effective time”).

We expect that the merger will be consummated as promptly as practicable after all conditions to the merger (including the vote of our stockholders in favor of the adoption of the merger agreement) have been satisfied or waived and the marketing period has expired. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to consummate the merger as promptly as practicable.

We or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances whether before or after the adoption of the merger agreement by our stockholders. You can find additional details on termination of the merger agreement under the section entitled “—Termination of the Merger Agreement”.

Merger Consideration

At the effective time, unless otherwise agreed between a stockholder and Parent, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares owned by us, Parent or Merger Sub and dissenting shares under Delaware law) will automatically be cancelled and will cease to exist and will be converted into the right to receive $65.00 in cash and the payment of any dividends declared with a record date prior to the effective time that remain unpaid at the effective time and that are due, in each case, without interest and less any applicable withholding taxes.

Treatment of Restricted Shares, Options and Restricted Stock Units

Except as otherwise agreed by Parent and a holder of our restricted shares, options to acquire our common stock or restricted stock units, such restricted shares, options and restricted stock units will, as of the effective time, be treated as follows:

•       each unvested restricted share of the company outstanding immediately prior to the consummation of the merger will become vested and become free of restrictions and each restricted share of the company will be cancelled and converted into the right to receive from the surviving corporation $65.00 in cash, without interest and less any applicable withholding taxes;

•       each option to acquire shares of our common stock outstanding immediately prior to the consummation of the merger will become vested with respect to the number of shares covered by such option and will be cancelled in exchange for the right to receive from the surviving corporation a cash payment equal to the number of shares of our common stock underlying the holder’s option multiplied by the amount by which $65.00 exceeds the exercise price for each share of the company’s common stock underlying the options, without interest and less any applicable withholding taxes; and

•       each restricted stock unit (and each deferred share of restricted stock) outstanding immediately prior to the consummation of the merger will be cancelled and converted into the right to receive from the surviving corporation a cash payment equal to the number of shares of the company’s common stock subject to such restricted stock unit (and deferred restricted stock) multiplied by $65.00 plus any dividend equivalents accrued with respect to such restricted stock unit (and deferred restricted stock) but not yet distributed as of the effective time (other than any such dividend equivalents that are held in the form of restricted stock units (and deferred restricted stock) as of the effective time), without interest and less any applicable withholding taxes.

The options to acquire shares of our common stock and restricted shares of our common stock granted under the company’s 1996 Equity Incentive Award Plan will become fully vested, and outstanding restricted stock units (and deferred restricted stock) granted under our 1996 Equity Incentive Plan that vested before January 1, 2005 will be settled, upon the adoption of the merger agreement by our stockholders. The options to acquire shares of our common stock, restricted shares of our common stock and restricted stock units granted under our 2005 Equity Incentive Plan, and restricted stock units (and deferred restricted stock) granted under our 1996 Equity Incentive Award Plan that were unvested as of January 1, 2005 will become fully vested upon the completion of the merger.

Payment for the Shares

Before the merger, Parent will designate a bank or trust company reasonably acceptable to us (the “paying agent”) to act as agent for the payment of the merger consideration. At the effective time, Parent will cause to be deposited with the paying agent cash in the amount necessary to pay the aggregate merger consideration as described above under the section entitled “—Merger Consideration”.

At the close of business on the date on which the effective time occurs and upon the settlement of transfers that occurred prior to the effective time, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

Promptly after the effective time, the surviving corporation will instruct the paying agent to send to each holder of record of shares of our common stock a letter of transmittal and instructions advising each such holder how to surrender its shares of common stock in exchange for the merger consideration. The paying agent will pay each such holder its merger consideration after such holder has (a) surrendered its shares of common stock of the company to the paying agent and (b) provided to the paying agent its signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to each such holder by any applicable withholding taxes.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time, such cash will be returned to the surviving corporation upon demand, subject to any applicable unclaimed property laws.

If the paying agent is to pay some or all of the merger consideration to a person other than the registered owner of a stock certificate, the recipient must have the applicable stock certificates properly endorsed or otherwise in proper form for transfer, and the recipient must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will instruct each holder of record of shares of our common stock what to do if it has lost its certificate or if such certificate has been stolen or destroyed. Each such holder will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in a customary amount and upon such terms as the surviving corporation directs as indemnity against any claim that may be made against it in respect of the certificate.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the effective time, our certificate of incorporation as in effect immediately prior to the effective time will be amended to read in its entirety as the certificate of incorporation of Merger Sub (except that Article I thereof shall be amended to read “The name of the Corporation is Nuveen Investments, Inc.”), and our by-laws as in effect immediately prior to the effective time will be amended to read in their entirety as the by-laws of Merger Sub, and, in each case as so amended, will be the certificate of incorporation and by-laws of the surviving corporation, until thereafter amended in accordance with their terms or applicable law. In addition, as of the effective time, the directors of Merger Sub and our officers immediately prior to the effective time will be the directors and officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and by-laws of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties that the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or such other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement. While we do not believe that the disclosure letter contains information required by securities laws to be publicly disclosed that has not already been disclosed either in this proxy statement or our other filings with the SEC, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the merger agreement attached as Appendix A to this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the relevant section of the disclosure letter. The disclosure letter contains information that has been included in Nuveen Investments’ prior public disclosures as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and such changes may or may not be fully reflected in our public disclosures. At the effective time, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by stockholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by any party thereto after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Nuveen Investments and the merger that is contained in this proxy statement as well as in the filings that Nuveen Investments makes and has made with the SEC.

The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement.

The representations and warranties made by us to Parent and Merger Sub include representations and warranties relating to, among other things:

•       due organization, power, standing and other corporate matters;

•       authorization, execution, delivery and enforceability of the merger agreement and related matters;

•       the consents we are required to obtain and the regulatory filings we are required to make in connection with entry into the merger agreement and the consummation of the merger and related transactions;

•       absence of any conflict with, violation of, or default under, organizational documents, contracts, permits or laws as a result of execution, delivery and performance of the merger agreement and the consummation the merger and related transactions;

•       capitalization;

•       subsidiaries and other equity investments;

•       the accuracy and completeness of the information contained in the reports and financial statements that we have filed with the SEC since December 31, 2005, and the compliance of our SEC filings with applicable requirements of federal securities laws;

•       the preparation in accordance with generally accepted accounting principles in the United States (“GAAP”) of financial statements included or incorporated by reference in documents filed with the SEC since December 31, 2005;

•       compliance with laws and permits;

•       undisclosed liabilities;

•       the absence of certain changes or events since December 31, 2006;

•       the absence of litigation;

•       contracts;

•       tax matters, employee benefit plans and ERISA compliance;

•       intellectual property matters;

•       title to real property;

•       funds and assets under management;

•       absence of anti-takeover provisions;

•       the receipt of an opinion from our financial advisor;

•       the absence of undisclosed finder’s and similar fees in connection with the merger;

•       interested party transactions; and

•       indebtedness.

The representations and warranties made by Parent and Merger Sub to us include representations and warranties relating to, among other things:

•       due organization, power, standing and other corporate matters;

•       authorization, execution, delivery and enforceability of the merger agreement and related matters;

•       the consents Parent and Merger Sub are required to obtain and the filings they are required to make in connection with entering into the merger agreement and the consummation of the merger and related transactions;

•       the absence of any conflict with, violation of, or default under, organizational documents, permits and laws as a result of execution, delivery and performance of the merger agreement and the consummation of the merger and related transactions;

•       sufficiency and effectiveness of, and no default under, the financing commitments and absence of undisclosed conditions with respect thereto;

•       conduct of business of Merger Sub;

•       solvency;

•       guarantees; and

•       absence of understandings or arrangements between our management or directors, on the one hand, and Parent, Merger Sub or any of its affiliates, on the other hand.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” on us means any fact, event, circumstance, development, change, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, occurrences or effects (a) is materially adverse to the business, financial condition or results of operations of us and our subsidiaries, taken as a whole, other than any fact, event, circumstance, development, change, occurrence or effect to the extent relating to:

•       (1)

•        (A) the economic, business, financial or regulatory environment generally affecting the investment management industry to the extent such fact, event, circumstance, development, change, occurrence or effect does not have a materially disproportionate effect on us;

•        (B) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States to the extent such fact, event, circumstance, development, change, occurrence or effect does not have a materially disproportionate effect on us;

•        (C) changes in applicable law or GAAP or the enforcement thereof after the date of the merger agreement to the extent such change or enforcement thereof does not have a materially disproportionate effect on us;

•        (D) any reduction in the level of assets under management or revenue run rate of us in and of itself (for the avoidance of doubt, any underlying cause for any such reduction shall not be excluded by this clause (D));

•        (E) our failure to meet analysts’ expectations, projections or forecasts or changes in the market price or trading volume of our securities, in each case, in and of itself (for the avoidance of doubt, any underlying cause for any such failure or changes shall not be excluded by this clause (E));

•        (F) any failure by us to take any action referred to below in the section entitled “—Conduct of Business Pending the Merger” due to Parent’s withholding of consent following written notice from us that the withholding of such consent would reasonably be expected to have a material adverse effect on us (determined in accordance in accordance with the balance of this definition); or

•        (G) any litigation arising from or relating to allegations of a breach of any fiduciary duty relating to the merger agreement or the transactions contemplated by the merger agreement; or

•       (2) the public announcement or pendency of the merger agreement or the performance of and compliance with the terms of the merger agreement, including losses or threatened losses of the relationships of us or any of our subsidiaries with any clients or the loss or departure of any officers or employees of us or any of our subsidiaries; or

(b)   prevents or materially delays or materially impairs our ability to consummate the merger by March 19, 2008.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time.

Conduct of Business Pending the Merger

Until the effective time, except as expressly required by the merger agreement or otherwise required by applicable law, we are obligated to, and to cause each of our subsidiaries to, conduct our operations in all material respects in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to maintain our business organizations intact and maintain our goodwill with customers and employees. In addition, until the effective time, except with the prior consent of Parent, as expressly contemplated by the merger agreement or otherwise required by applicable law, we may not, and will cause each of our subsidiaries not to, take any of the following actions:

•       propose or adopt any change to our organizational or governing documents;

•       make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock; provided that we may continue to pay quarterly cash dividends not in excess of $0.24 per share during the third and fourth quarters of 2007 and the first quarter of 2008 (with record dates no earlier than September 4, 2007, December 3, 2007 and March 3, 2008, respectively); and provided further that we may not declare a quarterly dividend with respect to the quarter in which the effective time occurs unless the effective time is after the record date for such quarter (such restriction not applying to dividends or distributions paid by a subsidiary to us or any wholly owned subsidiary of ours in the ordinary course of business consistent with past practice);

•       (a) adjust, split, combine or reclassify or otherwise amend the terms of any capital stock, (b) except for specified exceptions, repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer any shares of capital stock, (c) except for specified exceptions, issue, grant, deliver or sell any shares of capital stock, (d) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of capital stock or (e) register for sale, resale or other transfer any shares of our common stock under the Securities Act;

•       except for specified exceptions, (a) increase the compensation or benefits payable to any past or present directors, officers or employees or enter into any bonus or incentive arrangement with any past or present directors, officers or employees, (b) grant or pay any severance or termination pay to any past or present directors, officers or employees, (c) enter into any new employment or severance agreement with any past or present directors, officers or employees, (d) establish, adopt, enter into, amend or take any action to accelerate rights or fund benefits under any benefit plan or (e) contribute any funds to a “rabbi trust” or similar grantor trust;

•       except for specified exceptions, including sales of seed capital investments, sell, lease or otherwise dispose of any assets or securities with a value in excess of $10 million, including by merger, consolidation, asset sale or other business combination or by property transfer;

•       other than in the ordinary course of business consistent with past practice, mortgage or pledge any material assets or create, assume or suffer to exist any liens on any material assets;

•       except for specified exceptions, make any acquisitions, by purchase, merger, consolidation or other business combination or make any purchase of any property or assets from any person;

•       take any action that (a) would prevent any public fund from qualifying as a “regulated investment company” under Section 851 of the Internal Revenue Code (the “Code”) or (b) would be materially inconsistent with the prospectuses and other offering, advertising and marketing materials of any public fund then engaging in a public offering of its shares;

•       except for specified exceptions, incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

•       except for specified exceptions, make any loans, advances or capital contributions to, or investments in, any other person;

•       authorize or make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not in excess of $5 million in any one project or $12 million in the aggregate;

•       (a) change financial accounting policies or procedures, other than as required by law or generally accepted accounting principles (GAAP) or (b) write up, write down or write off the book value of any assets, other than in the ordinary course of business consistent with past practice or as may be required by law or GAAP;

•       except for specified exceptions, waive, release, assign, settle or compromise any legal action;

•       (a) settle or compromise any material tax audit, make or change any material tax election or file any material amendment to a material tax return, (b) except as required by applicable law, change any annual tax accounting period or adopt or change any material tax accounting method or (c) enter into any material closing agreement, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•       enter into, amend in any material respect, waive any material right or obligation under or terminate any affiliate transaction;

•       except for specified exceptions, enter into, or amend or modify in any material respect, any material contract;

•       except for specified exceptions, hire, promote or terminate any executive officer; or

•       agree or commit to do any of the foregoing.

Efforts to Consummate the Merger

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with applicable laws, each of the parties to the merger agreement has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the closing of the merger are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable, including, among other things:

•       obtaining all necessary actions or non-actions, waivers, consents and approvals from all applicable governmental entities and clients;

•       making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity and client;

•       within ten business days after the date of the merger agreement, making an appropriate filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act with respect to the transactions contemplated by the merger agreement; and

•       subject to first having used its commercially reasonable efforts to negotiate a reasonable resolution of any objections underlying such lawsuit, defending and contesting any lawsuit challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed.

Financing

Parent and Merger Sub have agreed to use their commercially reasonable efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the debt financing commitments. We have agreed to use commercially reasonable efforts to provide to Parent and Merger Sub all cooperation reasonably requested by Parent in connection with the financing, including, but not limited to, (1) assisting in preparation of materials and documents necessary for financing, (2) executing and delivering any pledge and security documents and other definitive financing documents and (3) furnishing financial statements and other such financial and other pertinent information regarding the company to Parent and its financing sources. See the section entitled “Adoption of the Merger Agreement—Financing” for a description of the financing arranged by Parent to fund the merger and related transactions.

Parent has agreed:

•       to use its commercially reasonable efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the debt financing commitments and to satisfy on a timely basis all conditions applicable to Parent in any definitive agreements entered into relating to the debt financing that are within its control; and

•       in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its commercially reasonable efforts to arrange alternative financing on terms no less favorable to Parent and the company (as determined in its reasonable judgment) than those contemplated by the debt financing commitments as promptly as practicable so long as such alternative financing (1) does not impose new, additional or modified conditions to the receipt of the financing than those set forth in the debt financing commitments or (2) will not be reasonably likely to cause any material delay in the satisfaction of the conditions to closing.

Parent has agreed that neither it nor any of its affiliates may award more than one entity or person (or after 5:00 p.m., New York City time, on July 19, 2007 (the “go-shop period end time”), more than two entities or persons) any financial advisory role on an exclusive basis or engage more than one bank, investment bank or other provider of financing (or after the go-shop period end time, more than two banks, investment banks or other providers of financing) on an exclusive basis, in connection with the merger and the transactions contemplated by the merger agreement.

Marketing Period

Unless otherwise agreed by Parent and us, the parties to the merger agreement are required to consummate the merger no later than the third business day following the day on which the last of the conditions to the merger described under the section entitled “—Conditions to the Merger” below is satisfied or waived and the marketing period has elapsed. The purpose of the marketing period is to provide Parent and Merger Sub a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger.

For purposes of the merger agreement, “marketing period” means the period of 25 consecutive calendar days throughout and at the end of which:

•       Parent and its financing sources have received certain financial information and consents and comfort letters from our independent registered public accounting firm; and

•       the conditions to the obligation of Parent and Merger Sub to close are satisfied and remain satisfied.

In addition, for purposes of calculating the 25 consecutive calendar day period, August 17, 2007 through September 3, 2007, November 21, 2007 through November 25, 2007 and December 20, 2007 through January 1, 2008 will not be counted or taken into account. Furthermore, if at any point during the 25 consecutive calendar day period we have not provided Parent with sufficiently current required financial information, a new 25 calendar day period will be required and will commence upon receipt by Parent of such sufficiently current financial information.

If all or any portion of the debt financing structured as privately offered notes has not been received by Parent or Merger Sub by the time that all of the conditions to the closing of the merger are satisfied or waived and the bridge facilities contemplated in the debt financing commitments are available on the terms and conditions set forth in the debt financing commitments, Parent and Merger Sub will borrow under such bridge financing and cause the proceeds of such bridge financing to be used to replace the privately offered notes financing no later than the last day of the marketing period or the date on which the conditions to the closing of the merger are satisfied or waived, whichever is later.

Conditions to the Merger

Conditions to Each Party’s Obligations.   Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•       the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock;

•       any applicable waiting period (and any extension thereof) under the HSR Act must have expired or been terminated and, if any foreign merger control law is applicable to the merger, the applicable governmental entity must have given all necessary approvals or consents, except for those approvals or consents the failure of which to obtain would not be material to us and our and subsidiaries, taken as a whole; and

•       no governmental entity will have enacted or issued any law or order which are then in effect that enjoin or otherwise prohibit the consummation of the merger. No governmental entity will have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit the consummation of the merger.

Conditions to Parent’s and Merger Sub’s Obligations.   The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•       our representation and warranty with respect to the absence of a material adverse effect on us must be true  and correct as of the date of the merger agreement and the closing date as if made at and as of such time;

•       our representations and warranties with respect to our due organization and the due organization of our subsidiaries, our authorization to enter into the merger agreement, the enforceability of the merger agreement, our capital structure, the absence of anti-takeover provisions, the absence of undisclosed finder’s fees and our indebtedness and the indebtedness of our subsidiaries, must be true and correct in all material respects as if made at and as of the date of the merger agreement and the closing date (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties);

•       all other representations and warranties made by us in the merger agreement must be true and correct as of the date of the merger agreement and the closing date as if made at and as of such time (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on us;

•       we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants that we are required to perform or comply with under the merger agreement at or prior to the effective time;

•       we must have delivered a certificate signed by one of our senior executive officers stating that the foregoing conditions have been satisfied; and

•       the revenue run rate of us and our subsidiaries as of the closing date must be at least 80% of the revenue run rate of us and our subsidiaries as of the base date. In order to satisfy this condition, we will need to obtain consents to the merger from our non-public fund clients, our public fund clients and the shareholders, of our public fund clients. If any of our clients or, in the case of our public fund clients, their shareholders do not consent to the merger on or prior to the closing date, our revenue run rate as of the closing date will exclude the revenues we generate from such clients for purposes of determining whether this condition is satisfied.

The “revenue run rate” of us and our subsidiaries means the aggregate annualized investment advisory and sub-advisory fees computed primarily by reference to assets under management that are payable to us or our affiliates (including our subsidiaries) in respect of all client accounts as to which we provide any of the foregoing services, determined by multiplying the adjusted assets under management of us and our subsidiaries for each such account by the applicable annual fee rate for such account.

The “adjusted assets under management” of us and our subsidiaries means the amount of assets under management as of May 31, 2007 (or, in the case of specified funds, the last date prior to the date of the merger agreement for which the amount of assets under management was available) adjusted:

•       to reflect net cash flows (additions and withdrawals and, with respect to public funds, exclusive of dividends or distributions or reinvestment of dividends or distributions), new accounts and terminated accounts or accounts for which us or any of our subsidiaries has received a notification of termination that has not been withdrawn from and after the base date through the last business day of the most recently completed month (or, in the case of specified funds, the last business day of either the next to last most recently completed month or the most recently completed fiscal quarter);

•       to exclude any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations from and after the base date; and

•       to exclude any client accounts that require a public fund consent or a non-public fund consent and with respect to which the company or the applicable subsidiary of the company shall not have obtained a public fund consent or non-public fund consent, as the case may be.

The “base date” means May 31, 2007 (or, in the case of specified funds, the last date prior to the date of the merger agreement for which the amount of assets under management was available).

Conditions to Our Obligations.   Our obligation to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•       the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct as of the closing date as if made at and as of such time, except to the extent the facts or matters causing the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties), would not reasonably be expected to, individually or in the aggregate, materially adversely affect Parent’s or Merger Sub’s ability to consummate the merger by March 19, 2008;

•       Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be perform by them under the merger agreement at or prior to the effective time; and

•       Parent and Merger Sub must have delivered a certificate signed by a senior executive officer of Parent stating that the foregoing conditions have been satisfied.

Restrictions on Solicitations of Other Offers; Change in Recommendation and Termination of the Merger Agreement

The merger agreement provides that, until the go-shop period end time, we were permitted to:

•       initiate, solicit and encourage any takeover proposal (including by way of providing non-public information), provided that we had to promptly provide to Parent and Merger Sub any non-public information concerning us or our subsidiaries that was provided to any person given such access which was not previously provided to Parent and Merger Sub; and

•       enter into and maintain discussions or negotiations concerning a takeover proposal or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations or the making of any takeover proposal.

We did not receive any takeover proposals prior to the go-shop period end time.

From and after the go-shop period end time, we have agreed not to:

•       initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any takeover proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations; or

•       approve or recommend, or propose to approve or recommend, any takeover proposal, change the recommendation of the board of directors that the stockholders adopt the merger agreement or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement providing for or relating to any takeover proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.

In addition, from and after the go-shop period end time, we have agreed to cease and terminate with all persons any solicitation, encouragement, discussions or negotiations existing at such time.

Notwithstanding the aforementioned restrictions, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or furnish information to, any party to the extent that we receive from such party a takeover proposal that:

•       our board of directors determines in good faith is bona fide;

•       our board of directors (acting through the special committee if such committee still exists) determines in good faith, after consultation with our financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a superior proposal; and

•       was not a result of our or any of our representatives’ intentional breach of the restrictions regarding soliciting takeover proposals described above.

In such cases, we (a) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into an agreement that contains confidentiality provisions that are no less favorable in the aggregate to us than those contained in a confidentiality agreement we have entered into with Madison Dearborn in connection with the merger and (b) will promptly provide to Parent and Merger Sub any non-public information concerning us or our subsidiaries provided to such other person that was not previously provided to Parent and Merger Sub.

In addition, notwithstanding the aforementioned restrictions, at any time prior to the adoption of the merger agreement by our stockholders, in response to a bona fide written takeover proposal received by us, our board of directors may withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its recommendation that its stockholders adopt the merger agreement and may cause us to terminate the merger agreement in order to enter into a definitive agreement in respect of such takeover proposal if:

•       our board of directors (acting through the special committee if such committee still exists) determines in good faith, after consultation with our financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal;

•       our board of directors (acting through the special committee if such committee still exists) determines in good faith, after consultation with our financial advisors and outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law; and

•       such takeover proposal was not a result of our or any of our representatives intentional breach of the restrictions regarding soliciting takeover proposals described above;

except that our board of directors may not withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its recommendation to our stockholders or cause us to terminate the merger agreement unless (a) if the basis for such withdrawal, modification or qualification is a superior proposal and (b) we have complied with the actions described in the two bullet points below:

•       we have provided prior written notice to Parent, at least three days in advance (the “notice period”), of our board of directors’ intention to withdraw, modify or qualify its recommendation to our stockholders or to cause us to terminate the merger agreement, which notice will specify the material terms and conditions of such superior proposal (including the identity of the person making such superior proposal) and we have provided to Parent a copy of the relevant proposed transaction agreements with the person making such superior proposal and other material documents, including the alternative acquisition agreement. If there are any material revisions to such superior proposal, we are required to deliver a new written notice to Parent (except that the notice period will be 24 hours) and again comply with the provisions of this bullet point.

•       prior to our board of directors withdrawing, modifying or qualifying its recommendation to our stockholders or causing the company to terminate the merger agreement, we have, during the notice period, negotiated with Parent in good faith to make such adjustments in the terms of and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal.

Finally, notwithstanding the aforementioned restrictions, at any time prior to the adoption of the merger agreement by our stockholders, in the absence of a takeover proposal, our board of directors may withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its recommendation that our stockholders adopt the merger agreement if our board of directors (acting through the special committee if such committee still exists) determines in good faith, after consultation with our financial advisors and outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law.

We may not terminate the merger agreement as a result of a superior proposal in accordance with the foregoing procedures unless we first pay the $200 million termination fee as described below under the section entitled “—Reimbursement of Expenses; Termination Fees” and, simultaneously with terminating the merger agreement, we enter into an acquisition agreement relating to such superior proposal.

From and after the go-shop period end time, we are required to promptly (but in any event within 48 hours) notify Parent if we receive from any person (a) any takeover proposal or any indication that such person is considering making a takeover proposal, (b) any request for non-public information relating to us or our subsidiaries (other than requests for information in the ordinary course of business and unrelated to a takeover proposal) or (c) any inquiry or request for discussions or negotiations regarding a takeover proposal. From that time, we are required to promptly (but in any event within 48 hours) notify Parent of the identity of such person and provide to Parent a copy of such takeover proposal (including any material modification to any takeover proposal), and to keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of the status of any such takeover proposal (including the material terms and conditions thereof and of any modification thereto).

A “takeover proposal” means any proposal or offer from any person or group of persons (other than Parent and certain of its affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of (1) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the company and its subsidiaries, taken as a whole, (2) 15% or more of the equity interests in the company (by vote or value), (3) any tender offer, self tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the equity interests (by vote or value) in the company or (4) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the company (or any subsidiary of the company whose business constitutes 15% or more of the net revenues, net income or assets of the company and its subsidiaries, taken as a whole).

A “superior proposal” means any bona fide written takeover proposal (A) that our board of directors (acting through the special committee if such committee still exists) determines in its good faith judgment (following consultation with financial advisors and outside legal counsel) to be more favorable from a financial perspective (taking into account (1) any legal, financial, regulatory and other aspects of such takeover proposal and the merger and other transactions contemplated by the merger agreement deemed relevant by our board of directors (or the special committee, as applicable) and (2) the anticipated timing, conditions and prospects for completion of such takeover proposal) to our stockholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement), except that the reference to “15%” in the definition of “takeover proposal” shall be deemed to be a reference to “50%” and (B) for which financing, if a cash transaction (whether in whole or in part), is then fully committed.

Termination of the Merger Agreement

The merger agreement may be terminated:

•       at any time prior to the effective time by mutual written consent of us and Parent;

•       at any time prior to the effective time by either us or Parent if:

•        the merger is not consummated on or before March 19, 2008;

•        the merger agreement has been submitted to our stockholders for adoption at the special stockholders’ meeting called for such purpose and the requisite stockholder vote is not obtained at such meeting (including any adjournment or postponement thereof); or

•        if any law or governmental entity prohibits consummation of the merger or if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and non-appealable;

provided that the right to terminate the merger agreement in accordance with the foregoing is not available to any party whose material breach of any of its obligations under the merger agreement was a principal cause of, or resulted in, the failure of a condition to the merger.

•       at any time prior to the effective time by Parent if:

•        (a) our board of directors (or the special committee) withdraws, modifies or qualifies in a manner adverse to Parent and the Merger Sub its recommendation that our stockholders adopt the merger agreement, (b) our board of directors or the special committee approves, endorses or recommends any takeover proposal (other than the merger), (c) we fail to include the recommendation of the board of directors to the company’s stockholders in respect of the merger in this proxy statement or (d) we or our board of directors (or the special committee) publicly announces its intention to do any of the foregoing; or

•        a breach by the company of any representation, warranty, covenant or agreement in the merger agreement that is incapable of being cured by March 19, 2008 occurs that would give rise to the failure of certain conditions to closing to be satisfied (unless Parent or Merger Sub is then in material breach of the merger agreement);

•       by us (acting through the special committee if then in existence) if:

•        at any time prior to the effective time, a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement in the merger agreement that is incapable of being cured by March 19, 2008 occurs that would prevent Parent or Merger Sub from consummating the transactions contemplated by the merger agreement (unless the company is then in material breach of the merger agreement);

•        prior to our stockholders adopting the merger agreement, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal and provided that concurrently with doing so we pay to Parent the termination fee described below, all in accordance with the provisions in the merger agreement described under the section entitled “—Restrictions on Solicitations of Other Offers; Change in Recommendation and Termination of the Merger Agreement”; or

•        (a) all of the conditions to the obligation of Parent and Merger Sub to close have been satisfied or waived and (b) on or prior to the last day of the marketing period, neither Parent, Merger Sub nor the surviving corporation have received the proceeds of the debt financing in an amount sufficient to consummate the transactions contemplated by the merger agreement.

Reimbursement of Expenses; Termination Fees

We have agreed to reimburse Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses, up to a limit of $20 million, if either we, Parent or Merger Sub terminates the merger agreement because of the failure to receive the requisite stockholder vote for adoption of the merger agreement at the special meeting (or any adjournment thereof) called for such purpose.

If we terminate or Parent terminates the merger agreement under the following conditions, we must pay to Parent a termination fee of $200 million:

•       if Parent terminates the merger agreement because (a) our board of directors (or the special committee) withdraws, modifies or qualifies in a manner adverse to Parent and the Merger Sub its recommendation that our stockholders adopt the merger agreement, (b) our board of directors approves, endorses or recommends any takeover proposal (other than the merger), (c) we fail to include the recommendation of the board of directors to our stockholders in respect of the merger in this proxy statement or (d) we or our board of directors (or the special committee) publicly announces its intention to do any of the foregoing;

•       if we terminate the merger agreement, prior to our stockholders adopting the merger agreement, in order to enter into an agreement with respect to a superior proposal in accordance with the provisions in the merger agreement described under the section entitled “—Restrictions on Solicitations of Other Offers; Change in Recommendation and Termination of the Merger Agreement”; or

•       if:

•        a takeover proposal that is publicly known and not withdrawn prior to the termination of the merger agreement is made;

•        the merger agreement is terminated by (a) us or Parent because (1) the merger is not consummated on or before March 19, 2008 or (2) the requisite stockholder vote for the merger is not obtained at the special meeting of our stockholders (including any adjournment or postponement thereof) called for such purpose or (b) Parent because we have breached any of our representations, warranties, covenants or agreements in the merger agreement, which breach is incapable of being cured by March 19, 2008 and would cause certain conditions to closing not to be satisfied; and

•        within nine months after such termination, we or any of our subsidiaries enters into a definitive agreement with respect to, or consummates, any takeover proposal (whether or not the same as that originally announced);

provided that for purposes of the three foregoing bullet points, references in the definition of “takeover proposal” to “15%” will be replaced by “more than 50%”.

If we are obligated to pay a termination fee under the last scenario described above, any amounts we previously paid to Parent as fee and expense reimbursement will be credited toward the termination fee amount payable by us.

If we terminate the merger agreement because (a) all of the conditions to the obligation of Parent and Merger Sub to close have been satisfied or waived and (b) on or prior to the last day of the marketing period, neither Parent, Merger Sub nor the surviving corporation have received the proceeds of the debt financing in an amount sufficient to consummate the transactions contemplated by the merger agreement, Parent must pay to us a termination fee of $200 million. In that case, the termination of the merger agreement and the payment of the foregoing fee will be our sole and exclusive remedy against Parent and its affiliates for any losses or damages suffered as a result of the failure of the transactions of the merger agreement to be consummated.

Limitation on Liability

Except for fraud, in no event will we or our subsidiaries, as a group, or Parent and its affiliates, as a group, be liable for losses or damages relating to or arising out of the merger agreement and the related financing commitments in excess of $400 million for each group (including any applicable termination fee).

Limited Guarantees

Certain of the equity investors in Parent have guaranteed, on a several but not joint basis, the payment by Parent of its obligations to us arising under, or in connection with, the merger agreement, including the payment of the termination fee, up to the maximum aggregate liability of $400 million. Our rights under these guarantees constitute the company’s sole and exclusive remedy against the equity investors and their affiliates (other than Parent and Merger Sub).

Employee Benefits

Parent has agreed that, following the completion of the merger, Parent will cause the surviving corporation and its subsidiaries to assume and honor each of the company’s employment, severance, retention, change of control and similar plans, agreements and arrangements (excluding any commitment to grant equity compensation) in accordance with their terms as in effect immediately prior to the completion of the merger, subject to any amendment or termination that may be permitted by such agreement or arrangement.

Parent has agreed to cause the surviving corporation and each of its subsidiaries to maintain, for a period commencing at the effective time and ending on the first anniversary of the effective time, for each employee employed by the company or any of its subsidiaries at the effective time, benefits under employee benefit plans and severance benefits that, in the aggregate, are no less favorable than those provided immediately prior to the effective time. Parent has agreed to recognize the service of such employees with the company and its subsidiaries prior to the consummation of the merger for purposes of eligibility to participate, level of benefits, vesting and benefit accruals with respect to any benefit plan, program or arrangement maintained by Parent or the surviving corporation, with the exception of benefit accruals under certain defined benefit plans and to the extent such credit would result in a duplication of benefits. Parent has also agreed to waive all waiting time to participate in the benefit plans of the surviving corporation and limitations as to pre-existing conditions to the extent waived under any such plan maintained by the company immediately prior to the effective time and give effect, for the applicable plan year in which the closing of the merger occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by the company and its subsidiaries (to the extent credited under such plan) immediately prior to the effective time.

Indemnification and Insurance

If any present or former director or officer of the company or any of its subsidiaries (together, the “indemnified persons”) is made a party to any claim or lawsuit due to any action taken or failure to take any action by such person (in such capacity) prior to the effective time, Parent and the surviving corporation will, jointly and severally, from and after the effective time, indemnify such person against losses and expenses incurred in connection with such claim or lawsuit.

For a period of six years after the effective time, the surviving corporation shall maintain in effect, if available, our existing directors’ and officers’ insurance and fiduciary liability insurance in respect of actions and omissions occurring at or prior to the effective time covering each person currently covered by our existing directors and officers insurance and fiduciary liability insurance, on terms with respect to the coverage, deductible and amounts no less favorable than those of our existing directors and officers insurance and fiduciary liability insurance; provided, however, that in satisfying such obligation the surviving corporation will only be required to pay up to 300% of the amount currently paid by us. In lieu of satisfying the foregoing obligation, we or the surviving corporation may purchase a six year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as our existing directors and officers insurance and fiduciary liability insurance with respect to matters arising on or before the effective time, covering without limitation the transactions contemplated by the merger agreement.

Following the effective time, the surviving corporation and each of its subsidiaries shall include and maintain in effect in their organizational documents for a period of six years after the effective time, provisions regarding the elimination of liability of directors, indemnification of officers and directors and advancement of expenses which are, with respect to each such entity, no less advantageous to the indemnified persons than the corresponding provisions contained in such organizational documents as of the date of the merger agreement.

Investment Advisory Arrangement Consents

If a consent to the assignment (or deemed assignment) of an investment advisory arrangement with a non-public fund client of the company or any of its subsidiaries as a result of the transactions contemplated by the merger agreement is required by applicable law or the terms of such investment advisory arrangement, we have agreed to, as soon as reasonably practicable following the date of the merger agreement, send a notice informing such clients of the transactions contemplated by the merger agreement and requesting written consent to the assignment (or deemed assignment) of such client’s investment advisory arrangement.

In addition, we have agreed to use our commercially reasonable efforts to (a) as promptly as practicable after the date of the merger agreement, obtain approval of each of the boards of directors or trustees of each public fund of a new investment advisory arrangement, to be effective as of the closing date, containing terms, taken as a whole, that are no less favorable to the company and each of its applicable subsidiaries than the applicable existing investment advisory arrangement and (b) request the public funds to obtain, as promptly as practicable after the go-shop period end time, the necessary approval of the stockholders of each public fund of such new investment advisory arrangement containing terms, taken as a whole, that are no less favorable to the company and each of its applicable subsidiaries than the applicable existing investment advisory arrangement.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after our stockholders have adopted the merger agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by the company, Parent and Merger Sub. So long as the special committee exists, in respect of any such amendment, we shall act through, or on the recommendation of, the special committee.

At any time before the effective time, each of the parties to the merger agreement may, by written instrument:

•       extend the time for the performance of any of the obligations or other acts of the other parties;

•       waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•       subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

If at the special meeting the number of shares of Nuveen Investments common stock present or represented and voting in favor of adoption of the merger agreement is not sufficient to adopt the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the Nuveen Investments stockholders approve the meeting adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Nuveen Investments common stock that have previously voted against the merger proposal. Among other things, approval of the meeting adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

Under our certificate of incorporation and bylaws, the meeting adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against the proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

The Nuveen Investments board of directors believes that if the number of shares of Nuveen Investments common stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of Nuveen Investments common stock to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The Nuveen Investments board of directors recommends that you vote “FOR” the meeting adjournment proposal.

STOCK PRICES AND DIVIDENDS

Our common stock trades on The New York Stock Exchange under the symbol “JNC”. As of [•], 2007, there were [•] shares of our common stock outstanding, held by approximately [•] stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on The New York Stock Exchange and the dividends paid by us in the periods shown.

	High	Low	Dividends
2005
First Quarter	42.52	33.40	0.18
Second Quarter	37.81	33.00	0.18
Third Quarter	39.81	37.02	0.21
Fourth Quarter	44.75	36.59	0.21
2006
First Quarter	49.02	41.98	0.21
Second Quarter	49.57	40.26	0.24
Third Quarter	52.22	40.27	0.24
Fourth Quarter	53.20	47.67	0.24
2007
First Quarter	56.20	46.04	0.24
Second Quarter	63.14	47.45	0.24
Third Quarter (through [•], 2007)	[•]	[•]	(1)

(1) As of the date of this proxy statement, we had not declared or paid a dividend in respect of the third quarter of 2007.

On June 19, 2007, the last trading day before we publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on The New York Stock Exchange were $54.25 and $53.78 per share, respectively, and the closing sale price on that date was $54.16. On [•], 2007, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for our common stock as reported on The New York Stock Exchange were $[•] and $[•] per share, respectively, and the closing sale price on that date was $[•].

Under the terms of the merger agreement, we may continue to declare or pay quarterly dividends to our common stockholders not in excess of $0.24 per share during the third and fourth quarters of 2007 and the first quarter of 2008 (with record dates no earlier than September 4, 2007, December 3, 2007 and March 3, 2008, respectively) without the prior written consent of Parent.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our common stock by our directors, our chief executive officer and our chief financial officer at the end of our most recently completed year end and our four other most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year (the “named executive officers”), our directors and executive officers as a group and each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our common stock. Except as otherwise noted below, (1) the information in this table is given as of July 19, 2007, (2) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and (3) information with respect to beneficial ownership was received from the respective stockholders. Also, unless otherwise noted, the business address for each person is c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock (1)
Wellington Management Company, LLP	4,927,365	(2)	6.2%
75 State Street Boston, MA 02109
John P. Amboian	1,977,883	(3)	2.4%
Willard L. Boyd	9,133	(4)	*
Connie K. Duckworth	1,885	(4)	*
Duane R. Kullberg	9,133	(4)	*
Roderick A. Palmore	5,809	(4)	*
Timothy R. Schwertfeger	2,945,786	(5)	3.6%
William Adams IV	422,703	(6)	*
Alan G. Berkshire	531,509	(7)	*
Alan A. Brown	219,275	(8)	*
Glenn R. Richter	24,151	(9)	*
Directors and executive officers as a group (12 persons)	6,182,539		7.3%

*                    Less than 1%.

(1)          For the directors and executive officers of Nuveen Investments, the percentage of outstanding stock is determined by dividing the total number of shares beneficially owned, which includes the shares issuable upon exercise of their exercisable stock options and stock options that will become exercisable within 60 days after July 19, 2007, by the total number of outstanding shares of common stock plus the number of shares issuable upon exercise of their currently exercisable stock options and stock options that will become exercisable within such 60 day period.

(2)          According to a Schedule 13G/A filed on February 14, 2007. Wellington Management Company, LLP, in its capacity as investment adviser, has the power to dispose or to direct the disposition of 4,927,365 shares of our common stock.

(3)          Includes 1,797,285 shares subject to currently exercisable stock options, 88,683 shares of unvested restricted stock for which Mr. Amboian has voting power, 90,000 shares held directly for which Mr. Amboian has voting and investment power, and 1,915 shares held in Nuveen Investments’ 401(k) Plan for which Mr. Amboian has investment power, but no voting power. Excludes 212,500 shares of restricted stock granted under Nuveen Investments’ equity incentive plans for which Mr. Amboian does not have voting or investment power. Of such shares of excluded restricted stock, 54,000 shares have been deferred and the deferral period has not ended and is not scheduled to end within 60 days, and 158,500 shares remain subject to performance vesting and additional time vesting.

(4)          For Ms. Duckworth and Mr. Palmore, each a non-employee director of Nuveen Investments, the amounts shown consist entirely of shares underlying Restricted Stock Units (“RSUs”) granted under our equity incentive plans. For Messrs. Boyd and Kullberg (also non-employee directors), amounts include RSUs and 3,000 shares of Nuveen Investments common stock previously purchased by each director in market transactions. The RSUs cannot be certificated or sold until six months after the director’s term has ended. The RSUs have no voting rights, but are credited with dividend equivalents, which are invested in additional RSUs upon each dividend payment.

(5)          Includes 2,272,869 shares subject to currently exercisable stock options, 567,905 shares for which Mr. Schwertfeger has voting and investment power and 105,012 shares of unvested restricted stock for which Mr. Schwertfeger has voting, but not investment power. Excludes 323,300 shares of restricted stock granted under Nuveen Investments’ equity incentive plans for which Mr. Schwertfeger does not have voting or investment power. Of such shares of excluded restricted stock, 132,000 shares have been deferred and the deferral period has not ended and is not scheduled to end within 60 days, and 191,300 shares remain subject to performance vesting and additional time vesting.

(6)          Includes 356,000 shares subject to currently exercisable stock options, 15,703 shares of unvested restricted stock for which Mr. Adams has voting power and 51,000 shares held directly for which Mr. Adams has voting and investment power. Excludes 7,700 shares of restricted stock for which Mr. Adams does not have voting or investment power because the shares remain subject to performance vesting and additional time vesting.

(7)          Includes 476,000 shares subject to currently exercisable stock options, 30,870 shares of unvested restricted stock for which Mr. Berkshire has voting power, 14,911 shares held directly for which Mr. Berkshire has voting and investment power, 6,000 shares for which Mr. Berkshire has shared voting and investment power and 3,728 shares held in Nuveen Investments’ 401(k) Plan for which Mr. Berkshire has investment power but no voting power. Excludes 7,700 shares of restricted stock for which Mr. Berkshire does not have voting or investment power because the shares remain subject to performance vesting and additional time vesting.

(8)          Includes 190,000 shares subject to currently exercisable stock options, 28,540 shares of unvested restricted stock for which Mr. Brown has voting power and 735 shares held directly for which Mr. Brown has voting and investment power. Excludes 19,000 shares of restricted stock for which Mr. Brown does not have voting or investment power because the shares remain subject to performance vesting and additional time vesting.

(9)          Includes 24,151 shares of restricted stock that have not vested for which Mr. Richter has voting power.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our financial statements as of December 31, 2006 and December 31, 2005 and for each of the three years for the period ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Nuveen Investments’ stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed and you would like to submit a proposal for inclusion in our proxy soliciting material for the 2008 annual meeting, the proposal must be submitted to us in writing at the mailing address below and received by December 12, 2007. You must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Exchange Act in order for us to consider including your proposal in the 2008 proxy statement.

Stockholder proposals that are intended to be presented at our 2008 annual meeting of stockholders (if one is held), but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at the mailing address below not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by the stockholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth the stockholder’s name and address, the number and class of all shares beneficially owned and any material interest of such stockholder in the proposal. The person presiding at the meeting shall determine whether such notice has been duly given and shall direct that proposal not to be considered if such notice has not been duly given.

See the section captioned “Corporate Governance—Committees of the board of directors—Nominating & Governance Committee” in our 2007 Annual Proxy Statement filed with the SEC on April 6, 2007 for information regarding persons recommended by stockholders as candidates for election to our board of directors.

Such proposals or nominations should be addressed to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention: Secretary.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange. For further information on obtaining copies of our public filings at The New York Stock Exchange, you should call (212) 656-3000.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 333 West Wacker Drive, Chicago, Illinois 60606 during ordinary business hours from the earlier of 20 days after the record date or ten days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. The list of stockholders will be available at the special meeting or any adjournment thereof.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

•       our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 9, 2007;

•       our 2007 Annual Proxy Statement filed with the SEC on April 6, 2007; and

•       our Current Reports on Form 8-K filed with the SEC on February 12, 2007, March 2, 2007, April 24, 2007, June 20, 2007, June 26, 2007 and July 27, 2007.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Nuveen Investments, Inc.

Attention: Corporate Secretary

333 West Wacker Drive

Chicago, Illinois 60606

Telephone number: (312)  917-7700

You may also obtain documents incorporated by reference by requesting them by telephone from MacKenzie Partners, Inc., our proxy solicitation firm, toll free at (800) 322-2885 or (212) 929-5500 (call collect). Documents should be requested by [•], 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Nuveen Investments since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Parent and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [•], 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WINDY CITY INVESTMENTS, INC.

WINDY CITY ACQUISITION CORP.

and

NUVEEN INVESTMENTS, INC.

Dated as of June 19, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 19, 2007 by and among Windy City Investments, Inc., a Delaware corporation (“Parent”), Windy City Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Nuveen Investments, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have their respective meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). The name of the Surviving Corporation shall be Nuveen Investments, Inc.;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors and stockholders of each of Parent and Merger Sub have approved and adopted this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Guarantors is entering into a limited guarantee (each, a “Guarantee”) in favor of the Company with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Certain Definitions.   For purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

(1)   “12b-1 Plan” means any distribution plan adopted by a Public Fund in accordance with Rule 12b-1 under the Investment Company Act.

(2)   “Acceptable Confidentiality Agreement” means a confidentiality agreement with any Person that contains confidentiality provisions that are not materially less restrictive in the aggregate to such Person than those provisions contained in the Confidentiality Agreement are to Madison Dearborn Partners, LLC.

(3)   “Acquiror Disclosure Letter” has the meaning set forth in Article IV.

(4)   “Adjusted Assets Under Management” means, for any Client as of any date, the amount of assets under management, expressed in U.S. dollars, by the Company or any Subsidiary for such Client as of the Base Date, as adjusted, for purposes of determining whether the Revenue Run-Rate Requirement is satisfied, (a) to reflect net cash flows (additions and withdrawals and, with respect to

Public Funds, exclusive of dividends or distributions or reinvestment of dividends or distributions), new accounts and terminated accounts or accounts for which the Company or any Subsidiary has received notification of termination (which notification has not been withdrawn prior to the date of determination) from and after the Base Date through the last Business Day of the most recently completed month (or, in the case of any Specified Symphony Fund, the date determined by reference to the entry under the caption “Adjusted Assets Under Management Calculation Date” set forth opposite such Specified Symphony Fund’s name in Section 1.1(c) of the Company Disclosure Letter) prior to such day, (b) to exclude any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations from and after the Base Date and (c) to exclude any Client accounts that require a Public Fund Consent or a Non-Public Fund Client Consent and with respect to which the Company or the applicable Subsidiary shall not have obtained (or shall not be deemed to have obtained as contemplated by Section 5.14) a Public Fund Consent or Non-Public Fund Client Consent, as the case may be, as of such date; provided that (i) any assets under management for any account for which any Person or any of its Affiliates acts as investment adviser and sub-adviser shall be counted only once, (ii) any assets under management for any set of accounts one of which invests in the other shall be counted only once if any Person or any of its Affiliates acts as investment adviser to both and (iii) any assets under an Investment Advisory Arrangement entered into under Rule 15a-4 of the Investment Company Act shall not be counted.

(5)   “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

(6)   “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that no Private Fund or Public Fund shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(7)   “Affiliate Transaction” has the meaning set forth in Section 3.21.

(8)   “Agreement” has the meaning set forth in the Preamble.

(9)   “Aggregate Base Revenue Run-Rate” means the Revenue Run-Rate of the Company and its Subsidiaries as of the Base Date.

(10)   “Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(e).

(11)   “Antitrust Division” has the meaning set forth in Section 5.8(a).

(12)   “Base Date” means May 31, 2007 (or, in the case of any Specified Symphony Fund, the date set forth opposite such Specified Symphony Fund’s name under the caption “Base Date” in Section 1.1(c) of the Company Disclosure Letter).

(13)   “Book-Entry Shares” has the meaning set forth in Section 2.2(c).

(14)   “Broker-Dealer Subsidiary” has the meaning set forth in Section 3.7(e).

(15)   “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in Chicago, Illinois are generally closed.

(16)   “Certificate” has the meaning set forth in Section 2.2(c).

(17)   “Certificate of Merger” has the meaning set forth in Section 2.1(b).

(18)   “Client” of a Person means any other Person to which such Person or any of its Affiliates provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

(19)   “Closing” has the meaning set forth in Section 2.1(d).

(20)   “Closing Date” has the meaning set forth in Section 2.1(d).

(21)   “COBRA” has the meaning set forth in Section 3.13(f).

(22)   “Code” means the Internal Revenue Code of 1986, as amended.

(23)   “Committee Financial Advisor” has the meaning set forth in Section 3.19.

(24)   “Common Stock” has the meaning set forth in the Section 3.3(a).

(25)   “Company” has the meaning set forth in the Preamble.

(26)   “Company 401(k) Plan” means the Nuveen Investments, LLC Employees’ 401(k)/Profit-Sharing Plan as in effect from time to time.

(27)   “Company Benefit Plan” means each employment or consulting agreement with respect to which the Company or any of its Subsidiaries is a party and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive (equity-based or otherwise), deferred compensation, employee loan, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, other than any plan, agreement, program, policy, commitment or other arrangement mandated by applicable Law; provided that the term “Company Benefit Plan” shall not include any employee benefit plan that would otherwise be considered to be a Company Benefit Plan solely because the Company or its Subsidiaries has liability with respect to it because of its status as a past, present or future Client of the Company or any of its Subsidiaries.

(28)   “Company Board” has the meaning set forth in the Recitals.

(29)   “Company Board Recommendation” has the meaning set forth in Section 3.2(a).

(30)   “Company Certificate” means the Company’s Restated Certificate of Incorporation, as amended.

(31)   “Company Disclosure Letter” has the meaning set forth in Article III.

(32)   “Company Material Adverse Effect” means any fact, event, circumstance, development, change, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, occurrences or effects, (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any fact, event, circumstance, development, change, occurrence or effect to the extent relating to: (A) (1) the economic, business, financial or regulatory environment generally affecting the investment management industry to the extent such fact, event, circumstance, development, change, occurrence or effect does not have a materially disproportionate effect on the Company, (2) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States to the extent such fact, event, circumstance, development, change, occurrence or effect does not have a materially disproportionate effect on the Company, (3) changes in applicable Law or GAAP or the enforcement thereof after the date hereof to the extent such change or enforcement thereof does not have a materially disproportionate effect on the Company, (4) any reduction in the level of assets under management or revenue run rate of the Company in and of itself (for the avoidance of doubt, any underlying cause for any such reduction shall not be excluded by this clause (4)), (5) the failure of the Company to meet analysts’ expectations, projections or forecasts or changes in the market price or trading volume of the Company’s securities, in each case, in and of itself (for the avoidance of doubt, any underlying cause for any such failure or changes shall not be excluded by this clause (5)), (6) any failure of the Company to take any action referred to in Section 5.1 due to Parent’s withholding of consent following written notice from the Company that the withholding of such consent would reasonably be expected to have a Company Material Adverse Effect (determined in accordance in accordance with the balance of this definition), or (7) any litigation arising from or relating to allegations of a breach of any fiduciary duty relating to this Agreement or the transactions contemplated hereby, or (B) the public announcement or pendency of this Agreement or the performance of and compliance with the terms of this Agreement, including losses or threatened losses of the relationships of the Company or any of its Subsidiaries with any Clients or the loss or departure of any officers or employees of the Company or any of its Subsidiaries; or (ii) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger by the Outside Date.

(33)   “Company Organizational Documents” means the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(34)   “Company Proxy Statement” has the meaning set forth in Section 3.5.

(35)   “Company RSU” means a restricted stock unit award with respect to shares of Common Stock granted by the Company under the Company Stock Plans or otherwise.

(36)   “Company Restricted Shares” means, as of a particular date, shares of Common Stock granted by the Company under the Company Stock Plans or otherwise that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions.

(37)   “Company SEC Documents” has the meaning set forth in Section 3.8(a).

(38)   “Company Stock Option” means an option to acquire shares of Common Stock from the Company granted by the Company under a Company Stock Plan or otherwise.

(39)   “Company Stock Plans” means the Company’s 1996 Equity Incentive Award Plan and the Company’s 2005 Equity Incentive Plan, in each case as in effect from time to time.

(40)   “Company Stockholders Meeting” has the meaning set forth in Section 3.5.

(41)   “Company Termination Fee” means $200,000,000 except in the event the Company Termination Fee becomes payable in connection with a transaction, or Alternative Acquisition Agreement entered into, with an Excluded Party prior to the Excluded Party Period End-Time, in which case Company Termination Fee shall mean $100,000,000.

(42)   “Confidentiality Agreement” means that certain confidentiality letter agreement by and between the Company and Madison Dearborn Partners, LLC, dated as of May 24, 2007, and any joinders thereto approved by the Company and executed by financing sources, or potential financing sources, prior to the date of this Agreement.

(43)   “Continuation Period” means the period from the Effective Date through the first anniversary of the Effective Time.

(44)   “Contract” means any contract, agreement, license, note, bond, mortgages, indenture, commitment, lease or other instrument or obligation, whether written or oral.

(45)   “Debt Financing” has the meaning set forth in Section 4.6.

(46)   “Debt Financing Commitments” has the meaning set forth in Section 4.6.

(47)   “DGCL” has the meaning set forth in Section 2.1(a).

(48)   “Dissenting Shares” has the meaning set forth in Section 2.4.

(49)   “Dissenting Stockholder” has the meaning set forth in Section 2.4.

(50)   “Effective Time” has the meaning set forth in Section 2.1(b).

(51)   “Employee Benefits” has the meaning set forth in Section 5.6(c).

(52)   “Employees” has the meaning set forth in Section 5.6(c).

(53)   “Equity Award Amounts” has the meaning set forth in Section 2.5(d).

(54)   “Equity Financing” has the meaning set forth in Section 4.6.

(55)   “Equity Financing Commitments” has the meaning set forth in Section 4.6.

(56)   “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

(57)   “Exchange Act” has the meaning set forth in Section 3.5.

(58)   “Excluded Party Period End-Time” means 5:00 p.m., New York City time, on the date which is 30 days after the date on which the Solicitation Period End-Time occurred; provided that if at the Solicitation Period End-Time no Person is an Excluded Party, the Excluded Party Period End-Time shall be the Solicitation Period End-Time.

(59)   “Excluded Party” has the meaning set forth in Section 5.3(b)(ii).

(60)   “Excluded Share(s)” has the meaning set forth in Section 2.2(b).

(61)   “Filed Company SEC Documents” has the meaning set forth in Article III.

(62)   “Financing” has the meaning set forth in Section 4.6.

(63)   “Financing Commitments” has the meaning set forth in Section 4.6.

(64)   “Foreign Merger Control Laws” has the meaning set forth in Section 3.5.

(65)   “FTC” has the meaning set forth in Section 5.8(a).

(66)   “Fund” means any Public Fund or Private Fund.

(67)   “GAAP” has the meaning set forth in Section 3.8(b).

(68)   “Guarantee” has the meaning set forth in the Recitals.

(69)   “Guarantors” means each of Madison Dearborn Capital Partners V-A, L.P. and its affiliated funds party to its Guarantee, MLGPE U.S. Strategies LLC, Wachovia Capital Partners 2007, LLC and Deutsche Bank Investment Partners, Inc.

(70)   “Governmental Entity” has the meaning set forth in Section 3.5.

(71)   “HSR Act” has the meaning set forth in Section 3.5.

(72)   “Indemnified Parties” has the meaning set forth in Section 5.7(a).

(73)   “Indemnifying Party” has the meaning set forth in Section 5.7(a).

(74)   “Intellectual Property” means all United States and foreign (i) inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, including all registrations, registration applications, and renewals thereof and all goodwill associated therewith; (iii) copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials), copyrights and copyright registrations and registration applications and renewals thereof; and (iv) trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) computer software programs and software systems (including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form); and (vi) all other Intellectual Property, in any medium, including digital, and in any jurisdiction.

(75)   “Investment Advisory Arrangement” means a Contract under which a Person acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

(76)   “Investment Advisor Subsidiaries” has the meaning set forth in Section 3.7(d).

(77)   “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

(78)   “IRS” has the meaning set forth in Section 3.13(a).

(79)   “Knowledge” means, when used with respect to Parent, Merger Sub or the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Acquiror Disclosure Letter or the Company Disclosure Letter, respectively.

(80)   “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity that are applicable to the Persons or Persons referenced.

(81)   “Legal Action” has the meaning set forth in Section 3.11.

(82)   “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

(83)   “Marketing Period” means the first period of 25 consecutive calendar days after the date of this Agreement (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Financial Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2(a) and 6.2(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25 calendar day period and (B) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.2(c) shall be satisfied; provided that (1) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (2) for purposes of calculating such 25 calendar day period, August 17, 2007 through September 3, 2007, November 21, 2007 through November 25, 2007 and

December 20, 2007 through January 1, 2008 shall not be counted or taken into account; (3) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (i) the Company’s independent registered public accounting firm shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the audited consolidated financial statements for the applicable periods by the Company’s independent registered public accounting firm or another nationally recognized independent registered accounting firm or (ii) in connection with the Debt Financing, the Company’s independent registered public accounting firm does not consent to the use of their audit opinions with respect to any Required Financial Information audited by such firm, in which case the Marketing Period will not be deemed to commence unless and until the Company’s independent registered public accounting firm consents to the use of their audit opinions with respect to such Required Financial Information; and (4) if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 25 calendar day period would not be sufficiently current on any day during such 25 calendar day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 25 calendar day period or (ii) the Company’s independent registered public accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 25 calendar day period, then a new 25 calendar day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described above in this clause (4) on the last day of such 25 calendar day period.

(84)   “Material Contract” has the meaning set forth in Section 3.12(a).

(85)   “Measurement Date” has the meaning set forth in Section 3.3(a).

(86)   “Merger” has the meaning set forth in Section 2.1(a).

(87)   “Merger Consideration” has the meaning set forth in Section 2.2(b).

(88)   “Merger Sub” has the meaning set forth in the Preamble.

(89)   “Merger Sub Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would materially adversely affect Parent’s or Merger Sub’s ability to consummate the Merger by the Outside Date.

(90)   “Multiemployer Plan” means a Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(91)   “NASD” has the meaning set forth in Section 3.5.

(92)   “Negative Consent Notice” has the meaning set forth in Section 5.14(a).

(93)   “New Financing Commitments” has the meaning set forth in Section 5.13(e).

(94)   “New Plans” has the meaning set forth in Section 5.6(b).

(95)   “NFA” has the meaning set forth in Section 3.5.

(96)   “Non-Breach Financing Failure” has the meaning set forth in Section 7.6(c).

(97)   “Non-Public Fund Client Consent” has the meaning set forth in Section 5.14(a).

(98)   “Notice” has the meaning set forth in Section 5.14(a).

(99)   “Notice Period” has the meaning set forth in Section 5.3(e)(i).

(100)   “NYSE” has the meaning set forth in Section 3.5.

(101)   “Old Plans” has the meaning set forth in Section 5.6(b).

(102)   “Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(103)   “Other Filings” has the meaning set forth in Section 5.5(d).

(104)   “Outside Date” has the meaning set forth in Section 7.2(a).

(105)   “Parent” has the meaning set forth in the Preamble.

(106)   “Parent Expenses” has the meaning set forth in Section 7.6(b).

(107)   “Parent Termination Fee” means $200,000,000.

(108)   “Paying Agent” has the meaning set forth in Section 2.3(a).

(109)   “Payment Fund” has the meaning set forth in Section 2.3(a).

(110)   “PBGC” has the meaning set forth in Section 3.13(d).

(111)   “Permit” means any permit, license, accreditation, consent, certificate, approval, exemption, order, franchise, permission, agreement, qualification, authorization or registration.

(112)   “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings for which the Company has established a reasonable reserve; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate; (viii) licenses of or other agreements related to Intellectual Property which are not intended to secure an obligation; and (ix) such other Liens that in the aggregate are not material.

(113)   “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(114)   “Pre-Closing Service” has the meaning set forth in Section 5.6(b).

(115)   “Preferred Stock” has the meaning set forth in Section 3.3(a).

(116)   “Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Company or one or more of its Subsidiaries acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

(117)   “Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) the interests in which are publicly offered and that is registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Company or one or more of its Subsidiaries acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

(118)   “Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

(119)   “Public Fund Consent” has the meaning set forth in Section 5.14(b).

(120)   “Public Fund SEC Documents” means the forms, statements, reports and documents filed by any Public Fund with, or furnished by any Public Fund to, the SEC pursuant to the Investment Company Act (including any exhibits and amendments thereto).

(121)   “Recommendation Change” has the meaning set forth in Section 5.3(e).

(122)   “Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Merger Sub or the Company, as applicable, and their respective Subsidiaries.

(123)   “Required Financial Information” has the meaning set forth in Section 5.13(a).

(124)   “Requisite Stockholder Vote” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote thereon.

(125)   “Revenue Run-Rate”, of any Person as of any date, means the aggregate annualized investment advisory and sub-advisory fees computed primarily by reference to assets under management that are payable to such Person or an Affiliate in respect of all Client accounts as to which such Person provides any of the foregoing services, determined by multiplying the Adjusted Assets Under Management for each such account as of such date by the applicable annual fee rate for such account as of such date. For purposes of this definition, the “applicable annual fee rate” for each account shall not include the effect of any performance- based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement, rebate or similar reduction to any Person in connection with such account.

(126)   “Revenue Run-Rate Requirement” means a Revenue Run-Rate for the Company and its Subsidiaries of at least 80% of the Aggregate Base Revenue Run-Rate.

(127)   “SEC” has the meaning set forth in Section 3.5.

(128)   “Securities Act” has the meaning set forth in Section 3.8(a).

(129)   “Seed Capital Investment” means each separate account or vehicle for collective investment (in whatever form of organization, including the form of a corporation, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) in which the Company or one or more of its Subsidiaries has invested “seed” or “early stages” capital; provided that the aggregate investment (measured at the time of the investment) in all such accounts and vehicles shall not exceed $140,000,000 prior to November 30, 2007, $145,000,000 prior to December 31, 2007, $150,000,000 prior to January 31, 2008 or $155,000,000 prior to February 28, 2008 or at anytime thereafter.

(130)   “Share(s)” has the meaning set forth in Section 2.2(b).

(131)   “Solicitation Period End-Time” has the meaning set forth in Section 5.3(a).

(132)   “Solvent” has the meaning set forth in Section 4.8.

(133)   “SOX” has the meaning set forth in Section 3.8(a).

(134)   “Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(135)   “Specified Employee” means each employee of the Company or its Subsidiaries who is listed in Section 1.1(b) of the Company Disclosure Letter.

(136)   “Specified Person” has the meaning set forth in Section 7.6(c).

(137)   “Specified Symphony Funds” means the Funds listed in Section 1.1(c) of the Company Disclosure Letter.
(138)   “SRO” has the meaning set forth in Section 3.5.
(139)   “Sub-Advised Fund” means any Private Fund or Public Fund which is not sponsored by the Company or any of its Subsidiaries and for which the Company or its Subsidiaries acts as investment subadviser under the general supervision of a third party investment adviser.
(140)   “Subsidiary” means, when used with respect to Parent, Merger Sub or the Company, any other Person (whether or not incorporated) that Parent, Merger Sub or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person; provided that the term “Subsidiary” shall not include any Seed Capital Investments. Unless otherwise specified, any reference to a Subsidiary shall be a reference to a Subsidiary of the Company.
(141)   “Superior Proposal” means any bona fide written Takeover Proposal (A) that the Company Board (acting through the Special Committee, if then in existence) determines in its good faith judgment (following consultation with financial advisors and outside legal counsel) to be more favorable from a financial perspective (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board (or the Special Committee, as applicable), and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%” and (B) for which financing, if a cash transaction (whether in whole or in part), is then fully committed.

(142)   “Surviving Corporation” has the meaning set forth in Section 2.1(a).

(143)   “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent or the Guarantors relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interests in the Company (by vote or value), (iii) any tender offer, self tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interests (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(144)   “Tax” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.

(145)   “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(146)   “Third Party Beneficiary” has the meaning set forth in Section 8.7.

(147)   “Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.2   Interpretation.   The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented (subject to any restrictions on such amendments, modifications or supplements set forth herein), including (a) in the case of agreements, documents or instruments, by waiver or consent, and (b) in the case of Laws, by succession of comparable successor statutes. References herein to federal, state, local or other applicable Laws refer to the laws of the United States, Canada and all other applicable jurisdictions. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law. References to a Person also refer to its predecessors and successors and permitted assigns. The “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

ARTICLE II
THE MERGER

Section 2.1   The Merger   (a)  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) Merger Sub will merge with and into the Company (the “Merger”), (ii) the separate corporate existence of Merger Sub will cease and (iii) the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a subsidiary of Parent.

(b)   Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c)   The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(d)   Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 9:00 a.m., local time, on the third Business Day following the day on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement or another date mutually agreed to by the parties; provided, however, that if all the conditions set forth in Article VI shall not continue to be satisfied or waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have again been satisfied or waived; and provided, further that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (ii) the final day of the Marketing Period. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.2   Effect of the Merger on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Parent or the Company or any holder of any equity interests of Merger Sub, Parent or the Company:

(a)   Cancellation of Certain Common Stock.   Each share of Common Stock that is owned by Merger Sub, Parent or the Company (as treasury stock or otherwise) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)   Conversion of Common Stock.   Except as otherwise agreed by Parent and a holder of Shares, each share of Common Stock, including each Company Restricted Share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.2(a) and (ii) except as provided in Section 2.4, Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)), will be converted into the right to receive $65.00 in cash from the Surviving Corporation (through the Paying Agent as provided in Section 2.3), without interest (the “Merger Consideration”).

(c)   Cancellation of Shares.   At the Effective Time, all Shares will cease to be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.4, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share, other than Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.3 and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, in each case without interest.

(d)   Conversion of Merger Sub Capital Stock.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.3   Surrender of Certificates and Book-Entry Shares.

(a)   Paying Agent.   Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. At the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.2(b) upon surrender of such Certificates and Book-Entry Shares (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

(b)   Payment Procedures.   Promptly after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties hereto specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration (after giving effect to any required tax withholdings) for each Share (other than Dissenting Shares) formerly represented by such Certificate or Book-Entry Share that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)   Withholding Taxes; Transfer Taxes.   The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Company RSUs, as the case may be, any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options or Company RSUs, as the case may be, in respect of which such deduction and withholding was made. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Merger shall be paid by Parent, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns in respect of such Taxes.

(d)   No Further Transfers.   At the close of business on the day on which the Effective Time occurs, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to such close of business. If, after such close of business, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)   Termination of Payment Fund.   Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

Section 2.4   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by stockholders (each, a “Dissenting Stockholder”) that have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and that have demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Excluded Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.5   Treatment of Company Equity Awards.

(a)   As of the Effective Time, except as otherwise specifically agreed by Parent and the holder of outstanding Company Stock Options with respect to such holder’s outstanding Company Stock Options, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become vested with respect to the maximum number of shares of Common Stock covered thereby and be cancelled and the holder of such Company Stock Option will receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (ii) the maximum number of Shares subject to such Company Stock Option with respect to which such Company Stock Option shall not theretofore have been exercised.

(b)   As of the Effective Time, except as otherwise specifically agreed by Parent and a holder of unvested Company Restricted Shares with respect to such holder’s unvested Company Restricted Shares, each unvested Company Restricted Share that is outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.2.

(c)   As of the Effective Time, except as otherwise specifically agreed by Parent and the holder of outstanding Company RSUs with respect to such holder’s outstanding Company RSUs, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled, with the holder of such Company RSU becoming entitled to receive an amount in cash equal to (i) the Merger Consideration multiplied by the maximum number of shares of Common Stock subject to such Company RSU as of the Effective Time plus (ii) any dividend equivalents accrued with respect to such Company RSU prior to the Effective Time but not yet distributed as of the Effective Time (other than any such dividend equivalents that are held in the form of Company RSUs as of the Effective Time).

(d)   The amounts payable under Sections 2.5(a) and 2.5(c) shall be referred to herein as the “Equity Award Amounts”. All Equity Award Amounts shall, subject to Section 2.3(c), be paid by the Surviving Corporation as promptly as practicable following the Effective Time, without interest.

(e)   Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 2.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation (other than the payment of the Merger Consideration in accordance with this Article II).

Section 2.6   Organizational Documents.

(a)   At the Effective Time, the Company Certificate, as in effect immediately prior to the Effective Time, shall be further amended to read in its entirety as the certificate of incorporation of Merger Sub (except that Article I thereof shall be amended to read “The Name of the Corporation is Nuveen Investments, Inc.”) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and

(b)   The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as the by-laws of Merger Sub (except that the name shall change to the name of the Surviving Corporation) and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.7   Directors and Officers of Surviving Corporation.   The directors of Merger Sub and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or by-laws of the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face) or (ii) as may be disclosed in, and reasonably apparent from, any of the Company SEC Documents filed by the Company with, or furnished on Form 8-K by the Company to, the SEC since December 31, 2006 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) and only as and to the extent so disclosed or incorporated by reference therein (other than (1) any items included therein that are incorporated by reference to Company SEC Documents filed prior to December 31, 2006 which are not available electronically at the SEC website located at www.sec.gov, (2) any forward looking disclosures set forth in any risk factor section, (3) any disclosures in any section relating to forward looking statements and (4) any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date any such Filed Company SEC Document was filed, the Company represents and warrants to Parent and Merger Sub:

Section 3.1   Organization; Power; Qualification.   The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization, except, in the case of an immaterial Subsidiary, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Organizational Documents of the

Company and each material Subsidiary of the Company are in full force and effect. Neither the Company nor any material Subsidiary of the Company is in violation of its Company Organizational Documents in any material respects.

Section 3.2   Corporate Authorization; Enforceability.

(a)   The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote. Except for the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. Subject to Section 5.3(e), the Company Board, acting upon the recommendation of the Special Committee, has unanimously, by resolutions adopted at a meeting duly called and held, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) resolved to recommend that the Company’s stockholders vote in favor of adoption of this Agreement (the “Company Board Recommendation”) and directed that the Agreement be submitted to the holders of the Shares for their adoption of the plan of merger contained in this Agreement at a stockholders meeting duly called and held for such purpose. The Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and for the Company to consummate the Merger and the other transactions contemplated hereby.

(b)   This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 3.3   Capitalization; Equity Awards.

(a)   The Company’s authorized capital stock consists solely of 160,000,000 shares of Class A common stock (the “Common Stock”), 80,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock (the “Preferred Stock”). As of the close of business on June 15, 2007 (the “Measurement Date”), 79,848,512 shares of Common Stock were issued and outstanding (including 1,236,120 Company Restricted Shares), no shares of Class B common stock were issued or outstanding and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 41,062,968 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of shares issuable upon the exercise of outstanding Company Stock Options or settlement of Company RSUs. As of the Measurement Date, Company Stock Options to purchase 15,060,667 shares of Common Stock were outstanding and 470,082.47 shares of Common Stock were subject to outstanding Company RSUs, in each case, assuming maximum achievement of any applicable performance goals. No Company Stock Option (i) has a per share exercise price lower than the fair market value of a Share on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries. As of the date of this Agreement, except as set forth in this Section 3.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights which in each case have been issued by the Company (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date, there have been no issuances of any securities of the Company. Section 3.3 of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of outstanding Company Restricted Shares, Company Stock Options and Company RSUs, including the holder thereof, the date of grant, the term (in the case of Company Stock Options), the number of Shares subject to such Company Stock Option or Company RSU, the Company Stock Plan under which such award was granted and, where applicable, the exercise price.

(b)   All outstanding Shares, and all shares of Common Stock reserved for issuance upon the exercise of Company Stock Options and settlement of Company RSUs as noted in clause (a) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to any pre-emptive rights.

(c)   Except as set forth in this Section 3.3 and except pursuant to the Company Stock Plans and the Company 401(k) Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights.

Section 3.4   Subsidiaries.   Section 3.4 of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date of this Agreement and the jurisdiction of organization of each such Subsidiary, and a summary of the aggregate Seed Capital Investments as of the date of this Agreement. All of the issued and outstanding shares of capital stock, voting securities, profits interests or other equity or equity-like interests of the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens, other than Liens created as a result of federal or state securities laws, and all such shares or interests have been duly authorized, validly issued and fully paid and, in the case of shares of capital stock issued by a corporate entity formed under the laws of the United States, nonassessable, free of any preemptive rights. Except for its interests in its Subsidiaries and in Seed Capital Investments, as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity with a fair market value, as of the date of this Agreement, in excess of $1,000,000.

Section 3.5   Required Filings and Consents.   The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, supranational, national, federal, state, provincial or local governmental, regulatory or administrative authority, including the SEC and any self-regulatory authority (“SRO”) (including the New York Stock Exchange, or any successor entity or entities thereto (collectively, the “NYSE”), the National Association of Securities Dealers, Inc. (“NASD”), and the National Futures Association (the “NFA”)), agency, commission, court, tribunal or arbitral body, whether domestic or foreign, and in each case whether legislative, executive, judicial or otherwise (each, a “Governmental Entity”), other than: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to a special meeting of the stockholders of the Company to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (v) the filings or notices required or contemplated under the Advisers Act; (vi) the filings or notices required by, and any approvals required under the rules and regulations of, the NASD or other SROs (including the NYSE and the NFA)); (vii) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) other applicable competition or merger control Laws of any jurisdiction (the “Foreign Merger Control Laws”) and (viii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6   Non Contravention.   The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)   conflict with or result in any breach of any provision of the Company Organizational Documents;

(b)   result in any violation, or the breach of, or constitute a default (with or without notice or lapse of time or both) under (or give rise to any right of modification, termination, cancellation or acceleration or guaranteed payments or other obligations under or to, a loss of a material benefit or result in the creation or imposition of a Lien under) any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(c)   contravene or conflict with, or result in any violation or breach of, any Permit of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(d)   violate the provisions of any Law or Order applicable to the Company or any of its Subsidiaries, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7  Compliance with Laws and Permits.

(a)   The Company and each of its Subsidiaries is and has been since January 1, 2005 in compliance with applicable Laws, except for such events of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   As of the date hereof, the Company and each of its Subsidiaries holds all Permits necessary for the ownership, operation and use of the respective properties and assets of the Company and its Subsidiaries and the conduct of their respective businesses as currently conducted under and pursuant to applicable Law, except for such failures to hold such Permits that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are in full force and effect and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for any failure to be in full force and effect or any suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)   Except for normal examinations conducted by any Governmental Entity in the regular course of the business of the Company and its Subsidiaries, since January 1, 2005 through the date of this Agreement, no Governmental Entity has, to the Knowledge of the Company, initiated, and no Governmental Entity has provided written notice to the Company or its Subsidiaries of any threatened proceeding or investigation into the business or operations of the Company or any of its Subsidiaries. Except for normal examinations conducted by any Governmental Entity in the regular course of the business of the Company and its Subsidiaries, since the date of this Agreement, no Governmental Entity has, to the Knowledge of the Company, initiated, and no Governmental Entity has provided written notice to the Company or its Subsidiaries of any threatened proceeding or investigation into the business or operations of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no deficiency, violation or exception claimed or asserted in writing since January 1, 2005 through the date of this Agreement by any Governmental Entity with respect to any examination of the Company or any of its Subsidiaries that, to the Knowledge of the Company, has not been resolved in all material respects. Except for deficiencies, violations or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no deficiency, violation or exception claimed or asserted in writing since the date of this Agreement by any Governmental Entity with respect to any examination of the Company or any of its Subsidiaries.

(d)   Each Subsidiary required to be registered as an investment adviser under the Advisers Act is, and has been at all times since January 1, 2005, duly registered as an investment adviser under the Advisers Act (such registered Subsidiaries, the “Investment Adviser Subsidiaries”), and no Subsidiary that is not an Investment Adviser Subsidiary provides investment advisory services to any Person. None of the Investment Adviser Subsidiaries is prohibited by any provision of the Advisers Act or the Investment Company Act, or the respective rules and regulations thereunder, from acting as an investment adviser. The Investment Adviser Subsidiaries are the only Subsidiaries of the Company required to be registered as investment advisers under the Advisers Act. Each of the Investment Adviser Subsidiaries is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign laws requiring any such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2005, each Form ADV of the respective Investment Adviser Subsidiaries, as of the date of filing with the SEC (and with respect to Form ADV Part II or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Investment Adviser Subsidiaries has implemented written policies and procedures as required by applicable Law (including Rule 206(4)-7 under the Advisers Act), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2005 relating to compliance by such Investment Adviser Subsidiaries and their employees subject thereto) have been delivered to Parent and, except as otherwise noted in any such reports or filings, each such

Investment Adviser Subsidiary has been in compliance, in all material respects, with such policies and procedures.

(e)   Section 3.7(e) of the Company Disclosure Letter lists the name of the only Subsidiary of the Company required to be registered as a broker-dealer under the Exchange Act (the “Broker-Dealer Subsidiary”), and the Broker-Dealer Subsidiary is, and has been at all times since January 1, 2005, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Broker-Dealer Subsidiary. The Broker-Dealer Subsidiary is a member in good standing of the NASD, and each other self-regulatory organization where the conduct of its business requires such membership. Since January 1, 2005, each Form BD of the Broker-Dealer Subsidiary, as of the date of filing with the SEC did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Broker-Dealer Subsidiary has implemented written policies and procedures as required by applicable Law (including NASD Member Rules 3010-3013), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2005 relating to compliance by the Broker-Dealer Subsidiary and their employees subject thereto) have been delivered to Parent and, except as otherwise noted in any such reports or filings, the Broker-Dealer Subsidiary has been in compliance in all material respects with such policies and procedures.

(f)    Each employee of the Company or any Investment Adviser Subsidiary or Broker-Dealer Subsidiary (if any) who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson or equivalent with any Governmental Entity is duly registered as such and such registration is in full force and effect, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have  a Company Material  Adverse Effect.

(g)   None of the Company or any of its Subsidiaries, or any “affiliated person” (as defined in the Investment Company Act) of any thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company. None of the Company or any of its Subsidiaries, or any “associated person” (as defined in the Advisers Act or the Exchange Act) of any thereof is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker dealer or as an associated person of a registered investment adviser or broker dealer.

(h)   The Company has made available to Parent a true and correct copy of each material no-action letter and exemptive order issued by the SEC to any of the Company or its Subsidiaries or any Fund that remains applicable to its respective business as conducted on the date of this Agreement. The Company, its Subsidiaries, and the Funds are in compliance in all material respects with any such material no-action letters and exemptive orders.

(i)    None of the Company or its Subsidiaries is or since January 1, 2005 has been (i) a bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. None of the Company or its Subsidiaries has received notice of, and is not aware of any basis for, any pending proceeding concerning any failure to obtain any bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker registration, license or qualification.

Section 3.8  Financial Reports and SEC Documents.  The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed with, or furnished to, the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations, policies and rules since December 31, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2005, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing or furnishing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed or furnished with the SEC and publicly available prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX. To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC investigation or outstanding material SEC comment.

(b)   Each of the consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (i) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of each such balance sheet, and the results of operations and cash flows of the Company and its Subsidiaries, as the case may be, for the periods set forth in each such consolidated statement of income, changes in stockholders’ equity and cash flows (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), and (ii) has in each case been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

Section 3.9   Undisclosed Liabilities. Except as and to the extent disclosed in the Company SEC Documents or the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (i) liabilities or obligations in the amounts reflected on, or reserved against, in the Company’s consolidated balance sheet as of March 31, 2007 (or the notes thereto) included in the Company’s financial statements, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2007, (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) fees and expenses actually incurred by the Company in connection with the transactions contemplated by this Agreement.

Section 3.10                  Absence of Certain Changes.

(a)   Since December 31, 2006 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b)   Since December 31, 2006, there has not been a Company Material Adverse Effect and there has not been any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c)   Since December 31, 2006 through the date of this Agreement, there has not been:

(i)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(ii)   any split, combination or reclassification of any of the capital stock or other equity interest of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other equity interest of the Company or any of its Subsidiaries;

(iii)  any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; or

(iv)  any amendments or changes in the Company Organizational Documents.

(d)  Except (A) as required pursuant to the terms of any Company Benefit Plan (or related trust agreement) as in effect on December 31, 2006, (B) as required to comply with applicable Law (including Section 409A of the Code), (C) during the period ended March 31, 2007,  in the ordinary course of business consistent with past practice with respect to any non-executive officer or employee of the Company or any of its Subsidiaries or (D) for the period commencing April 1, 2007, in the ordinary course of business consistent with past practice with respect to any person who is not a director of the Company or a Specified Employee, since December 31, 2006 through the date of this Agreement, there has not been any (1) grant or payment of any severance or termination benefits to any director, officer or employee of the Company or any of its Subsidiaries, (2) increase in the compensation, perquisites or benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, (3) grant of equity or equity-based awards that may be settled in Shares, preferred stock or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred stock or other Company securities or Subsidiary securities, (4) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries or (5) establishment or adoption of any new arrangement that would be a Company Benefit Plan or termination or amendment of any existing Company Benefit Plan.

Section 3.11  Litigation. Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or, to the Company’s Knowledge, investigations before any Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, other than any Legal Actions relating to the Merger and the other transactions contemplated by this Agreement. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12                  Contracts.

(a)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed in the Company SEC Documents or in the Public Fund SEC Documents; (ii) which constitutes a contract or commitment relating to material indebtedness of the Company or its Subsidiaries for borrowed money (whether incurred, assumed, guaranteed or secured by any asset); or (iii) which contains any provision that would prohibit or materially restrict the ability of the

Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged. Each (A) contract, arrangement, commitment or understanding set forth in Section 3.12(a) of the Company Disclosure Letter, (B) contract, arrangement, commitment or understanding described in clause (i) of this Section 3.12(a) whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents or the Public Fund SEC Documents and (C) agreement to which the Company or any of its Subsidiaries is a party and that is filed as an exhibit to a registration statement of a Public Fund as part of its Public Fund SEC Documents, whether or not described in clause (i) of this Section 3.12(a), is referred to herein as a ”Material Contract”.

(b)   (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Material Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Material Contract is so amended or terminated in accordance with its terms after the date hereof (provided such amendment or termination is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment or termination, the reference to “Material Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended and shall be deemed to exclude any such terminated contract), (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Material Contract, except where such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.13                  Benefit Plans.

(a)   Section 3.13(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of each material Company Benefit Plan. No entity other than the Company and its Subsidiaries is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code). With respect to each material Company Benefit Plan, and with respect to any Multiemployer Plan, to the extent in the Company’s possession or control, the Company has provided or made available to Parent true, complete and correct copies of (i) each such Company Benefit Plan; (ii) the most recent summary plan descriptions for each such Company Benefit Plan for which a summary plan description is required by applicable Law; (iii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (“IRS”); (iv) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS; (v) the most recent actuarial report and/or financial statements, to the extent that any such reports or financial statements are required under applicable Law to be prepared with respect to such Company Benefit Plan; and (vi) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(b)   Section 3.13(b) of the Company Disclosure Letter contains a list of each Company Benefit Plan subject to Title IV of ERISA or Section 412 of the Code. With respect to each such Company Benefit Plan (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred with respect to such Company Benefit Plan; (iii) neither the Company and its Subsidiaries nor the PBGC have instituted proceedings to terminate any such plan or made any inquiry that would reasonably be expected to lead to termination of any such plan, and, to the Company’s Knowledge, as of the date of this Agreement, no condition exists that presents a risk that the PBGC will institute such proceedings or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iv) the Company has not taken any steps to terminate any such plan and has no plans to take any such steps prior to the Closing. No Company Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c)   Each Company Benefit Plan, other than a Multiemployer Plan, that is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no such determination letter has been revoked nor, to the Knowledge of the Company has revocation been threatened. Each Company Benefit Plan, other than a Multiemployer Plan, has been established, funded and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions required by applicable Law to have been made by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been made in all material respects or, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, such contributions have been accrued in all material respects in accordance with GAAP.

(d)   There are no material Company Benefit Plans under which welfare benefits are provided to past employees or made available to present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws or other applicable Laws or the full cost of which is paid by such employees or their dependents. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, its Subsidiaries and each other entity that is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) have complied with the requirements of COBRA.

(e)   Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby (alone or in combination with any other event) would: (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, other than vesting to comply with Section 401(a) of the Code; (iv) trigger the funding of any compensation or benefits due to any current or former employee of the Company or its Subsidiaries; or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code pursuant to any Company Benefit Plan or other plan or agreement as in effect on the date of this Agreement, other than pursuant to any Company Benefit Plan listed in Section 3.13(e) of the Company Disclosure Letter.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, none of the Company, any of its Subsidiaries, or any Company Benefit Plan, nor to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(14) of ERISA) with respect to any Company Benefit Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan. With respect to any Company Benefit Plan, other than a Multiemployer Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but excluding routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in the case of both clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a material liability.

(g)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and, as of the date of this Agreement, there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14                  Taxes.

(a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects. There are no adjustments relating to such Tax Returns that have been proposed in writing by any Tax authority and there are no Tax liens on any of the Assets for Taxes that are not Permitted Liens.

(b)   The Company and its Subsidiaries have fully paid all material Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.

(c)   As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending. The Company has not received any written requests for information by any Tax authority that are currently outstanding that could adversely affect the Taxes of the Company or any of its Subsidiaries; and there are no proposed material reassessments received in writing by the Company of any property owned by the Company or any of its Subsidiaries or other proposals that could materially increase the amount of any Tax to which the Company or any of its Subsidiaries would be subject.

(d)   As of the date of this Agreement, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(e)   Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of Taxes after the Closing Date. Neither the Company nor any of its Subsidiaries has any liability as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company and its Subsidiaries are currently members, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.

(f)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.

(g)   Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.

Section 3.15                  Intellectual Property.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one or more of its Subsidiaries own all rights, title and interest in and to, or otherwise has a valid right to use, all Intellectual Property necessary to conduct their business as it is conducted as of the date of this Agreement; (ii) there are no Legal Actions instituted or pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened in writing since December 31, 2005 by any Person, contesting or challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of their business or alleging that such Intellectual Property infringes or otherwise violates the Intellectual Property of any third party; and to the Knowledge of the Company, no Person is infringing or otherwise violating any of the Intellectual Property owned or used by the Company or any of its Subsidiaries in any material respect; and (iii) neither the Company nor any of its Subsidiaries has received any written notice claiming that it has infringed or otherwise violated any Intellectual Property of any third party. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

(b)   Section 3.15(b) of the Company Disclosure Letter sets forth all material registered trademarks and registered service marks, trademark and service mark registration applications, domain name registrations, copyright registrations, copyright registration applications, patents and patent applications owned as of the date of this Agreement by the Company or its Subsidiaries.

Section 3.16                  Title to Real Properties. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and valid leasehold interests in all real property leased by them, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. With respect to all leases under which the Company or any of its Subsidiaries lease any real property, such leases are in good standing, valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases any existing default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, other than failures to be in good standing and defaults under such leases which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17                  Funds; Assets Under Management

(a)  The Aggregate Base Revenue Run-Rate is set forth in Section 3.17(a) of the Company Disclosure Letter.

(b)   Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2005, filed all Public Fund SEC Documents in compliance in all material respects with the Securities Act and the Investment Company Act, except where the failure by any such Public Fund to so file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)   Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law (except where failure to do so is not material to its business).

(d)   Each Fund currently is, and has since January 1, 2005 (or, if later, its inception), operated in compliance in all material respects (A) with applicable Law and (B) with its respective investment objectives, policies and restrictions.

(e)   The shares or units of each Fund (A) have been issued and sold in compliance with applicable Law in all material respects and (B) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law.

(f)    Since January 1, 2005, each Public Fund has filed all Public Fund SEC Documents in compliance in all material respects with applicable Law. Since January 1, 2005, each Public Fund’s (A) prospectus (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act and (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(g)   Each such Public Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act and, to the Knowledge of the Company, all such policies and procedures comply in all material respects with the applicable Law.

(h)   All payments made with respect to those Public Funds that are registered under the Investment Company Act as an open-end management investment company and relating to the distribution of their shares (other than payments that are not required by applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan adopted by such open-end Public Funds, and such payments and the operation of each such 12b-1 Plan complies in all material respects with Rule 12b-1 of the Investment Company Act and other applicable Law.

(i)    For all taxable years since its inception, each of the Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(j)    The most recent annual report to shareholders of each Public Fund, comprising part of the Public Fund SEC Documents of such Public Fund, describes the respective total net assets for each such Public Fund and the respective fees payable to the Investment Adviser Subsidiary by each Public Fund under the applicable Investment Advisory Arrangement, each as of the date of such annual report.

(k)   Each Investment Advisory Arrangement subject to Section 15 of the Investment Company Act to which any Investment Adviser Subsidiary is a party has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act. Since January 1, 2005, each such Investment Advisory Arrangement has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and with the Investment Company Act and other applicable Law, in each case, in all material respects.

(l)    Since January 1, 2005, each Investment Advisory Arrangement with a Client other than a Public Fund has been performed by the applicable Subsidiary in accordance with its terms and with the Advisers Act and other applicable Law, in each case, in all material respects.

Section 3.18                  Takeover Statutes; No Rights Agreement; Company Certificate.  The approval by the Company Board of this Agreement, the Merger and the other transactions contemplated by this Agreement constitutes approval of this Agreement, the Merger and the other transactions contemplated by this Agreement for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that none of the restrictions provided for in Section 203 of the DGCL apply or will apply to the execution, delivery, performance and consummation of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)   The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company Certificate (including article eleventh thereof) or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to the Company as a result of the transactions contemplated by this Agreement, including the Merger.

(c)   The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock upon a change in control of the Company.

Section   3.19   Opinion of Financial Advisor.   Goldman Sachs & Co. (the “Committee Financial Advisor”) has delivered to the Special Committee its written opinion (or oral opinion confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will provide to Parent a true, complete and correct copy of such written opinion solely for informational purposes following receipt thereof by the Special Committee.

Section 3.20   Brokers and Finders.   Other than the Committee Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21   Interested Party Transactions.   Except for employment Contracts entered into in the ordinary course of business consistent with past practice or filed as an exhibit to a Company SEC Document, Section 3.21 of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Contracts or other arrangements under which the Company has any existing or future liabilities required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each such Contract or other arrangement, an “Affiliate Transaction”).

Section 3.22   Indebtedness.   Section 3.22 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the outstanding indebtedness for borrowed money in excess of $1,000,000 of, and of the outstanding guarantees of indebtedness for borrowed money in excess of $1,000,000 of any Person by, the Company and each of its Subsidiaries.

Section 3.23   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter (the “Acquiror Disclosure Letter”) delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (it being understood that any information set forth in a particular section or subsection of the Acquiror Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1   Organization and Power.   Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time.

Section 4.2   Corporate Authorization.   Parent and Merger Sub each have the requisite corporate or other power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

Section 4.3   Enforceability.   This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (c) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 4.4   Required Filings and Consents.   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) applicable requirements of the Exchange Act; (c) compliance with and filings under (i) the HSR Act and (ii) any applicable requirements of any Foreign Merger Control Law; and (d) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

Section 4.5   Non Contravention.   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)   conflict with, or result in any breach of any provision of the organizational documents of either Parent or Merger Sub;

(b)   contravene or conflict with, or result in any violation of breach of, any Permit of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect; or

(c)   violate the provisions of any Law applicable to either Parent or Merger Sub or any of Merger Sub’s Subsidiaries except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

Section 4.6   Financing.   True, complete and correct copies of the following documents have been delivered to the Company: (i) the fully executed commitment letters, dated as of the date of this Agreement (the “Debt Financing Commitments”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Parent and/or Merger Sub the amounts set forth therein (the “Debt Financing”), and (ii) the fully executed equity commitment letters, dated as of the date of this Agreement, from the Guarantors (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms and conditions thereof, to provide or cause to be provided to Parent and/or Merger Sub the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Commitments are the only agreements that have been entered into by Parent or its Affiliates with respect to the Financing that contain conditions of the closing to the Financing. Except to the extent permitted by Section 5.13(c), none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except to the extent permitted by Section 5.13(c), each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and/or Merger Sub under any term or condition of the Financing Commitments. Parent and/or Merger Sub has fully paid any and all commitment fees or other fees incurred in connection with the Financing Commitments that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Commitments, together with cash on hand from operations of the Company and its Subsidiaries, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. There are no conditions precedent or other contingencies to the funding of the full amount of the Financing other than as set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties of the Company set forth in Article III of this Agreement and the Company’s compliance with its covenants herein required to be performed prior to the Effective Time, as of the date of this Agreement, Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the transactions contemplated by this Agreement or that the Financing will not be available to Parent and/or Merger Sub on the Closing Date.

Section 4.7   Operations of Parent and Merger Sub.   Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.8   Solvency.   Assuming (1) the Company is solvent immediately prior to the Effective Time, (2) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, or waiver of such conditions, and (3) the accuracy and completeness of the representations and warranties of the Company contained herein, after giving effect to all of the transactions contemplated hereby, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration and payment in respect of the Options contemplated by Section 2.4, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 4.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9   Guarantees.   Concurrently with the execution of this Agreement, Parent has caused each of the Guarantors to deliver to the Company a duly executed Guarantee. Each of the Guarantees is in full force and effect and is the valid, binding and enforceable obligation of the corresponding Guarantor, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under any of the Guarantees.

Section 4.10   Management Agreements.   Except as contemplated in this Agreement, there are no Contracts, understandings or arrangements between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand. Neither Parent nor Merger Sub, alone or together with any other Person, has been at any time, or became, an “interested stockholder” or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 4.11   No Other Representations and Warranties.   Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1   Conduct of Business of the Company.   Except as expressly required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations in all material respects in the ordinary course of business consistent with past practice, and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)   propose or adopt any changes to the Company Organizational Documents;

(b)   make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or membership interests; provided that the Company may continue to pay quarterly cash dividends not in excess of $0.24 per Share and with record dates for the quarterly periods ending September 30, 2007, December 31, 2007 and March 31, 2008 of no earlier than September 4, 2007, December 3, 2007 and March 3, 2008, respectively; and provided further that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter. This Section 5.1(b) shall not apply to dividends or distributions paid by a Subsidiary to the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c)   (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock or membership interests, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock, membership interests or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, membership interests or such securities or other rights, or offer to do the same, other than (A) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares and Company RSUs in connection with the forfeiture of such awards, and (D) the acquisition on the open market by the trustee of the Company 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, membership interests or such securities or rights other than (A) pursuant to the exercise of Company Stock Options and settlement of Company RSUs outstanding as of the date of this Agreement, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement, (B) as required pursuant to any Company Benefit Plan as in effect on the date of this Agreement and (C) the sale by the trustee of the Company 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d)   except (i) in the case of directors, officers and employees of the Company or its Subsidiaries (other than Specified Employees), in the ordinary course of business, (ii) as required pursuant to the terms of any Company Benefit Plan (or related trust agreement) as in effect on the date of this Agreement and, in the case of any material Company Benefit Plan, disclosed to Parent, (iii) as required to comply with Section 409A of the Code or (iv) as otherwise expressly permitted by this Agreement, (A) increase the compensation or benefits payable or to become payable to any past or present directors, officers or employees of the Company or its Subsidiaries or enter into any bonus or incentive arrangement with, or pay or promise to pay any bonus or incentive compensation to, any past or present directors, officers or employees of the Company or its Subsidiaries, (B) grant or pay any severance or termination pay to any of the past or present directors, officers or employees of the Company or its Subsidiaries, (C) enter into any new employment or severance agreement with any of its past or present directors, officers or employees of the Company or its Subsidiaries, (D) establish, adopt, enter into, amend or take any action to accelerate rights or fund benefits under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or (E) contribute any funds to a “rabbi trust” or similar grantor trust; provided, however, that subject to Section 5.1(q) the foregoing clauses (A), (C) and (D) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including cash incentive grants but excluding equity-based compensation) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(e)   sell, lease or otherwise dispose of any assets or securities with a value in excess of $10,000,000, including by merger, consolidation, asset sale or other business combination or by property transfer, other than (i) sales of assets or securities or licenses or other dispositions of Intellectual Property in the ordinary course of business consistent with past practice and (ii) sales of Seed Capital Investments;

(f)    other than in the ordinary course of business consistent with past practice or as required by the terms of any existing agreement to which the Company or any of its Subsidiaries is a party, mortgage or pledge any material assets (tangible or intangible and including stock or membership interest in a Subsidiary), or create, assume or suffer to exist any Liens thereupon, other than, in all cases, Permitted Liens;

(g)   make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination or make any purchases of any property or assets from any Person (other than a wholly owned Subsidiary of the Company), in all such cases other than (i) purchases of current assets in the ordinary course of business consistent with past practice and (ii) acquisitions of Seed Capital Investments;

(h)   take any action that (i) would prevent any Public Fund from qualifying as a “regulated investment company” under Section 851, or (ii) would be materially inconsistent with the prospectuses and other offering, advertising and marketing materials, as amended or supplemented, of any Public Fund then engaging in a public offering of its shares;

(i)    incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, other than (i) incurrence of indebtedness under the Company’s existing revolving credit facility that does not cause the principal amount of outstanding indebtedness under such credit facility to exceed $100,000,000 at any time and (ii) prepayments of indebtedness under the Company’s existing revolving credit facility;

(j)    make any loans, advances or capital contributions to, or investments in, any other Person, other than contributions or investments (i) to or in Subsidiaries, (ii) among Subsidiaries, (iii) between Subsidiaries and the Company, (iv) in Seed Capital Investments and (v) constituting advances of expenses to employees in the ordinary course of business consistent with past practice;

(k)   authorize or make any capital expenditure, other than capital expenditures during the period from the date hereof through the Closing Date in the ordinary course of business consistent with past practice not in excess of $5,000,000 in any one project or $12,000,000 in the aggregate;

(l)    change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, including writing down the value of inventory in any material manner, other than in any such case (i) in the ordinary course of business consistent with past practice, or (ii) as may be required by Law or GAAP;

(m)  waive, release, assign, settle or compromise any Legal Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $10,000,000 in the aggregate for all such Legal Actions, in any case without the imposition of any restrictions on the business and operations of the Company or any of its Subsidiaries;

(n)   (i) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, (ii) except as required by applicable Law, change any annual Tax accounting period or adopt or change any material Tax accounting method, or (iii) enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(o)   other than as otherwise permitted hereunder, enter into, amend in any material respect, waive any material right or obligation under or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(p)   enter into, or amend or modify in any material respect, any Material Contract (or any agreement that, if entered into prior to the date of this Agreement, would have been a Material Contract), except that the Company and the Subsidiaries may (i) other than in connection with and in respect of any Public Fund Consent contemplated in Section 5.14(b), enter into, amend or modify any Material Contract (or any agreement that, if entered into prior to the date of this Agreement, would have been a Material Contract) with a Public Fund in the ordinary course of business consistent with past practice and (ii) in connection with and in respect of any Public Fund Consent contemplated by Section 5.14(b), so long as the Company and the applicable Investment Adviser Subsidiary have complied with Section 5.14(b), enter into, amend or modify any Material Contract (or any agreement that, if entered into prior to the date of this Agreement, would have been a Material Contract) with a Public Fund;

(q)   hire or terminate any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position, except that the Company may (i) make terminations for cause (as defined, if applicable, in the relevant employment agreement) and (ii) hire, promote or appoint any person to replace any Executive Officer no longer employed by the Company or its Subsidiaries (other than as a result of the termination of such Executive Officer by the Company without cause) after consultation with Parent (it being understood that the Company will not hire a chief investment officer of the Company without Parent’s prior written consent); or

(r)    agree or commit to do any of the foregoing.

Section 5.2  Access to Information; Confidentiality.

(a)   Subject to applicable Law and the Confidentiality Agreement and, solely with respect to financing sources that are not a party to any Confidentiality Agreement as of the date of this Agreement, other confidentiality provisions reasonably acceptable to the Company, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or the performance of their duties) as Parent reasonably may request, and (ii) subject to applicable Law and the Company’s existing written policies with respect to the protection of employee privacy and protection of attorney-client privilege and attorney work product, all documents that Parent reasonably may request.

(b)   No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein. The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

(c)   All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives shall be kept confidential by Parent and its Representatives in accordance with the Confidentiality Agreement; provided that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing to the extent consistent with the terms of the Confidentiality Agreement with respect to Representatives thereunder or otherwise upon the prior written consent of the Company.

Section 5.3  Limitations on Solicitation.

(a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 5:00 p.m., New York City time, on July 19, 2007 (the “Solicitation Period End-Time”), the Company and its Representatives shall have the right (acting under the direction of the Special Committee, if in existence, and otherwise under the direction of the Company Board) to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information (but only pursuant to one or more Acceptable Confidentiality Agreements); provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or Merger Sub; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations or the making of any Takeover Proposal.

(b)   Subject to Section 5.3(c) and Section 5.3(e):

(i)    The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Time, approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal, or effect a Recommendation Change, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement relating to a Takeover Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

(ii)   Except with respect to any written Takeover Proposal received after the date hereof and prior to the Solicitation Period End-Time with respect to which the requirements of Sections 5.3(c)(i) and 5.3(c)(ii) have been satisfied as of the Solicitation Period End-Time and thereafter (any Person so submitting such a Takeover Proposal and any group that includes any such Person, so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Time include the lead investor in such group and constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Time, an “Excluded Party”), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Date, initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Takeover Proposal, or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations. Notwithstanding anything contained in this Section 5.3 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Takeover Proposal made by such Person fails to satisfy the requirements of Sections 5.3(c)(i) or 5.3(c)(ii), but in any event at the Excluded Party Period End-Time.

(iii)  Except as permitted with respect to an Excluded Party pursuant to Section 5.3(a) or Section 5.3(b)(ii), upon the Solicitation Period End-Time, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Takeover Proposal and request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person be returned or destroyed.

(c)  Notwithstanding anything to the contrary contained in Section 5.3(b), but subject to Section 5.3(a) and the last sentence of this paragraph, if at any time following the Solicitation Period End-Time and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Takeover Proposal from a third party that the Company Board (acting through the Special Committee, if in existence) determines in good faith to be bona fide, (ii) the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iii) such Takeover Proposal is not a result of the Company’s or its Representative’s intentional breach of this Section 5.3, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, and (B) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 5.3(b) or this Section 5.3(c), prior to obtaining the Requisite Stockholder Vote, the Company shall be permitted to take the actions described in Section 5.3(a) and clauses (A) and (B) above with respect to any Excluded Party so long as it remains an Excluded Party, including with respect to any amended proposal submitted by such Excluded Party following the Solicitation Period End-Time that continues to satisfy the requirements of Sections 5.3(c)(i) and 5.3(c)(ii), and the restrictions in this Section 5.3(c) shall not apply with respect thereto.

(d) Within 48 hours after the Solicitation Period End-Time, the Company shall notify Parent of the identity of all Excluded Parties, if any, and provide Parent a copy of each Takeover Proposal received from any Excluded Party (or, where no such copy is available, a written description of such Takeover Proposal). From and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives: (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal or proposals or offers with respect to a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent of the identity of such Person and provide to Parent a copy of such Takeover Proposal, inquiry or request (or, where no such copy is available, a written description of such Takeover Proposal, inquiry or request), including any material modification to any Takeover Proposal. The Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis (and in any event within 48 hours) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.3(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide information to Parent as required by Section 5.3(a), Section 5.3(c) or this Section 5.3(d). Except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms of this Section 5.3), the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(e)  Notwithstanding anything in Section 5.3(b)(i) to the contrary, if at any time prior to obtaining the Requisite Stockholder Vote, (i) (x) the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with outside legal counsel and its financial advisors, that a bona fide written Takeover Proposal received by the Company constitutes a Superior Proposal, (y) the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law and (z) such Takeover Proposal is not a result of the Company’s or its Representative’s intentional breach of Section 5.3, or (ii) in the absence of a Takeover Proposal, the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company Board (acting through the Special Committee, if in existence) may (I) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend or endorse, or propose publicly to recommend or endorse, any Takeover Proposal (a “Recommendation Change”), and/or (II) in the case of clause (i) above, cause the Company to terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (II), and any purported termination pursuant to the foregoing clause (II) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Company Termination Fee as required by Section 7.6(a)(ii) and (2) simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the “Alternative Acquisition Agreement”) and terminates this Agreement in compliance with Section 7.4(b); and provided, further that the Company Board (acting through the Special Committee, if then in existence) may not make a Recommendation Change or terminate this Agreement pursuant to the foregoing clause (II) unless (A) if the basis for such Recommendation Change or termination of this Agreement is a Superior Proposal from any Person other than an Excluded Party, the Company shall have complied with clauses (i) and (ii) below and (B) if the basis for such Recommendation Change or termination of this Agreement is a Superior Proposal from any Excluded Party, the Company shall have complied with clause (i) below:

(i)          the Company shall have provided prior written notice to Parent, at least three days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and other material documents, including the Alternative Acquisition Agreement. In the event of any material revisions to such Superior Proposal (including any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e)(i) with respect to such new written notice (except that the period of notice shall be 24 hours); and

(ii)   prior to effecting such Recommendation Change or terminating this Agreement to enter into the Alternative Acquisition Agreement, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(f)  Nothing contained in this Section 5.3 shall prohibit the Company Board (acting through the Special Committee, if in existence) from (1) complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders) or (2) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g)  The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

Section 5.4  Notices of Certain Events.

(a)   The Company will notify Parent and Merger Sub promptly (and promptly provide copies if applicable) of (i) any written or, to the Knowledge of the Company, oral communication from (x) any Governmental Entity or (y) any counterparty to any Contract in each case alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which causes, or would reasonably be expected to cause, any condition to the obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. With respect to any of the foregoing, the Company will consult with Parent and Merger Sub and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b)   Parent and Merger Sub will notify the Company promptly of (i) any written or, to the Knowledge of Parent or Merger Sub, oral communication from (x) any Governmental Entity or (y) any counterparty to any Contract (to the extent that Parent or Merger Sub is aware that such Person is a counterparty to a Contract), alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iv) any event, change, occurrence, circumstance or development which causes, or would reasonably expected to cause either the Debt Financing or the Equity Financing to become unavailable on the terms and conditions contemplated in the Financing Commitments or to otherwise be delayed, and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which Parent or Merger Sub learns and which causes, or is reasonably expected to cause, any condition to the obligations of Parent or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. With respect to any of the foregoing, Parent and Merger Sub will consult with the Company and its Representatives so as to permit the Company and Parent and Merger Sub and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.5  Stockholders Meeting; Proxy Material.

(a)   The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law and as provided in this Agreement (including postponing or adjourning the Company Stockholders Meeting if necessary to solicit additional votes and requested to do so by Parent) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement. Except to the extent the Company Board (acting through the Special Committee, if in existence) shall have withdrawn, modified or qualified the Company Board Recommendation as specifically permitted by Section 5.3(e) hereof, the Company shall include in the Company Proxy Statement the Company Board Recommendation and shall take all reasonable and lawful action to solicit the Requisite Company Vote. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall promptly submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Recommendation Change or proposed or announced any intention to do so.

(b)   In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement prepare the Company Proxy Statement and, as promptly as reasonably practicable after the Solicitation Period End-Time, file the Company Proxy Statement with the SEC, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) mail to its stockholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to any Company Stockholders Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement and any amendments or supplements thereto, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement or any amendments or supplements thereto under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its stockholders.

(c)   If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d)   The Company agrees that (i) none of the information included or incorporated by reference in the Company Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (all such other documents, the “Other Filings”) shall, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its Affiliates in connection with the preparation of the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein, and (ii) the Company Proxy Statement and the Other Filings that are filed by the Company shall comply as to form in all material respects with the requirements of the Exchange Act.

(e)   Parent and Merger Sub covenant that none of the information supplied by or on behalf of either Parent or Merger Sub for inclusion in the Company Proxy Statement or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6  Employees; Benefit Plans.

(a)   The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements, offer letters, offer summaries and other written arrangements, but excluding any commitment, understanding or promise to grant equity compensation) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans. Without limiting the generality of this Section 5.6(a), Section 5.6(b) and Section 5.6(c), during the Continuation Period, the Surviving Corporation shall maintain the severance plans of the Company and its Subsidiaries pursuant to their material terms as in effect at the Effective Time and shall provide any Employee whose employment is terminated by the Surviving Corporation or any of its Subsidiaries during the Continuation Period without cause (as determined by the Surviving Corporation) with severance and other separation benefits that are no less favorable in the aggregate than what would be payable to such Employee pursuant to the severance plan or policy that was applicable to such Employee as of the Effective Time; provided that, in the case of any material severance plan or policy of the Company or any Subsidiary, this covenant shall apply only with respect to such severance plan or policy to the extent the substantive terms and conditions of such plan or policy were disclosed to Parent prior to the date hereof. For purposes of determining the severance and other separation benefits to which an Employee shall become entitled pursuant to the preceding sentence, such Employee’s service with the Surviving Corporation, its Subsidiaries and all Pre-Closing Service shall be recognized.

(b)   For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), the Surviving Corporation shall cause each Employee to receive credit for all service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to which the Company and its Affiliates have given credit for prior service) to the extent recognized in any similar Company Benefit Plans in which such Employee participated immediately prior to the Closing (such service, “Pre-Closing Service”) for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) for purposes of benefit accrual under any defined benefit plan (other than a defined benefit plan that assumes the liabilities of a Company Benefit Plan), and (ii) to the extent such credit would result in a duplication of accrual of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Employee immediately will be eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)   During the Continuation Period, the Surviving Corporation will provide current employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with benefits under employee benefit plans (within the meaning of Section 3(3) of ERISA) and other perquisites and fringe benefits (collectively, “Employee Benefits”) that are no less favorable in the aggregate than the Employee Benefits provided by the Company and its Subsidiaries as in effect at the Effective Time; provided, however, that, subject to the requirements of the portion of this sentence that precedes this proviso, nothing herein shall (i) require that the Surviving Corporation maintain or continue any particular Company Benefit Plan or (ii) interfere with the Surviving Corporation’s right or obligation to make changes to any Company Benefit Plan or New Plan. Notwithstanding anything to the contrary set forth herein, subject to Section 5.6(a), nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.

(d)   The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director, independent contractor or consultant of the Company or its Subsidiaries or any other Person associated therewith shall be regarded as a third party beneficiary of this Section 5.6. No provision of this Agreement shall be construed as amending any Company Benefit Plan and any provisions hereof regarding Company Benefit Plans shall not become effective unless and until the Company Board or any other entity overseeing such Company Benefit Plans takes such action as they deem necessary and appropriate to implement such provisions. Neither the Company Board’s nor any other entities’ approval of this Agreement, nor the execution of this Agreement by an officer or director of the Company, shall constitute the required action.

Section 5.7  Directors’ and Officers’ Indemnification and Insurance.

(a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time (including with respect to any action or failure to take action occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby), Parent and the Surviving Corporation (each, an “Indemnifying Party”) will, jointly and severally, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document of the Company or any of its Subsidiaries), when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation. Parent shall, or shall cause the Surviving Corporation to, promptly advance all out-of-pocket expenses of each Indemnified Party in connection with any such claim, action, suit, proceeding or investigation as such expenses (including reasonable attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor; provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such claim, action, suit, proceeding or investigation. In the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party.

(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect, if available, the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (x) in satisfying its obligations under this Section 5.7(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount currently paid by the Company (which premiums are set forth in Section 5.7(b) of the Company Disclosure Letter), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 300% amount, and (y) in the event of the application of clause (x), any Indemnified Party, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by the Surviving Corporation in accordance with clause (x), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and, if available the Surviving Corporation shall acquire such additional coverage on behalf of such Person; provided that in the event any Indemnified Party makes such an election, such Indemnified Party shall pay the portion of the premium of such D&O Insurance in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.7. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current D&O Insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. In addition, if the Company has not purchased any such policy, the Surviving Corporation may acquire a six (6)-year pre-paid tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 5.7(b). In either case, any such policy, when fully paid for, shall be in lieu of satisfying the Surviving Company’s obligations pursuant to the first sentence of this Section 5.7(b). The obligation to maintain insurance provided in this Section 5.7(b) shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6)-year period, the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

(c)   Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or bylaws (or similar organizational documents) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the Indemnified Parties than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(d)   If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquirer of such assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.7.

(e)   The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational documents of the Surviving Corporation or any of its Subsidiaries) or otherwise.

Section 5.8  Commercially Reasonable Efforts.

(a)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from (A) any Governmental Entity and (B) any Clients and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, (I) any Governmental Entity and (II) any Client, (ii) making, as promptly as practicable (and in any event within ten (10) Business Days), an appropriate filing with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S.

Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, (iii) making, as promptly as practicable, appropriate filings under any Foreign Merger Control Law, if required, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement, (v) subject to first having used its commercially reasonable efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b)   Parent and Merger Sub and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, (y) as necessary to address good faith legal privilege or confidentiality concerns and (z) as necessary to comply with applicable Law. Neither Parent and Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)   Each of Parent and Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from (i) the FTC, (ii) the Antitrust Division, or (iii) any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent and Merger Sub or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with (A) the FTC, (B) the Antitrust Division, or (C) any Governmental Entity in connection with the transactions contemplated by this Agreement unless, except where prohibited by Law, it so consults with the other party in advance and, to the extent not prohibited by (I) the FTC, (II) the Antitrust Division, or (III) such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with (x) the FTC, (y) the Antitrust Division, or (z) any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its commercially reasonable efforts (Y) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used commercially reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (Z) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

Section 5.9  Public Announcements. Except with respect to any Recommendation Change or any other action taken in connection with Section 5.3 hereof, Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement.

Section 5.10  Stock Exchange Listing; Deregistration. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act.

Section 5.11  Fees and Expenses. All expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring those expenses, except as otherwise provided in Sections 5.7, 5.13 and 7.6; provided that Parent shall pay any filing fee under the HSR Act.

Section 5.12  Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Equity Financing Commitments, the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.13  Financing.

(a)   Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to provide and cause their respective Representatives (including legal and accounting advisors) to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections, pro forma financial statements and similar documents necessary, proper or advisable in connection with the Financing; provided that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, credit agreements, notes, mortgages, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters as of the Effective Time), (iv) reasonably facilitating the pledging of collateral effective on or after the Effective Time (including cooperation in connection with the pay-off of existing indebtedness (if requested by Parent) and the release of related Liens), (v) furnishing Parent and its Financing sources with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information and other information of the type required by Regulation S-X (other than Rule 3-10 of Regulation S-X) and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing

Commitments, assuming that such offerings(s) were consummated at the same time during the Company’s fiscal years as the offerings(s) of debt securities contemplated by the Debt Financing Commitments, or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments (all such information in this clause (v) (“Required Financial Information”), including execution and delivery of customary representation letters in connection with bank information memoranda, offering documents, private placement memoranda and other similar documents, (vi) providing assistance to Parent and Merger Sub in connection with the satisfaction of the conditions set forth in the Debt Financing Commitments, (vii) obtaining accountants’ comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Parent, (viii) providing monthly financial information within twenty-five (25) days of the end of each month prior to the Closing Date that is of the same nature and scope as the monthly financial information that the Company prepared on a monthly basis prior to the date of this Agreement, (ix) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) if required in connection with the Debt Financing, establish bank and other accounts and blocked account agreements and lock box arrangement in connection with the foregoing, (x) if required in connection with the Debt Financing, obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts and (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with cash on hand from operations of the Company and its Subsidiaries, to be made available to the Surviving Corporation immediately following the Effective Time; provided that neither of the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liabilities that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. The Company will periodically update any such Required Financial Information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that such Required Financial Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. Parent shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information provided by the Company or any of its Subsidiaries). The Company shall have the right to consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing (such consent not to be unreasonably withheld, delayed or conditioned).

(b)   Parent and Merger Sub shall use all commercially reasonable efforts to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof or otherwise so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using all commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and/or Merger Sub, and (ii) satisfy on a timely basis all conditions applicable to Parent and/or Merger Sub in such definitive agreements that are within their control. For the avoidance of doubt, if (i) all or any portion of the Debt

Financing structured as privately offered notes has not been received by Parent or Merger Sub by the time that all of the conditions to Closing in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived and (ii) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing) are available on the terms and conditions set forth in the Debt Financing Commitments (or in alternative financing therefor), then Parent or Merger Sub shall borrow under such bridge financing (or alternative financing), and cause the proceeds of such bridge financing (or alternative financing) to be used to replace such privately offered note financing, no later than the last day of the Marketing Period or the date on which the conditions in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived, whichever is later. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use all commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event of unavailability (but in any event no later than the Outside Date), alternative financing from alternative sources in an amount that will enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement and that are on terms no less favorable to Parent, Merger Sub and the Company (as determined in the reasonable judgment of Parent), it being understood that such alternative financing shall not (i) impose new, additional or modified conditions to the receipt of the Financing as set forth in the Debt Financing Commitments or (ii) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

(c)   Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that would be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI. Notwithstanding anything in this Agreement to the contrary, one or more Financing Commitments may be superseded at the option of Parent and Merger Sub after the date of this Agreement but prior to the Effective Time by new financing commitments (the “New Financing Commitments”) which replace existing Financing Commitments; provided, that (i) the terms of the New Financing Commitments shall not (A) impose new, additional or modified conditions to the receipt of the Financing as set forth in the Financing Commitments or (B) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI and (ii) Parent may not replace Equity Financing with Debt Financing. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

(d)   In no event shall Parent or any of its Affiliates (which for purposes of this Section 5.13(d) shall be deemed to include each direct or indirect investor or potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person any financial advisory role on an exclusive basis, or (ii) engage any bank or investment bank or other provider of financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in the case of clauses (i) and (ii) in connection with the Merger or the other transactions contemplated hereby; provided, however, that Parent may engage one provider of financing and one financial advisor, in each case, on an exclusive basis; and provided, further, that following the Solicitation Period End-Time, Parent may engage one additional provider of financing and one additional financial advisor, in each case, on an exclusive basis. Notwithstanding anything herein to the contrary, each of the Guarantors shall be permitted to enter into exclusive equity investor arrangements with and among each other in connection with the Merger or the other transactions contemplated hereby.

(e)   Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

Section 5.14                  Investment Advisory Arrangement Consents.

(a)   Consents by Clients Other Than Public Funds. If consent to the assignment or deemed assignment of an Investment Advisory Arrangement with Clients (other than Public Funds) of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement is required by applicable Law or by such Client’s Investment Advisory Arrangement, as soon as reasonably practicable following the date of this Agreement, the Company and each such Subsidiary shall send a notice (the “Notice”) informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment of such Client’s Investment Advisory Arrangement. The Company and each such Subsidiary shall also send a written notice (the “Negative Consent Notice”) to such Clients (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client:  (i) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Advisory Arrangement; (ii) of the intention of the Company or such Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iii) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination. Parent agrees that consent for any Investment Advisory Arrangement with such a Client (other than a Public Fund) to the assignment or deemed assignment resulting from the transactions contemplated by this Agreement shall be deemed given for all purposes hereunder (the “Non-Public Fund Client Consent”) (A) if no consent is required under applicable Law or the applicable Investment Advisory Arrangement, (B) upon receipt of the written consent requested in the Notice or (C) if such consent is required under applicable Law or the applicable Investment Advisory Arrangement and the written consent requested in any Notice or Negative Consent Notice is not received within forty-five (45) days of mailing such Notice or Negative Consent Notice, upon expiration of the forty-five (45) day period; provided that the applicable Client shall not have affirmatively stated to the Company or any Subsidiary that it does not so consent and shall not have terminated or given notice of its intent to terminate its Investment Advisory Arrangement prior to the Closing.

(b)   Consents by Public Fund Clients. Without limiting the generality of Section 5.8, the Company and each Investment Adviser Subsidiary that provides investment advisory services to a Public Fund shall use its commercially reasonable efforts to, in accordance with applicable Law, (i) as promptly as practicable after the date of this Agreement obtain the approval of each of the Public Fund Boards of a new Investment Advisory Arrangement, to be effective as of the Closing Date, containing terms, taken as a whole, that are no less favorable to the Company and each applicable Investment Advisory Subsidiary than the applicable existing Investment Advisory Arrangement and (ii) request the Public Funds to obtain, as promptly as practicable after the Solicitation Period End-Time, the necessary approval of the shareholders of each Public Fund (except if not required under the Investment Company Act with respect to any Public Funds not sponsored by the Company or its Subsidiaries) of such new Investment Advisory Arrangement containing terms, taken as a whole, that are no less favorable to the Company and each applicable Investment Advisory Subsidiary than the applicable existing Investment Advisory Arrangement. The parties agree that consent for any Investment Advisory Arrangement with a Public Fund (“Public Fund Consent”) shall be deemed given for all purposes under this Agreement if a new Investment Advisory Arrangement has been approved in accordance with the preceding sentence and is in full force and effect at the Closing; provided that the term “Public Fund Consent” shall not include any interim Investment Advisory Arrangement approved in accordance with Rule 15a-4 under the Investment Company Act. In the event that a Public Fund Consent is not obtained prior to the Closing, the Company (or the applicable Investment Adviser Subsidiary) may, in its sole discretion, request the board of directors or trustees of such

Public Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Investment Advisory Arrangement, to be effective immediately following the Closing, for each such Public Fund with the Investment Adviser Subsidiary containing the same terms and conditions as the existing applicable Investment Advisory Arrangement (except as permitted under Rule 15a-4 under the Investment Company Act) with each such Public Fund. In the event that the provisions of Rule 15a-4 under the Investment Company Act are utilized, the Company and the Parent and shall use commercially reasonable efforts to obtain the required shareholder consents as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim contracts).

(c)   In connection with obtaining the Client consents and other actions required by subsections (a) and (b) of this Section 5.14, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents and, upon Parent’s request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process.

(d)   In connection with obtaining the Client consents required under subsection (a) of this Section 5.14, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution.

Section 5.15  Public Fund Proxy Statements; Registration Statements.

(a)   As promptly as practicable following approval of the Public Fund Boards described in Section 5.14, the Company will (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) prepare and file proxy materials for the Public Fund shareholder meeting to approve the new Investment Advisory Arrangement. In connection with such proxy materials, Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (i) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) provide reasonable comments on such material which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include.

(b)   As soon as possible following the date hereof, the Company shall, and shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Public Fund’s affairs as a consequence of the Merger, and (ii) make any other filing necessary under any applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of that Public Fund to continue. Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 5.15(a).

Section 5.16                  Section 15(f) of the Investment Company Act.

(a)   Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause each of its Affiliates to, conduct its business and use commercially reasonable efforts to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, the Parent or any of its Affiliates, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement.

(b)   For a period of three (3) years from the Closing, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Investment Advisory Arrangement between Parent or any of its Affiliates and any registered investment company managed or advised by any of the Company or its Subsidiaries as of the date of this Agreement, without first obtaining a covenant in all material respects the same as that contained in this Section. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section are intended only for the benefit of such parties and for no other Person.

Section 5.17  Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18  Resignations. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective, as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.

Section 5.19  Other Actions. Each party agrees that, from the date of this Agreement to the Effective Time, it shall use commercially reasonable efforts not to take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied.

Section 5.20  Arrangements with Company Employees and Directors. In the event Parent, Merger Sub or any Guarantor or any of their respective Affiliates, on the one hand, enters into any Contracts or other understandings or arrangements with any Company employee or director, on the other hand, Parent will promptly notify the Company of the existence of any such Contract, understanding or arrangement and the material terms thereof; provided that none of Parent, Merger Sub or any Guarantor or any of their respective Affiliates shall enter into any such Contract, understanding or arrangement, or discuss or otherwise convey any proposal related thereto, to any Company employee or director prior to the Solicitation Period End-Time (as defined herein).

Section 5.21  Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1  Conditions to the Obligations of Each Party. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)  Stockholder Approval. The Requisite Stockholder Vote shall have been obtained.

(b) Regulatory Approvals. (a) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (b) if any Foreign Merger Control Law is applicable to the transactions contemplated hereby, then the applicable Governmental Entity shall have given all necessary approvals or consents, except for those approvals or consents the failure of which to obtain would not be material to the Company and its Subsidiaries, taken as a whole.

(c)  No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) which is then in effect that enjoin or otherwise prohibit consummation of the Merger. No Governmental Entity shall have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit consummation of the Merger.

Section 6.2   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. (i) the representation and warranty of the Company set forth in Section 3.10(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.18, 3.20 and 3.22 shall be true and correct in all material respects (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or words of similar meaning set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such time, and (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or words of similar meaning set forth therein), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or with respect to a particular period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or for such period. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)  Revenue Run-Rate. The Revenue Run-Rate Requirement shall be satisfied.

Section 6.3  Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent the facts or matters causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Merger Sub Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be expected to have a Merger Sub Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

Section 6.4  Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1   Termination by Mutual Consent.   This Agreement may be terminated at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2   Termination by Either Parent or the Company.   This Agreement may be terminated by either Parent or the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:

(a)   Whether prior to or after the satisfaction of the condition set forth in Section 6.1(a), if the Merger has not occurred on or before March 19, 2008 (the “Outside Date”);

(b)   If this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Stockholder Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c)   if any Law or Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

provided that in each case the right to terminate this Agreement under this Section 7.2 will not be available to any party to this Agreement whose material breach of any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of a condition to the Merger.

Section 7.3   Termination by Parent.   This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)   if, (i) the Company Board (or the Special Committee) shall have made a Recommendation Change, (ii) the Company Board (or the Special Committee) approves, endorses or recommends any Takeover Proposal other than the Merger, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement to the extent required pursuant to Section 5.5 or (iv) the

Company or the Company Board (or the Special Committee) publicly announces its intention to do any of the foregoing, in any case, whether or not permitted by Section 5.3; or

(b)   if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied.

Section 7.4   Termination by the Company.   This Agreement may be terminated by the Company (acting through the Special Committee, if then in existence):

(a)   if, at any time prior to the Effective Time, a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(b)   prior to obtaining the Requisite Stockholder Vote, pursuant to and in accordance with Section 5.3(e); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this Section 7.4(b) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee in the manner provided for in Section 7.6(a); or

(c)   if (i) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or waived and (ii) on or prior to the last day of the Marketing Period, neither Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the Debt Financing in an amount sufficient to consummate the transactions contemplated by this Agreement.

Section 7.5   Effect of Termination.   If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of Section 5.2(c), Section 5.11, the indemnity and reimbursement provisions of Sections 5.13(a), this Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement; provided, however, that except as otherwise provided in Section 7.6 and Section 8.11,  nothing herein shall relieve any Party from liabilities for damages incurred or suffered by any other Party as a result of any willful or intentional material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied.

Section 7.6   Payment of Fees Following Termination.

(a)   The Company will pay, or cause to be paid, to an account or accounts designated by the Guarantors, by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

(i)    if this Agreement is terminated by Parent pursuant to Section 7.3(a), in which event payment will be made within two (2) Business Days after such termination;

(ii)   if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination; or

(iii)  if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known publicly and not withdrawn prior to the termination of this Agreement, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a)  or Section 7.2(b) or by Parent pursuant to Section 7.3(b) and (C) within nine (9) months following the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for the implementation of any Takeover Proposal or the Company thereafter consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement, less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.6(b) by the Company. For purposes of this Section 7.6 only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by “more than 50%.”

(b)   If this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.2(b) under circumstances in which the Company Termination Fee is not then payable pursuant to this Section 7.6, then the Company shall pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the Financing (“Parent Expenses”) as directed by the Guarantors in writing, which amount shall not be greater than $20,000,000; provided that the existence of circumstances that could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.6(a)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.6(b); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 7.6(b) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.6(a) except to the extent indicated in Section 7.6(a)(iii).

(c)   In the event that this Agreement is terminated by the Company pursuant to Section 7.4(c), then Parent shall pay, or cause to be paid, to an account designated by the Company, by wire transfer of immediately available funds, an amount equal to the Parent Termination Fee, as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination.

(d)   In no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion.

(e)   (i) Notwithstanding anything to the contrary in this Agreement but subject to clause (ii) below, if in circumstances in which the Parent Termination Fee becomes payable, neither the Guarantors, Parent nor Merger Sub are in breach of this Agreement such that (but for Parent’s failure to satisfy its obligations under Section 2.1(d)) the conditions in Section 6.3(a) and Section 6.3(b) would otherwise be satisfied (other than receipt of the certificates referred to therein) (a “Non-Breach Financing Failure”), the sole and exclusive remedy of the Company against the Guarantors, Parent, Merger Sub and any of their former, current or future general or limited partners, members of stockholders or against any of their former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each, a “Specified Person”) for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated shall be the right to terminate this Agreement pursuant to Section 7.4(c) and to receive payment of the Parent Termination Fee in accordance with this Section 7.6(e) and the terms of the Guarantees, and upon payment of the Parent Termination Fee in accordance with this Section 7.6(e), none of the Specified Persons shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby, other than for fraud and (ii) notwithstanding clause (i) of this Section 7.6(e) or anything else in this Agreement to the contrary and whether or not this Agreement shall have been terminated, in no event shall the Company or its Subsidiaries, as a group, on the one hand, or the Guarantors, Parent, Merger Sub and the Specified Persons as a group, on the other hand, be liable for any losses or damages relating to or arising out of this Agreement, the Equity Financing Commitments or the transactions contemplated hereby and thereby (including breaches by Parent or Merger Sub of any representations, warranties, covenants and agreements contained herein or therein) in excess of $400,000,000 in the aggregate for each such group (inclusive of any obligation to pay the Company Termination Fee or the Parent Termination Fee, as applicable), other than for fraud. For the avoidance of doubt, notwithstanding anything herein to the contrary, (1) in no event shall the Company, on the one hand, or the Guarantors, Parent, Merger Sub and the Specified Persons, on the other hand, seek to recover any money damages in excess of $400,000,000 in the aggregate from the other, except for fraud, (2) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee and (3) in no event shall any “Guarantor Affiliate” (as defined in the Guarantees) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(f)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee, as the case may be, is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.6 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.

(g)   If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and/or Merger Sub in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(h)   If Parent fails to pay as directed in writing by the Company any amounts due to accounts designated by the Company pursuant to this Section 7.6 within the time periods specified in this Section 7.6, Parent shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 7.7   Amendment.   This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof; provided, however, that (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company (acting through the or on the recommendation of Special Committee, if then in existence). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8   Extension; Waiver.   At any time prior to the Effective Time, Parent (for itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.1   Survival.   None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.1 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Sections 7.5 (and the Sections referred to therein) and 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2   Governing Law.   This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.3   Submission to Jurisdiction.   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.4   Waiver of Jury Trial.   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4.

Section 8.5   Notices.   Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to:

Windy City Investments, Inc.
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Chicago, Illinois
Facsimile:    (312) 895-1001
Attention:    Mark B. Tresnowski, Esq.

with copies (which will not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile:    (312) 861-2200
Attention:    Richard W. Porter, P.C. and Robert M. Hayward, Esq.

If to the Company, to:

Nuveen Investments, Inc.
333 W. Wacker Drive
Chicago, IL 60606
Facsimile:    (312) 917-7952
Attention:    John L. MacCarthy, Esq.

with copies (which will not constitute notice to the Company) to each of:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Facsimile:    (212) 474-3700
Attention:    Robert I. Townsend, III, Esq.

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Facsimile:    (312) 902-1061
Attention:    Herbert S. Wander, Esq.
                       Jeffrey R. Patt, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.5, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.5 and appropriate confirmation is received.

Section 8.6   Entire Agreement.   This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.7   No Third Party Beneficiaries.   This Agreement is not intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge (i) that the agreements and covenants contained in Section 5.7 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs and legal representatives (each such Indemnified Party, a “Third Party Beneficiary”), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against the Surviving Corporation in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto and (ii) following the Effective Time, the provisions of Article II shall be enforceable by holders of Common Stock, Company Stock Options and Company RSUs.

Section 8.8   Severability.   The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.9   Rules of Construction.   The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.10                   Assignment.   This Agreement may not be assigned by any party without the prior written consent of the other party whether by operation of Law or otherwise. Any purported assignment not permitted under this Section 8.10 will be null and void ab initio. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and assigns.

Section 8.11                   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which Parent and Merger Sub is entitled at law or in equity. The Company agrees that it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. For the avoidance of doubt, the parties agree (a) the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement nor to enforce specifically the terms and provisions of this Agreement, (b) in the event of a Non-Breach Financing Failure, the Company’s sole and exclusive remedy shall be the right to terminate this Agreement pursuant to Section 7.4(c) and to receive payment of the Parent Termination Fee and (c) the liability for losses and damages of the Company or its Subsidiaries, as a group, on the one hand, and the Guarantors, Parent, Merger Sub and the Specified Persons, as a group, on the other hand, shall be limited as set forth in Section 7.6(e).

Section 8.12                   Stockholder Litigation.   In the event that any stockholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld or delayed). The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or members of the Company Board and keep Parent reasonably informed with respect to the status thereof.

Section 8.13   Counterparts; Effectiveness.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WINDY CITY INVESTMENTS, INC.
By:	/s/ MARK B. TRESNOWSKI
Name:	/s/ Mark B. Tresnowski
Title:	General Counsel
WINDY CITY ACQUISITION CORP.
By:	/s/ MARK B. TRESNOWSKI
Name:	/s/ Mark B. Tresnowski
Title:	General Counsel
NUVEEN INVESTMENTS, INC.
By:	/s/ JOHN P. AMBOIAN
Name:	/s/ John P. Amboian
Title:	President

APPENDIX B

PERSONAL AND CONFIDENTIAL

June 19, 2007
Special Committee of the Board of Directors	Board of Directors
Nuveen Investments, Inc.	Nuveen Investments, Inc.
333 West Wacker Drive	333 West Wacker Drive
Chicago, IL 60606	Chicago, IL 60606

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Nuveen Investments, Inc. (the “Company”), other than Shares held by affiliates of the Company who have an understanding, arrangement or other agreement with Parent (as defined below) or its affiliates (the “Excluded Shares”), of the $65.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 19, 2007 (the “Agreement”), by and among Windy City Investments, Inc. (“Parent”), Windy City Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company from time to time, including having acted as a co-manager with respect to the secondary offering of its shares of common stock by The St. Paul Travelers Companies, Inc. in April 2005 and as a co-manager with respect to the offering by the Company of its 5.00% 10-year Senior Notes and its 5.50% 15-year Senior Notes (aggregate principal amounts $250,000,000 and $300,000,000, respectively) in September 2005.

We also have provided and are currently providing certain investment banking and other financial services to Madison Dearborn Capital Partners, LLP (“Madison Dearborn”), an affiliate of Parent, and its affiliates and portfolio companies, including having acted as financial advisor to Boise Cascade LLC, a portfolio company of Madison Dearborn, in connection with its sale of approximately 2.2 million acres of timberlands to Forest Capital Partners LLC in February 2005; as lead manager with respect to the offering of 15,500,000 shares of common stock of Packaging Corporation of America, a portfolio company of Madison Dearborn, in December 2005; as co-manager with respect to the offering by Intelsat Limited, a portfolio company of Madison Dearborn, of its 9.25% Senior Notes due 2016, its LIBOR plus 600 basis points Floating Rate Notes due 2013 and its 11.25% Senior Notes due 2016 (aggregate principal amounts $750,000,000, $260,000,000 and $1,330,000,000, respectively) in June 2006; and as financial advisor to Madison River Capital LLC, a former portfolio company of Madison Dearborn, in connection with its sale to CenturyTel Inc. in May 2007.

We also have provided and are currently providing certain investment banking and other financial services to Merrill Lynch & Company, Inc. (“Merrill Lynch”), an affiliate of Parent, and its affiliates and portfolio companies, including having acted as co-manager  with respect to the offering by Spirit Group, a portfolio company of Merrill Lynch, of its 4.375% Euro denominated 10-year bonds (aggregate principal amount €750,000,000) in November 2004; as co-manager with respect to the offering by The Hertz Corporation (“Hertz”), a portfolio company of Merrill Lynch, of its 8.875% Senior Notes due 2014, its 10.50% Senior Subordinated Notes due 2016 and its 7.785% Senior Notes due 2014 (aggregate principal amounts of $1,800,000,000, $600,000,000 and €225,000,000, respectively) in November 2005; as co-manager and lender with respect to the term facilities and asset backed securitization facilities of Hertz in November 2005; as a lender in connection with a bridge loan extended to Hertz (aggregate principal amount of $1,000,000,000) in June 2006; as co-manager with respect to the offering by HCA Inc., a portfolio company of Merrill Lynch, of its 9.125% Senior Secured Second Lien Notes due 2014, its 9.25% Senior Secured Second Lien notes due 2016 and its Senior Secured Second Lien Toggle Notes due 2016 (aggregate principal amounts of $1,000,000,000, $3,200,000,000 and $1,500,000,000, respectively) in November 2006; as co-manager with respect to the public offering of 88,235,000 shares of common stock of Hertz in November 2006; and as co-manager with respect to the public offering of 51,750,000 shares of common stock of Hertz in June 2007.

We also have provided and are currently providing certain investment banking and other financial services to Wachovia Corporation (“Wachovia”), an affiliate of Parent, and its affiliates and portfolio companies, including having acted as co-lead manager with respect to the offering by Wachovia of its 5.80% Wachovia Income Trust Securities (aggregate principal amount $2,500,000,000) in February 2006 and as a financial advisor in connection with Wachovia’s acquisition of Westcorp and all of the outstanding shares of WFS Financial Inc. not owned by Westcorp in March 2006.

We also have provided certain investment banking and other financial services to Deutsche Bank AG (“Deutsche Bank”), an affiliate of Parent., and its affiliates and portfolio companies from time to time.

We also may provide investment banking and other financial services to the Company, Parent, Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking and other financial services, we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent, Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company, Parent, Merrill Lynch, Wachovia, Deutsche Bank, and affiliates and portfolio companies of Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with Madison Dearborn, Merrill Lynch, Wachovia and Deutsche Bank and their respective affiliates and such affiliates of Goldman, Sachs & Co. may have invested in and may invest in the future in limited partnership units of affiliates of Madison Dearborn,

Merrill Lynch, Wachovia and Deutsche Bank. Goldman, Sachs & Co. also engages in the asset management business and competes with the business of the Company.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the asset management industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or of the investment vehicles managed by the Company and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company or any other alternative transaction, but have been so authorized in accordance with the Agreement to solicit such indications of interest for a prescribed period following the execution of the Agreement, subject to the terms, conditions and procedures set forth therein. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company and the Special Committee in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $65.00 per Share in cash to be received by the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

APPENDIX C

June 19, 2007

Special Committee of the Board of Directors
Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, IL 60606

Board of Directors
Nuveen Investments, Inc.
333 West Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

Nuveen Investments, Inc. (“Nuveen”), Windy City Investments, Inc. (“Parent”) and a wholly-owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of June 19,  2007 (the “Agreement”), pursuant to which Merger Sub will be merged with and into Nuveen, with Nuveen as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Nuveen common stock issued and outstanding immediately prior to the Merger (“Nuveen Common Stock”), except for those certain shares as specified in the Agreement, will be converted into the right to receive cash in an amount equal to $65.00 per share (the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to holders of Nuveen Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Nuveen that we deemed relevant; (iii) internal financial projections for Nuveen for the years ending December 31, 2007, through December 31, 2010, as provided by and reviewed with senior management of Nuveen; (iv) certain audited financial statements and other historical financial information of Parent as provided by Parent that we deemed relevant in determining Parent’s ability to undertake the Merger; (v) the publicly reported historical price and trading activity for Nuveen Common Stock, including a comparison of certain financial and stock market information for Nuveen and similar publicly available information for certain other companies the securities of which are publicly traded; (vi) the financial terms of certain recent business combinations in the asset management industry, to the extent publicly available; (vii) the current market environment generally and the asset management environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Nuveen the business, financial condition, results of operations and prospects of Nuveen.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Nuveen and Parent or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Nuveen and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Nuveen or Parent or any of their

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subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

With respect to the internal financial projections of Nuveen provided by and reviewed with the senior management of Nuveen and used by us in our analyses, Nuveen’s  management confirmed to us that they reflected the best currently available estimates and judgments of senior management with respect to the future financial performance of Nuveen and we assumed that such performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Nuveen’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Nuveen and Parent will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. We express no opinion as to the legal, accounting, executive compensation and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Nuveen Common Stock may trade at any time.

Pursuant to our engagement letter dated June 16, 2007, our opinion is directed to the Special Committee in connection with its consideration of the Merger. At the request of the Special Committee, our opinion also is being provided to the Board of Directors of Nuveen and is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Nuveen Common Stock. We were not asked, and we did not seek out, any alternative strategies or offers from any other third parties and Sandler O’Neill did not evaluate the process through which the offer from Parent that resulted in the execution of the Agreement was obtained, or any other offer considered by Nuveen prior to determining to pursue the Merger. Our opinion is not a recommendation to any holder of Nuveen Common Stock as to how such holder should vote with respect to the Merger and does not address the underlying business decision of Nuveen to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Nuveen or the effect of any other transaction in which Nuveen might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for rendering this opinion and such fee is not contingent on whether the Merger closes. Nuveen has also agreed to indemnify us against certain liabilities arising out of our engagement. We have not received any investment banking fees from Nuveen in the last two (2) years.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Sandler O’Neill and their affiliates. We may also actively trade the equity or debt securities of Nuveen or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of Nuveen Common Stock.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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APPENDIX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NUVEEN INVESTMENTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

[•], 2007

[•] local time

[•]

[Nuveen Logo]	PROXY

This proxy is solicited by the Board of Directors of Nuveen Investments, Inc. for use at the Special Meeting of Stockholders of Nuveen Investments, Inc. on [•].

This proxy, when properly executed, will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2.

By signing this proxy, you revoke all prior proxies and appoint [•], and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournments or postponements thereof.

See Reverse Side for Voting Instruction

Address Change (Mark the corresponding box on the reverse side)

________________________________________________________________________

________________________________________________________________________

SEE REVERSE SIDE	SEE REVERSE SIDE

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to [•] Follow the steps outlined on the secured website.		Call Toll-Free [•] within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

If you vote over the Internet or by telephone, please do not mail your card.

________________________________________________________________________________________________

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

________________________________________________________________________________________________

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of June 19, 2007, among Nuveen Investments, Inc., Windy City Investments, Inc. and Windy City Acquisition Corp., which provides for the merger of Windy City Acquisition Corp., a wholly owned subsidiary of Windy City Investments, Inc., with and into Nuveen Investments, Inc., with Nuveen Investments, Inc. continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Nuveen Investments, Inc. into the right to receive $65.00 in cash, without interest.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Any of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

MARK HERE FOR ADDRESS CHANGE (SEE REVERSE SIDE)    ☐

Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:	Signature:	Date: